UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.)

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Prologis, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Pier 1, Bay 1

San Francisco, California 94111

March 23, 2012

Dear Stockholder:

You are cordially invited to attend the 2012 Annual Meeting of Stockholders of Prologis, Inc. which will be held on May 3, 2012 at 2:00 p.m., Pacific time, at Prologis’ corporate headquarters in San Francisco, California. Details of the business to be conducted at the meeting and information about the annual meeting and the matters on which the stockholders will act are included in the Notice of 2012 Annual Meeting of Stockholders and Proxy Statement that follow.

Your vote is important. Whether or not you plan to attend the annual meeting, it is important that your shares be represented and voted at the annual meeting. We urge you to promptly vote or authorize your proxy to vote electronically through the Internet, by telephone or, if you have requested and received a printed copy of the proxy statement, by completing, signing, dating, and returning the proxy card enclosed with the proxy statement. Returning your proxy card does not deprive you of your right to attend the meeting and vote your shares in person.

We are pleased to be furnishing proxy materials to our stockholders primarily on the Internet instead of delivery by mail. We believe that electronic delivery should expedite stockholders’ receipt of proxy materials, while also lowering the cost of delivery and reducing the environmental impact of our annual meeting.

As of today, we have mailed to our stockholders a Notice of Annual Meeting and Internet Availability of Proxy Materials containing instructions on how to access our 2012 Proxy Statement and 2011 Annual Report and vote online. This notice also includes instructions on how to receive the proxy materials through e-mail and how to receive printed copies of the proxy materials through the mail. If you received your annual meeting materials through e-mail, the e-mail contained voting instructions and links to the 2012 Proxy Statement and 2011 Annual Report on the Internet, which are both available electronically at www.proxyvote.com.

We encourage you to read our 2011 Annual Report and hope you will find it interesting and useful.

On behalf of the board of directors, we would like to express our appreciation for your continued interest in Prologis.

Sincerely,

HAMID R. MOGHADAM	WALTER C. RAKOWICH
Chairman and Co-Chief Executive Officer	Co-Chief Executive Officer and Director

This proxy statement and accompanying form of proxy are first being made available to you on or about March 23, 2012.

Every stockholder’s vote is important. Please authorize your proxy through the Internet, by telephone, or complete, sign, date, and return your proxy card.

NOTICE OF 2012 ANNUAL MEETING

OF STOCKHOLDERS

2:00 p.m, May 3, 2012

Prologis Corporate Headquarters

Pier 1, Bay 1

San Francisco, California 94111

March 23, 2012

To our Stockholders:

The 2012 annual meeting of stockholders of Prologis, Inc. will be held at our corporate headquarters at Pier 1, Bay 1, San Francisco, California 94111, May 3, 2012 at 2:00 p.m., Pacific time, for the following purposes:

1.	To elect eleven directors to our board of directors to serve until the next annual meeting of stockholders and until their successors are duly elected and qualified;
2.	Advisory vote to approve the company’s executive compensation for 2011;
3.	Advisory vote on the frequency of future advisory votes on the company’s executive compensation;
4.	To approve and adopt the Prologis, Inc. 2012 Long-Term Incentive Plan;
5.	To approve and adopt an amendment to our Articles of Incorporation to increase the number of shares of common stock that we have the authority to issue by 500,000,000 shares;
6.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year 2012; and
7.	To consider any other matters that may properly come before the meeting and at any adjournments or postponements of the meeting.

Holders of shares of our common stock of record at the close of business on March 9, 2012 are entitled to notice of and to vote at the annual meeting of stockholders and any adjournment(s) or postponement(s) thereof.

It is important that your shares be represented and voted at the annual meeting. You can vote your shares by proxy through the Internet, by telephone or by mail using the instructions on our proxy card. Any proxy may be revoked in the manner described in the accompanying proxy statement at any time prior to its exercise at the annual meeting. As of today, we have mailed to our stockholders a Notice of Annual Meeting and Internet Availability of Proxy Materials containing instructions on how to access our 2012 proxy statement and 2011annual report to stockholders on the Internet and also how to vote on the Internet. The notice also provides instructions on how you can request a printed copy of these documents if you desire. If you received your annual materials by e-mail, the e-mail contains voting instructions and links to the proxy statement and annual report on the Internet.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on May 3, 2012

The 2012 proxy materials and our 2011 Annual Report are available at www.proxyvote.com.

On behalf of the Board of Directors,

EDWARD S. NEKRITZ

Chief Legal Officer, General Counsel, and Secretary

PROXY STATEMENT

2012 ANNUAL MEETING OF STOCKHOLDERS

Pier 1, Bay 1, San Francisco, California 94111

INFORMATION CONCERNING THE PROXY MATERIALS AND THE ANNUAL MEETING

The board of directors, also referred to as the “board”, is soliciting proxies to be voted at the 2012 annual meeting of stockholders and at any adjournment(s) or postponement(s) thereof. Our annual meeting of stockholders will be held on May 3, 2012 at our corporate headquarters, which are located at Pier 1, Bay 1, San Francisco, California 94111, beginning at 2:00 p.m., Pacific time.

In accordance with the rules of the Securities and Exchange Commission (“SEC”), instead of mailing a printed copy of our proxy materials to each stockholder of record or beneficial owner, we are now furnishing proxy materials (our 2012 Proxy Statement and our 2011 Annual Report to stockholders, which includes our Annual Report on Form 10-K) by providing access to such documents through the Internet. Our stockholders will not receive printed copies of the proxy materials unless they elect this form of delivery or they are participants in the Prologis 401(k) Savings Plan (“401(k) Plan”). Printed copies will be provided upon request at no charge by submitting a written notice to Investor Relations, Prologis, Inc., Pier 1, Bay 1, San Francisco, California 94111.

The Notice of Annual Meeting and Internet Availability of Proxy Materials (Notice of Internet Availability) was mailed to our stockholders in lieu of mailing the printed proxy materials and instructs our stockholders as to how they may: (i) access and review all of the proxy materials through the Internet; (ii) submit their proxy; and (iii) receive printed proxy materials.

Stockholders may request to receive printed proxy materials by mail or electronically by e-mail on an ongoing basis by following the instructions included in the Notice of Internet Availability. Providing future proxy materials by e-mail will save us some of the costs associated with printing and delivering the materials and will reduce the environmental impact of our annual meetings. An election to receive proxy materials by e-mail will remain in effect until such time as the stockholder elects to terminate it.

Your vote is very important.    For this reason, the board of directors is requesting that you permit your common stock to be represented and voted at the annual meeting by the proxies named on the proxy card. This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. Please read it carefully.

You can ensure that your shares are voted at the annual meeting by authorizing your proxy through the Internet, by telephone or by completing, signing, dating, and returning the printed proxy card provided with printed materials. If you are a stockholder of record, you may still attend the annual meeting and vote despite having previously authorized your proxy by any of these methods. A stockholder of record who gives a proxy may revoke it at any time before it is exercised by voting in person at the annual meeting, by delivering a subsequent proxy, by notifying the inspector of election in writing of such revocation, or, if previous instructions were given through the Internet or by telephone, by providing new instructions by the same means. If you requested printed proxy materials by mail, these materials also include the proxy card for the annual meeting. Stockholders must bring proof of current ownership of our common stock to be admitted to and attend the 2012 annual meeting.

For shares held in “street name” through a broker or other nominee, the broker or nominee is not permitted to exercise voting discretion with respect to certain of the matters to be acted upon. Thus, if stockholders do not give their broker or nominee specific instructions, their shares will not be voted on those matters and will not be counted in determining the number of shares necessary for approval. Shares represented by such “broker non-votes” will, however, be counted in determining whether there is a quorum.

Prior to June 3, 2011, we were known as AMB Property Corporation (“AMB”). On June 3, 2011, we merged with ProLogis (which we will refer to as the “Trust”). While we were the surviving legal entity, effective with the merger we changed our name to Prologis, Inc. References herein to “we,” “us,” “our,” the “company,” and “Prologis” refer to Prologis, Inc. and its subsidiaries, unless the context otherwise requires.

QUESTIONS AND ANSWERS

Q:	Who may vote at the annual meeting?

A:	Holders of record of Prologis common stock at the close of business on the record date, March 9, 2012, are entitled to notice of and to vote at the annual meeting. As of March 9, 2012, there were 460,015,170 shares of our common stock outstanding. Each issued and outstanding share of common stock is entitled to one vote on each matter properly brought before the annual meeting.

Q:	What proposals will be voted on at the annual meeting?

A:	At the annual meeting, you will be asked to consider and vote upon six proposals:

Proposal 1. To elect eleven directors to our board of directors to serve until the next annual meeting of stockholders and until their successors are duly elected and qualified;

Proposal 2. Advisory vote to approve of the company’s executive compensation for 2011;

Proposal 3. Advisory vote on the frequency of future advisory votes on the company’s executive compensation;

Proposal 4. To approve and adopt the Prologis, Inc. 2012 Long-Term Incentive Plan;

Proposal 5. To approve and adopt an amendment to our Articles of Incorporation to increase the number of shares of common stock that we have the authority to issue by 500,000,000 shares; and

Proposal 6. To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year 2012.

We will also consider other matters that may properly come before the annual meeting.

A summary of the proposals and the voting requirements with respect to each proposal are contained elsewhere in this proxy statement.

Q:	How does the board of directors recommend that I vote?

A:	The board of directors recommends a vote:

•	for the election of each of the eleven nominees named in the proxy statement (Proposal 1);

•	for the approval of the company’s executive compensation for 2011 (Proposal 2);

•	for holding future advisory votes on the company’s executive compensation every year (Proposal 3);

•	for the approval and adoption of the Prologis, Inc. 2012 Long-Term Incentive Plan (Proposal 4);

•

for the approval and adoption of an amendment to our Articles of Incorporation to increase the number of shares of common stock that we have the authority to issue by 500,000,000 shares (Proposal 5); and

•	for the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the year 2012 (Proposal 6).

Q:	What is the quorum requirement for the meeting?

A:	There is no right to cumulative voting. A quorum is met if a majority of the shares of common stock outstanding as of the record date are represented, in person or by proxy, at the annual meeting in order to hold the meeting and transact business. Your shares are counted as present at the meeting if you are present and entitled to vote in person at the meeting or if you have properly submitted a proxy card or vote by telephone or through the Internet.

If you are present at the annual meeting in person or by proxy, but you abstain from voting on any or all proposals, your shares are still counted as present and entitled to vote for purposes of determining a quorum.

“Broker non-votes” are also counted as present and entitled to vote for purposes of determining a quorum. A broker non-vote occurs when a nominee holding shares of our common stock for a beneficial owner is present at the meeting, in person or by proxy, and entitled to vote, but does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions on how to vote from the beneficial owner.

Q:	How can I vote my shares in person at the annual meeting?

A:	Your vote is important. If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered the stockholder of record with respect to those shares, and a Notice of Internet Availability or printed proxy materials and a proxy card are being sent directly to you. As the stockholder of record, you have the right to vote in person at the annual meeting. If you choose to vote in person at the annual meeting, you can bring the proxy card mailed to you if you received printed proxy materials, or vote using a ballot that will be provided to you at the annual meeting. Even if you plan to attend the annual meeting, we recommend that you authorize your proxy to vote your shares in advance so that your vote will be counted if you later decide not to attend the annual meeting.

Most of our stockholders hold their shares in street name through a broker, bank, trustee or other nominee rather than directly in their own name. In that case, you are considered the beneficial owner of shares held in street name, and a Notice of Internet Availability or printed proxy materials are being forwarded to you together with a voting instruction card. As the beneficial owner, you are also invited to attend the annual meeting. However, because a beneficial owner is not the stockholder of record, you may not vote these shares in person at the annual meeting unless you obtain a “legal proxy” from the broker, bank, trustee or nominee that holds your shares, which will give you the right to vote the shares at the annual meeting. You will need to contact your broker, bank, trustee, or nominee to obtain a legal proxy, and you will need to bring it to the annual meeting in order to vote in person.

Q:	How can I vote my shares without attending the annual meeting?

A:	Whether you hold shares directly as a stockholder of record or beneficially in street name, you may direct your vote without attending the annual meeting. You may vote by granting a proxy or, for shares held in street name, by submitting voting instructions to your broker, bank, trustee or nominee. In most cases, you will be able to do this by telephone, through the Internet or by mail. Please refer to the summary instructions on the proxy card included with your proxy materials. For shares held in street name, the voting instructions will be communicated to you by your broker, bank, trustee or nominee.

By Telephone or through the Internet — If you have telephone or Internet access, you may submit your proxy by following the instructions included with your proxy materials or, if you requested a printed copy of the proxy materials, on the proxy card.

By Mail — If you requested a printed copy of the proxy materials, you may submit your proxy by mail by signing the proxy card, or, for shares held in street name, by following the voting instruction card included by your broker, bank, trustee or nominee and mailing it in the enclosed, postage-paid envelope. If you provide specific voting instructions, your shares will be voted as you have instructed.

The Internet and telephone proxy voting facilities for stockholders of record will close at 11:59 p.m., Eastern Time, on May 2, 2012, unless the meeting is postponed or adjourned, in which case such voting facilities may remain open or be reopened until the day before the postponed or adjourned meeting.

The availability of telephone and Internet voting for beneficial owners will depend on the voting processes of your broker, bank, trustee or nominee. Therefore, we recommend that you follow the voting instructions in the materials you accessed through the Internet or received by mail.

If you vote by telephone or through the Internet, you do not have to return a proxy card or voting instruction card.

The Internet and telephone proxy voting procedures are designed to authenticate stockholders by use of a control number and to allow stockholders to confirm that their instructions have been properly recorded. The method by which you vote will in no way limit your right to vote at the annual meeting if you later decide to attend the annual meeting in person.

Q:	How can I change my vote after I have voted?

A:	You may revoke your proxy at any time and change your vote at any time before the final vote at the annual meeting. If you are a stockholder of record, you may do this by signing and submitting a written notice to Edward S. Nekritz, Secretary, Prologis, Inc., Pier 1, Bay 1, San Francisco, 94111, by submitting a new proxy card with a later date, by voting by telephone or through the Internet (your latest telephone or Internet proxy is counted), or by attending and voting by ballot at the annual meeting. If you hold your shares beneficially in street name, you will need to contact your broker, bank, trustee, or other nominee to obtain a legal proxy. Merely attending the annual meeting will not revoke a proxy unless you specifically request your proxy to be revoked.

All shares that have been properly voted and not revoked will be voted at the annual meeting.

Q:	What happens if I do not give specific voting instructions?

A:	If you hold your shares directly in your name, and you sign and return a proxy card without giving specific voting instructions, the shares of common stock represented by that proxy will be voted as recommended by the board of directors.

If you hold your shares in street name through a broker, bank, trustee, or other nominee and do not provide your broker with specific voting instructions, your broker will have discretion to vote such shares on routine matters, but not on non-routine matters. Your broker will not have the authority to vote your shares with respect to Proposals 1, 2, 3, 4, or 5 because those matters are considered non-routine.

If no voting instructions are received from you, and you hold your shares in street name, your broker will not turn in a proxy card for shares held in street name on the non-routine matters proposed at our annual meeting.

If you hold shares in your 401(k) Plan account and do not provide the trustee of our 401(k) Plan with specific voting instructions, the trustee will vote all uninstructed shares held in our 401(k) Plan in the same proportion as how instructed shares held in the 401(k) Plan are voted.

Q:	Why did I receive the Notice of Internet Availability in the mail instead of a full set of proxy materials?

A:	We have implemented the Notice and Access Rule enacted by the SEC for distribution of materials for our 2012 annual meeting of stockholders. Accordingly, we are sending a Notice of Internet Availability to our stockholders of record and our beneficial owners. All stockholders will be able to access the proxy materials through the Internet at the website address noted on the Notice of Internet Availability or may request to receive printed copies of the proxy materials instead. We believe that the electronic delivery of materials is an innovative proxy communication solution that will allow us to provide our stockholders with the materials they need, while lowering the cost of delivery and reducing the environmental impact of our annual meeting.

Q:	How can I access the 2012 proxy materials and 2011 Annual Report electronically?

A:	The Notice of Internet Availability provides you with instructions regarding how to view our proxy materials through the Internet. Specifically, you may view a copy of the 2012 proxy materials and 2011 Annual Report on the Internet by visiting www.proxyvote.com.

You may also access an electronic copy of our 2011 Annual Report at the Investor Relations page of our website, http://ir.prologis.com/annuals.cfm.

Q:	How may I elect to receive future proxy materials electronically instead of by mail?

A:	If you wish to receive future proxy materials electronically by e-mail instead of by mail, you may register to do so at the Investor Relations page of our website, www.prologis.com and select the link to “Consent for Electronic Delivery.” Alternatively, you can sign up for electronic delivery of proxy materials by following the instructions on the proxy card to vote using the internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. By choosing to receive your future proxy materials by e-mail, you will save us the cost of printing and mailing documents to you and will reduce the environmental impact of our annual meetings. If you register to receive future proxy materials electronically by e-mail, you will receive an e-mail next year with instructions on how to access those proxy materials and how to vote. If you change your e-mail address, you will need to update your registration. Your election to receive proxy materials electronically by e-mail will remain in effect until you terminate it.

Q:	What happens if additional matters are presented at the annual meeting?

A:	Other than the items of business described in this proxy statement, we do not anticipate that any other matters will be raised at the annual meeting. If any other matters are properly presented at the annual meeting for consideration, the persons named as proxies and acting thereunder will have discretion to vote on those matters for you.

Q:	Who pays for the cost of this proxy solicitation?

A:	We pay the cost of soliciting proxies. Proxies may be solicited on our behalf by our directors, officers or employees, in person or by telephone, facsimile or other electronic means. These people will not be specially compensated for their solicitation of proxies. We have also engaged MacKenzie Partners, Inc. as our proxy solicitor to help us solicit proxies from brokers, banks, trustees, and nominees for a fee of $10,000, plus reasonable out-of-pocket expenses.

In accordance with the rules and regulations of the SEC and the New York Stock Exchange (“NYSE”), we will also reimburse brokerage firms and other custodians, nominees, and fiduciaries for their expenses incurred in sending proxies and proxy materials to the beneficial owners of shares of our common stock.

NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT AND, IF GIVEN OR MADE, SUCH INFORMATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THE DELIVERY OF THIS PROXY STATEMENT SHALL, UNDER NO CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF PROLOGIS, INC. SINCE THE DATE OF THIS PROXY STATEMENT.

Q:	What is the deadline to propose actions for consideration at the 2013 annual meeting of stockholders or to nominate individuals to serve as directors?

A:	You may submit proposals, including director nominations, for consideration at our next annual meeting as follows:

Deadline for Submitting Stockholder Proposals for Inclusion in our 2013 Proxy Statement.    Rule 14a-8 of the Securities Exchange Act of 1934 (the “Exchange Act”) provides that certain stockholder proposals must be included in the proxy statement for our annual meeting. For a stockholder proposal to be considered for inclusion in the 2013 proxy statement for our 2013 annual meeting, it must be received at our principal executive offices no later than November 23, 2012. The proposal must comply with the SEC regulations under Rule 14a-8 of the Exchange Act regarding the inclusion of stockholder proposals in our proxy materials. Proposals and nominations should be addressed to Edward S. Nekritz, Secretary, Prologis, Inc., Pier 1, Bay 1, San Francisco, CA 94111.

Deadline for Submitting Stockholder Proposals or Director Nominations not to be Included in our 2013 Proxy Statement.    If you intend to present a proposal or nomination for director at our 2013 annual meeting, but you do not intend to have it included in our 2013 proxy statement, the notice of nomination or proposal must be delivered to, or mailed and received by, us at our principal executive offices between January 3, 2013 and February 2, 2013.

If, however, the date of the 2013 annual meeting is advanced or delayed by more than 30 days from May 3, 2013, we must receive the notice of nomination or proposal not more than 120 days prior to the date of the 2013 annual meeting and not less 90 days prior to the date of the 2013 annual meeting.

If less than 100 hundred days’ notice or prior public disclosure of the date of the 2013 annual meeting (which was advanced or delayed by more than 30 days from May 3, 2013) is given or made to stockholders, the deadline to receive the notice of nomination or proposal is the close of business on the 10th day following the day on which notice of the 2013 annual meeting date was mailed or publicly disclosed. Proposals and nominations should be addressed to Edward S. Nekritz, Secretary, Prologis, Inc., Pier 1, Bay 1, San Francisco, CA 94111.

As set forth in our Bylaws, for stockholder proposals other than director nominations, such stockholder’s notice must contain, among other things, with respect to each proposed matter:

•	a brief description of the business and the reasons for conducting such business at the annual meeting;

•	your name;

•	your record address;

•	the class, series, and number of shares you beneficially hold; and

•	any material interest you or any stockholder associated person has in such business.

Please review our Bylaws for more information regarding requirements to submit a stockholder proposal outside of Rule 14a-8.

As set forth in our Bylaws, for director nominations, a stockholder’s notice must contain, among other things, with respect to each proposed nominee:

•	the name, age, business address and residence address of the proposed nominee;

•	the principal occupation or employment of the proposed nominee;

•	the class, series, and number of shares beneficially held by the proposed nominee, the date such shares were acquired, and the investment intent of such acquisition;

•	any other information relating to the proposed nominee that is required to be disclosed under Regulation 14A of the Exchange Act;

•	the proposed nominee’s written consent to serve as a director if elected;

•	a statement whether such person will tender an irrevocable resignation effective upon failure to receive the required vote and upon acceptance of such resignation by the board; and

•

with respect to the stockholder giving the notice: (i) your name, your record address, and the class, series, and number of shares you beneficially hold; (ii) whether and the extent to which hedging or other transaction(s) have been entered into by you or on your behalf; and (iii) to the extent known by the stockholder giving notice, the name and address of any other stockholder giving notice, the name and address of any other stockholder supporting the nominee for election or re-election as a director, as well as similar information regarding any stockholder associated person.

We may require a proposed nominee to furnish other information to determine the eligibility of such proposed nominee to serve as one of our directors, including, without limitation, information regarding the skills, qualifications, and experience of a proposed nominee, as well as the other items set forth under “Board of Directors and Committees — Board Governance and Nomination Committee” below. Please review our Bylaws for more information regarding requirements to nominate directors.

Copy of Bylaws.    A copy of the full text of our Bylaws may be obtained without charge by writing Edward S. Nekritz, Secretary, Prologis, Inc., Pier 1, Bay 1, San Francisco, California 94111.

The date of this proxy statement is March 23, 2012.

SUMMARY OF PROPOSALS SUBMITTED FOR VOTE

—	Proposal 1: Election of Directors

Nominees:    At the annual meeting you will be asked to elect to the board of directors the eleven persons nominated by the board of directors. The directors will be elected to one-year terms and will hold office until the 2013 annual meeting and until their successors are elected and qualify.

Vote Required:    You may vote for, vote against or abstain from voting for any of the director nominees. Assuming a quorum is present, to elect a particular director nominee, the number of votes cast “For” a director nominee by the holders of shares entitled to vote on the election the directors and represented in person or by proxy at the annual meeting must exceed the number of such votes cast “Against” the director nominee. Abstentions and broker non-votes, if any, will have no effect on the outcome. A more detailed description of the majority voting procedures is provided below. Abstentions and broker non-votes, if any, will have no effect on the outcome of the proposal.

—	Proposal 2: Advisory Vote to Approve the Company’s Executive Compensation for 2011

Advisory Vote to Approve Executive Compensation for 2011:    At the annual meeting you will be asked to approve a resolution on the company’s executive compensation for 2011 as reported in this proxy statement. Because your vote is advisory, it will not be binding upon the board. Although non-binding, we value the opinions of our stockholders and will review and consider the voting results when making future executive compensation decisions.

Vote Required:    You may vote for, vote against or abstain from voting to approve the resolution on the company’s executive compensation for 2011. Assuming a quorum is present, to be approved by the stockholders, the proposal must receive the affirmative vote of a majority of the shares of common stock having voting power present in person or by proxy at the annual meeting. Abstentions and broker non-votes are considered voting power present in person or by proxy and thus will have the same effect as votes “Against” the proposal.

—	Proposal 3: Advisory Vote on the Frequency of Future Advisory Votes on the Company’s Executive Compensation

Advisory Vote on the Frequency of Future Advisory Votes:    At the annual meeting you will be asked vote on whether future advisory votes on executive compensation, such as the one set forth in proposal 2, should occur every year, every two years or every three years.

Vote Required:    You will be able to specify, through your vote, one of four choices on your proxy card: one year, two years, three years or abstain. Stockholders are not voting on whether they approve or disapprove the board’s recommendation but rather to indicate their own choice of the frequency options. The frequency of future advisory votes on executive compensation will be the frequency receiving the greatest number of votes at the annual meeting. Abstentions and broker non-votes, if any, will have no effect on the outcome of the proposal.

—	Proposal 4: Approve and Adopt the Prologis, Inc. 2012 Long-Term Incentive Plan

Approve and Adopt the Prologis, Inc. 2012 Long-Term Incentive Plan:    At the annual meeting you will be asked to approve and adopt the Prologis, Inc. 2012 Long-Term Incentive Plan.

Vote Required:    You may vote for, vote against or abstain from voting on approving and adopting the Prologis, Inc. 2012 Long-Term Incentive Plan. Assuming a quorum is present, the affirmative vote of a majority of the common shares voted on the proposal at the meeting in person, or by proxy will be required to approve the Prologis, Inc. 2012 Long-Term Incentive Plan, provided that the total vote cast on the proposal represents over 50% of all shares entitled to vote on the proposal. Abstentions and broker non-votes, if any, will have no effect on the outcome of the proposal, except that if at least a majority of the shares entitled to vote do not vote on the proposal, broker non-votes and abstentions will have the effect of votes “Against” the proposal.

—	Proposal 5: Approve and Adopt an Amendment to our Articles of Incorporation to Increase the Number of Authorized Shares of Common Stock

Approve and Adopt an Amendment to our Articles of Incorporation to Increase the Authorized Shares of Common Stock:    At the annual meeting you will be asked to approve and adopt an amendment to our Articles of Incorporation to increase the number of shares of common stock that we have the authority to issue by 500,000,000 shares bringing the total authorized shares of common stock to 1,000,000,000.

Vote Required:    You may vote for, vote against or abstain from voting on approving and adopting an amendment to our Articles of Incorporation to increase the number of shares of common stock. Assuming a quorum is present, the affirmative vote, in person or by proxy, of two-thirds of the outstanding shares of common stock will be required to approve and adopt the amendment to the Articles of Incorporation. Abstentions and broker non-votes are considered voting power present in person or by proxy and thus will have the same effect as votes “Against” the proposal.

—	Proposal 6: Ratification of the Appointment of Independent Registered Public Accounting Firm

Independent Registered Public Accounting Firm:    At the annual meeting you will be asked to ratify the audit committee’s appointment of KPMG LLP as the company’s independent registered public accounting firm for the year 2012.

Vote Required:    You may vote for, vote against, or abstain from voting on ratifying the appointment of the independent registered public accounting firm. Assuming a quorum is present, the affirmative vote of a majority of the shares of common stock voted on the proposal at the meeting, in person, or by proxy, will be required to ratify the audit committee’s appointment of the independent registered public accounting firm. Abstentions and broker non-votes, if any, will have no effect on the outcome of the proposal.

Abstentions and broker non-votes are counted for purposes of determining whether a quorum is reached.

The board of directors unanimously recommends that the stockholders vote FOR proposals 1, 2, 4, 5, and 6 and vote for future advisory votes on executive compensation to be held EVERY year (proposal 3).

The foregoing are only summaries of the proposals. You should review the full discussion of each proposal in this proxy statement before casting your vote.

ELECTION OF DIRECTORS	PROPOSAL 1

—	Nominees

The board of directors currently consists of 11 directors. At the 2012 annual meeting of stockholders, all 11 director nominees are standing to be elected to hold office until the 2013 annual meeting and until their successors are duly elected and qualified. The shares represented by the proxies received will be voted for the election of each of the nominees named below, unless you indicate in the proxy that your vote should be cast against any or all of them or that you abstain from voting. Each nominee elected as a director will continue in office until his or her successor has been duly elected and qualified, or until the earliest of his or her resignation, retirement or death. The 11 nominees for election at the 2012 annual meeting, all proposed by the board, are listed below with brief biographies. They are all now current directors. We do not know of any reason why any nominee would be unable or unwilling to serve as a director. However, if a nominee becomes unable to serve or will not serve, proxies may be voted for the election of such other person nominated by the board as a substitute or the board may reduce the number of directors.

Our Bylaws provide that the vote required for election of directors is a “majority vote of the votes cast” in uncontested elections of directors. Accordingly, directors are required to be elected by the majority of votes cast by the shares present in person or represented by proxy with respect to such director in uncontested elections. A majority of the votes cast means that the number of shares voted “For” a director nominee by the holders of shares entitled to vote on the election of directors and represented in person or by proxy at the annual meeting must exceed the number of such shares voted “Against” the director nominee. Abstentions and broker non-votes, if any, will have no effect on the outcome of the proposal. In a contested election (where a determination is made that the number of director nominees is expected to exceed the number of directors to be elected at a meeting), the vote standard will be a plurality of the votes cast with respect to such director. In the event of a contested election where the plurality vote standard applies, stockholders shall be permitted to vote only “for” a director nominee or to designate their vote be “withheld” from such nominee.

If a nominee who is serving as a director is not elected by a majority vote at the annual meeting, then, under Maryland law, such director would continue to serve as a “holdover director.” Under our Bylaws, any director who fails to be elected by a majority vote shall tender his or her resignation to the board, subject to acceptance by the board. The board governance and nomination committee will make a recommendation to the board on whether to accept or reject the resignation, or whether other action should be taken. The board will then act on the board governance and nomination committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date of the certification of election results or, if the resignation is not accepted, the director will continue to serve until the next annual meeting and until the director’s successor is duly elected and qualifies. The director who tenders his or her resignation will not participate in the board’s decision. Non-incumbent directors who are not elected at the annual meeting would not become directors and would not serve on the board as a “holdover director.”

The board of directors has affirmatively determined that all of the director nominees, other than Hamid R. Moghadam and Walter C. Rakowich, are independent directors in accordance with NYSE rules, our governance guidelines, and our Bylaws, which are discussed in more detail below.

Each of the nominees has consented to be named in this proxy statement and to serve as a director if elected. Information about each nominee’s share ownership is presented below under “Information Relating to Stockholders, Directors, Nominees, and Executive Officers.”

The board of directors unanimously recommends that the stockholders vote FOR the election of each nominee.

—	Biographical Information

Hamid R. Moghadam.    Chairman of the Board since January 2000, Director since November 1997

Board Committees: Executive

Mr. Moghadam, 55, has been our co-chief executive officer since June 2011. He is the co-founder of AMB and was AMB’s chief executive officer from November 1997 (from the time of its initial public offering) to June 2011 when AMB merged with ProLogis.

Mr. Moghadam is a Trustee of Stanford University and serves on the Executive Committee of the Board of Directors of the Urban Land Institute. Mr. Moghadam holds Bachelor’s and Master’s degrees in Engineering from the Massachusetts Institute of Technology and a Master of Business Administration from the Graduate School of Business at Stanford University. Mr. Moghadam’s day-to-day leadership of the company since 1983 provides our board with a particular expertise in strategic planning, executive management, industry perspective, investment management, capital allocation, and overall risk management.

George L. Fotiades.    Director since June 2011 (prior to the merger of AMB and ProLogis, served as trustee of ProLogis from December 2001 to June 2011)

Board Committees: Compensation (Chair)

Mr. Fotiades, 58, has been the chairman, Healthcare Investments at Diamond Castle Holdings, a private equity investment firm, since April 2007. Mr. Fotiades was chairman of Catalent Pharma Solutions, Inc., a provider of advance technologies for pharmaceutical, biotechnology, and consumer health companies from June 2007 to February 2010. Mr. Fotiades serves as a member of the board of AptarGroup, Inc. and as vice chairman of the board of Cantel Medical Corp. He previously served on the board of Alberto-Culver Company.

Mr. Fotiades was previously the president and chief operating officer of Cardinal Health, Inc. and also served as president and chief executive officer of Cardinal’s Pharmaceutical Technologies and Services segment. Mr. Fotiades has also served as president of Warner-Lambert’s consumer healthcare business, as well as in other senior positions at Bristol-Myers Squibb, Wyeth, and Procter & Gamble. Mr. Fotiades holds a Master of Management from The Kellogg School of Management at Northwestern University and a Bachelor of Arts from Amherst College. As a result of these and other professional experiences, Mr. Fotiades brings extensive experience in executive management of global operations, strategic planning, and sales and marketing to our board.

Christine N. Garvey.    Director since June 2011 (prior to the merger of AMB and ProLogis, served as trustee of ProLogis from September 2005 to June 2011)

Board Committees: Audit

Ms. Garvey, 66, retired from Deutsche Bank AG, a global investment bank, in May 2004, where she served as global head of corporate real estate services at Deutsche Bank AG London from May 2001 until her retirement. She was a consultant to Deutsche Bank AG from 2004 to 2006. Ms. Garvey serves as a member of the boards of HCP, Inc., Toll Brothers, Inc., MPG Office Trust, Inc. (all real estate investment companies), and UnionBanCal Corporation, a wholly-owned subsidiary of the Bank of Tokyo-Mitsubishi. She previously served on the board of Hilton Hotels Corporation.

Ms. Garvey was previously vice president, worldwide real estate and workplace resources for Cisco Systems, Inc. and also held several positions with Bank of America, including group executive vice president and head of national commercial real estate services. Ms. Garvey was a member of the board of Catellus Development Corporation prior to its merger with ProLogis in 2005. Ms. Garvey holds a Juris Doctor degree from Suffolk University Law School and a Bachelor of Arts, magna cum laude, from Immaculate Heart College in Los Angeles. As a result of these and other professional experiences, Ms. Garvey brings extensive experience in real estate investments, strategic planning, corporate finance, legal issues, and, through her service on audit committees of public companies, audit and accounting experience to our board.

Lydia H. Kennard.    Director since August 2004

Board Committees: Board Governance and Nomination (Chair)

Ms. Kennard, 57, is president and chief executive officer of KDG Construction Consulting, a provider of project and construction management services, and a principal of Airport Property Ventures, LLC, an aviation focused real estate operating and development company. Ms. Kennard serves on the boards of Intermec, Inc., an automated identification and data collection company, and URS Corporation, a provider of engineering, construction and technical services.

Ms. Kennard served as executive director of Los Angeles World Airports, a system of airports comprising Los Angeles International, Palmdale Regional, and Van Nuys General Aviation Airports from 1999 to 2003 and again from 2005 to 2007. From 1994 to 1999, she served as the system’s deputy executive for design and construction. She previously served on the board of Indymac Bancorp, Inc. Ms. Kennard holds a Juris Doctor degree from Harvard University, a Master’s degree in city planning from Massachusetts Institute of Technology, and a Bachelor of Science in urban planning and management from Stanford University. As a result of these and other professional experiences, Ms. Kennard brings extensive experience in real estate management and development, executive management, knowledge of the airport and aviation industries, and urban planning to our board.

J. Michael Losh.    Director since January 2003

Board Committees: Audit (Chair)

Mr. Losh, 65, spent 36 years with General Motors Corporation, an automobile manufacturer, most recently as executive vice president and chief financial officer from July 1994 to August 2000 and as chairman of GMAC, General Motors’ financial services group, from July 1994 to April 1999. Mr. Losh serves on the boards of Care Fusion Corporation, a medical devices company, where he is presiding director, AON Corporation, an insurance and risk management company, Masco Corporation, a home improvement and building products company, H.B. Fuller Company, a chemical manufacturer, and TRW Automotive Holdings Inc., an automotive products company.

Mr. Losh served as interim chief financial officer of Cardinal Health, Inc., a health care products and services company, from July 2004 to May 2005 and served on its board from 1996 until September 2009. Mr. Losh holds a Master in Business Administration from Harvard University and a Bachelor of Science in mechanical engineering from Kettering University. As a result of these and other professional experiences, Mr. Losh brings extensive experience in executive management, strategic planning, corporate finance, and, through his service on audit committees of public companies, audit and accounting experience to our board.

Irving F. Lyons III.    Lead Independent Director since June 2011 (prior to the merger of AMB and ProLogis, served as trustee of ProLogis from September 2009 to June 2011 and from March 1996 to May 2006)

Board Committees: Executive

Mr. Lyons, 62, has been a principal with Lyons Asset Management, a private equity firm, since January 2005. In 2004, Mr. Lyons retired from ProLogis where he had served as chief investment officer from 1997 until his retirement. He joined ProLogis in 1993 and served as president from 1999 to 2001 and vice chairman from 2001 to 2004. Mr. Lyons serves as chairman of the board of BRE Properties, Inc., a real estate investment company, and as a member of the board of Equinix, Inc., a data center operator.

Mr. Lyons joined ProLogis when King & Lyons, an industrial real estate management and development company, was acquired by ProLogis in 1993. Mr. Lyons had been the managing general partner in that firm since its inception in 1979 and was one of its principals at the time of the acquisition. Mr. Lyons received a Master in Business Administration from Stanford University and a Bachelor of Science in industrial engineering and operations research from the University of California at Berkeley. As a result of these and other professional experiences, and specifically his previous roles with ProLogis, Mr. Lyons brings extensive experience in real estate investments and management with a unique perspective and insight into our business model and strategy, as well as our operations and markets to our board.

Walter C. Rakowich.    Director since June 2011 (prior to the merger of AMB and ProLogis, served as trustee of ProLogis from November 2008 to June 2011)

Board Committees: Executive (Chair)

Mr. Rakowich, 54, has been our co-chief executive officer since the merger in June 2011 and he was chief executive officer of ProLogis from November 2008 to June 2011. Mr. Rakowich was with ProLogis in various capacities from July 1994 until the merger, including President and Chief Operating Officer from January 2005 to November 2008 and Chief Financial Officer from December 1998 to September 2005. In March 2012, Mr. Rakowich became a member of the board of directors of Host Hotels & Resorts, Inc., a real estate investment company.

Prior to joining ProLogis, Mr. Rakowich was a consultant with ProLogis and prior thereto was with Trammell Crow Company, a diversified commercial real estate company in North America. Mr. Rakowich was a trustee of ProLogis from August 2004 to May 2008 and from November 2008 to June 2011. Mr. Rakowich holds Master of Business Administration from Harvard Business School and a Bachelor of Science degree in accounting from Pennsylvania State University. Mr. Rakowich’s previous roles with ProLogis provide our board with a particular perspective with respect to our business model, strategic plan, and operations and he brings extensive experience in executive management, corporate finance, and accounting.

Jeffrey L. Skelton.    Director since November 1997

Board Committees: Board Governance and Nomination, Executive

Mr. Skelton, 62, is the founder and managing partner of Resultant Capital Partners, an investment management firm that he co-founded in 2009 after retiring as the president and chief executive officer of Symphony Asset Management, a subsidiary of Nuveen Investments, Inc., an investment management firm.

Prior to founding Symphony Asset Management in 1994, Mr. Skelton was with Wells Fargo Nikko Investment Advisors from 1984 to 1993, where he served in a variety of capacities, including chief research officer, vice chairman, co-chief investment officer, and chief executive officer of Wells Fargo Nikko Investment Advisors Limited in London. Previously, Mr. Skelton was also an assistant professor of finance at the University of California at Berkeley, Walter A. Haas School of Business. Mr. Skelton holds a Ph.D. in mathematical economics and finance and a Master of Business Administration from the University of Chicago. As a result of these and other professional experiences, Mr. Skelton brings extensive experience in strategic planning, executive management, finance, and investments to our board.

D. Michael Steuert.    Director since June 2011 (prior to the merger of AMB and ProLogis, served as trustee of ProLogis from September 2003 to June 2011)

Board Committees: Audit

Mr. Steuert, 63, has been senior vice president and chief financial officer of Fluor Corporation, a publicly traded engineering and construction firm, since 2001. Mr. Steuert serves as a member of the board of Weyerhaeuser Corporation, a forest products company.

Mr. Steuert was previously senior vice president and chief financial officer of Litton Industries, Inc. from 1999 to 2001, when Northrop Grumman acquired the company. Before joining Litton, Mr. Steuert served as senior vice president and chief financial officer for GenCorp, Inc. and, over a 15-year period, served in several financial management positions with TRW Automotive Holdings Inc. where he began his career in 1971. Mr. Steuert earned both a Bachelor’s degree and a Master’s degree from Carnegie Mellon University and has completed post-graduate training at Harvard University and the University of Pennsylvania’s Wharton School of Business. As a result of these and other professional experiences, Mr. Steuert brings extensive experience in corporate finance, accounting, and strategic planning to our board.

Carl B. Webb.    Director since August 2007

Board Committees: Compensation

Mr. Webb, 62, has been a senior partner of Ford Management, L.P. a private equity firm focusing on equity investments in financial services since 2009 and is also chief executive officer and a board member of Pacific Capital Bancorp and chairman and chief executive officer of Pacific Capital Bank, N.A. Mr. Webb has served as consultant to Hunter’s Glen/Ford, Ltd., a private investment partnership, since November 2002. Additionally, Mr. Webb serves on the board of Hilltop Holdings Inc., a publicly traded financial services holding company.

Mr. Webb previously served on the boards of Plum Creek Timber Company, M & F Worldwide Corp., and Triad Financial SM LLC, where he was co-chairman from July 2007 to October 2009 and served as interim president and chief executive officer from August 2005 to June 2007. Since 1983, Mr. Webb held executive positions at banking institutions, including Golden State Bancorp, Inc. and its subsidiary, California Federal Bank, FSB, First Madison Bank, FSB, First Gibraltar Bank, FSB, and First National Bank at Lubbock. Mr. Webb received a Bachelor of Business Administration from West Texas A&M University and a graduate banking degree from Southwestern Graduate School of Banking at Southern Methodist University. As a result of these and other professional experiences, Mr. Webb brings extensive experience in executive management, finance, strategic planning, as well as expertise in the financial and real estate investment trust industries, to our board.

William D. Zollars.    Director since June 2011 (prior to the merger of AMB and ProLogis, served as trustee of ProLogis from December 2001 to May 2010)

Board Committees: Board Governance and Nomination, Compensation

Mr. Zollars, 64, retired from YRC Worldwide, Inc., a global transportation service provider, in July 2011 where he served as chairman, president, and chief executive officer from 1999 until his retirement. He was president of Yellow Transportation, Inc. from 1996 to 1999. Mr. Zollars serves as a member of the boards of Cerner Corporation, a supplier of healthcare information technology solutions, healthcare devices and related services, and CIGNA Corporation, a global health service organization.

Mr. Zollars was previously a senior vice president of Ryder Integrated Logistics, a division of Ryder System, Inc. and he spent 24 years in various executive positions at Eastman Kodak. Mr. Zollars holds a Bachelor of Arts in economics from the University of Minnesota. As a result of these and other professional experiences, Mr. Zollars brings extensive experience in strategic planning, executive management, corporate finance, and risk management, as well as his perspective as a former chief executive officer of a public company, to our board.

CORPORATE GOVERNANCE

We place a high premium on corporate governance because we believe strong corporate governance is key to strong leadership of the company and enhances the value of the company for our stockholders. We have a non-staggered independent board of directors that is elected annually by majority vote. We also currently do not have a stockholder rights plan. In addition, we have opted out of state anti-takeover provisions that are frequently adopted by Maryland corporations. For these and other actions that we have taken to maintain strong corporate governance, Green Street Advisors, an analyst focusing on real estate investment trusts (“REITs”), ranked us as the top REIT in the area of corporate governance in reports issued in 2011 and 2010.

Our commitment to furthering meaningful corporate governance practices and maintaining a business environment of uncompromising integrity is demonstrated through, among other things, our governance policies and compliance with the Sarbanes-Oxley Act of 2002 and the rules of the NYSE. The board has formalized several policies, procedures, and standards of corporate governance that are reflected in our governance guidelines. These governance guidelines, some of which we touch on below, can be viewed, together with any future changes, on our website at http://ir.prologis.com/governance.cfm. In addition, copies of our governance guidelines can be obtained by any stockholder, free of charge, upon written request to Edward S. Nekritz, Secretary, Prologis, Inc., Pier 1, Bay 1, San Francisco, CA 94111.

Director Independence.    We require that a majority of the board of directors be independent in accordance with NYSE rules. To determine whether a director is independent, the board must affirmatively determine that there is no direct or indirect material relationship between the company and the director. The board has determined that all of our directors, other than Mr. Moghadam and Mr. Rakowich, are independent. The board reached its decision after reviewing director questionnaires, considering any transactions and relationships between us, our affiliates, members of our senior management and their affiliates, and each of the directors, members of each director’s immediate family, and each director’s affiliates, and considering all other relevant facts and circumstances. The board has also determined that all members of the audit, compensation, and board governance and nomination committees are independent in accordance with NYSE and SEC rules.

Leadership Structure.    We have followed the traditional U.S. board leadership structure where the chief executive officer also serves as the chairman of the board of directors. Currently, Mr. Moghadam, one of our co-chief executive officers (and our sole chief executive officer before the merger) serves as chairman of the board. Mr. Lyons serves as our lead independent director. We believe that a structure that combines the roles of chief executive officer and chairman, along with independent chairs for each of the board committees and an independent lead director, provides the best leadership for the company. As one of our founders, Mr. Moghadam has extensive knowledge and expertise in the real estate and REIT industry, as well as extensive history and knowledge of our company. Mr. Moghadam works with our independent committees/chairs and with the lead director to make strategic decisions for the company. In his role as chairman, Mr. Moghadam acts as a facilitator and guide, coordinating the board’s affairs. As co-chief executive officer, he implements the directives of the board and oversees business operations, among other responsibilities. This arrangement provides the board with direct access to management insight into company affairs and better visibility for our overall strategic vision. We believe this leadership structure puts the company in the best position to navigate the changing economic environment and places the company in a competitive position to provide long-term value to our stockholders.

Board’s Role in Risk Oversight.    The board of directors has the primary responsibility for overseeing risk management of the company, and our management team provides the board with a regular report highlighting their assessments and recommendations. The audit committee focuses on oversight of financial risks relating to the company, the compensation committee focuses primarily on risks relating to remuneration of our officers and employees, while our board governance and nomination committee focuses on reputational and corporate governance risks relating to our company. In addition, the audit committee and the board regularly hold discussions with our risk management group and other members of management regarding the risks that may affect the company. The committees advise the full board of their risk oversight activities.

Communicating with Directors.    You can communicate with any of the directors, individually or as a group, by writing to them in care of Edward S. Nekritz, Secretary, Prologis, Inc., Pier 1, Bay 1, San Francisco, CA 94111.

All communications should prominently indicate on the outside of the envelope that they are intended for the full board, for independent or non-employee directors only or for any particular group or member of the board. Each communication intended for the board and received by the secretary that is related to the operation of the company and is not otherwise commercial in nature will be forwarded to the specified party following its clearance through normal security procedures. The directors will be advised of any communications that were excluded through normal security procedures and they will be made available to any director who wishes to review them.

Director Qualifications and Skills.    Each of the above director nominees was chosen based on his or her experience, qualifications, and skills to serve on the board of directors. The characteristics assessed by the board governance and nomination committee, include the director’s integrity and accountability, judgment, maturity and supportiveness in working with others, history of high standards, willingness to commit the time and energy needed to satisfy the requirements of board and committee membership, awareness and ongoing education, balance with other commitments, financial literacy, and compliance with our stock ownership guidelines. In addition, each nominee was selected based on his or her talent, skills, and experience as discussed in their biographies and how those characteristics supplement the resources and talent on the board, as well as, his or her contribution to the board in a way that can enhance perspective and experiences through diversity in gender, ethnic background, geographic origin, and professional experience. While the committee does not have a formal policy regarding diversity, the committee does consider diversity of the board in identifying director nominees, including race, gender, geographical diversity, and diversity in experience, professional background, areas of expertise and industries of the candidate. We believe that the diverse constituency and experience of the board lends to excellent oversight of the company that best serves our stockholders.

To identify potential nominees for the board, the board governance and nomination committee first evaluates the current members of the board who are willing to continue in service. Current members of the board are considered for re-nomination, balancing the value of their continued service with that of obtaining new perspectives, and in view of our developing needs. If necessary, the committee then solicits ideas for possible candidates from a number of sources, which can include other board members, senior management, and individuals personally known to members of the board. The committee may also retain a third party to assist in identifying potential nominees, however, the committee has not done so in the past. Our governance guidelines provide that directors will not be nominated or appointed to the board if they are or would be 72 years or older at the time of the election or appointment. Our board does not believe that arbitrary term limits on directors’ service are appropriate.

Stockholder Recommended Nominees for Director.    The board governance and nomination committee will evaluate nominees recommended by stockholders against the same criteria that it uses to evaluate other nominees. These criteria include the candidate’s skills, experience, and personal qualities, as well as the other factors discussed in the committee charter, which are evaluated in the context of the perceived needs of the board at any given point in time. The committee will consider nominees to the board recommended by stockholders with respect to elections to be held at an annual meeting if notice of the nomination is timely delivered in writing to our secretary prior to the meeting. To be timely, the notice must be delivered within the time permitted for submission of a director nomination as described above. The notice must include among other things:

•	the name, age, business address and residence address of the proposed nominee;

•	the principal occupation or employment of the proposed nominee;

•	the class, series, and number of shares beneficially held by the proposed nominee, the date such shares were acquired, and the investment intent of such acquisition;

•	any other information relating to the proposed nominee that is required to be disclosed under Regulation 14A of the Exchange Act;

•	the proposed nominee’s written consent to serve as a director if elected;

•	a statement whether such person will tender an irrevocable resignation effective upon failure to receive the required vote and upon acceptance of such resignation by the board; and

•

with respect to the stockholder giving the notice: (i) your name, your record address, and the class, series, and number of shares you beneficially hold; (ii) whether and the extent to which hedging or other transaction(s) have been entered into by you or on your behalf; and (iii) to the extent known by the stockholder giving notice, the name and address of any other stockholder giving notice, the name and address of any other stockholder supporting the nominee for election or re-election as a director, as well as similar information regarding any stockholder associated person.

Code of Ethics and Business Conduct.    We have adopted a code of ethics and business conduct that applies to all employees and directors entitled “A Commitment to Excellence and Integrity”, which can be viewed, together with any future changes, on our website at http://ir.prologis.com/governance.cfm. In addition, copies of our code of ethics and business conduct can be obtained, free of charge, upon written request to Edward S. Nekritz, Secretary, Prologis, Inc., Pier 1, Bay 1, San Francisco, CA 94111. Our code details the expected behavior of all employees in routinely applying our institutional and personal values of honesty, integrity, and fairness to everything we do at Prologis. The code outlines in great detail the key principles of ethical conduct expected of our employees, officers, and directors, including matters related to conflicts of interest, use of company resources, fair dealing, and financial reporting and disclosure. The code establishes formal procedures for reporting illegal or unethical behavior to the ethics committee and permits employees to report on a confidential or anonymous basis if desired, any concerns about the company’s accounting, internal accounting controls or auditing matters. Employees may contact the ethics committee by e-mail, in writing, or by calling a toll-free telephone number. Any significant concerns are reported to the audit committee.

BOARD OF DIRECTORS AND COMMITTEES

Pursuant to the Maryland General Corporation Law and our Bylaws, our business, property, and affairs are managed under the direction of the board of directors. Members of the board are kept informed of our business through discussions with the co-chief executive officers and our officers, by reviewing materials provided to them and by participating in meetings of the board and its committees. The board of directors currently consists of 11 directors, nine of whom are independent under NYSE rules. All of our current directors are standing for re-election at the 2012 annual meeting of stockholders. Mr. Rakowich will retire from the company at the end of 2012 and at that time will also retire from the board. The board held nine meetings in 2011, including telephonic meetings, and all of the directors attended 75% or more of the board meetings during the periods they served. All of the directors attended at least 75% of the meetings of the committees on which they served during the periods they served. Each director standing for election in 2012 is expected to attend the annual meeting of stockholders, either in person or telephonically, absent cause.

The board governance and nomination committee selects a lead director from the independent directors. The lead director’s duties include chairing executive sessions of the independent directors, facilitating communications, and resolving conflicts, if any, between the independent directors, other members of the board and the management of the company, and consulting with and providing counsel to the company’s co-chief executive officers as needed or requested. Mr. Lyons has served as lead director since the merger in June 2011 and will continue in that role for 2012. Mr. Skelton served in that role prior to the merger. Our governance guidelines do not prohibit directors from serving simultaneously on multiple company’s boards. In the event that a director serves on three or more public company boards simultaneously, including our board, then our board shall determine that such simultaneous service does not impair the ability of such member to effectively serve our company. With respect to Ms. Garvey, Ms. Kennard, Mr. Lyons, Mr. Zollars, Mr. Fotiades, and Mr. Losh, the board has made such determinations.

The four standing committees of the board are: audit committee, compensation committee, board governance and nomination committee, and executive committee. These committees make regular reports to the board of directors. The board of directors has determined that each member of the audit, compensation, and board governance and nomination committees is an independent director in accordance with NYSE rules.

The table below provides current membership information, which has been in effect since the merger in June 2011, for each board committee.

Name	Audit	Compensation	Board Governance and Nomination	Executive
Hamid R. Moghadam, Chairman				X
George L. Fotiades		Chair
Christine N. Garvey*	X
Lydia K. Kennard			Chair
J. Michael Losh*	Chair
Irving F. Lyons III				X
Walter C. Rakowich				Chair
Jeffrey L. Skelton			X	X
D. Michael Steuert*	X
Carl B. Webb		X
William D. Zollars		X	X

*	Designated by the board as an “audit committee financial expert”.

Audit Committee.    The audit committee was established as a separately designated standing committee in accordance with Section 3(a)(58)(A) of the Exchange Act, as amended. The board has determined that Mr. Losh, Ms. Garvey, and Mr. Steuert are each financially literate and that each qualify as audit committee financial experts within the meaning of the SEC regulations. Additionally, the board has determined that all members of the audit committee are independent under applicable NYSE and SEC rules and that Mr. Losh’s simultaneous service on the audit committees of more than two other public companies would not impair his ability to effectively serve on our audit committee. In reaching this determination, the board considered that Mr. Losh’s substantial ability, experience, and expertise in corporate finance, and specifically his experience in public company financial management and reporting as chief financial officer for General Motors, significantly benefits the board and the company. Further, the board determined that Mr. Losh’s service on the audit committees of the other public companies did not hinder his ability to serve on our audit committee as he is currently retired and is not serving in an executive officer capacity for any other company. There were 10 meetings of the audit committee in 2011.

The purpose of the audit committee is to be an informed, vigilant, and effective overseer of the financial accounting and reporting processes of the company. This committee is directly responsible for the appointment, compensation, and oversight of our public accountants. Further, the committee monitors: (i) the integrity of our financial statements; (ii) our compliance with legal and regulatory requirements; (iii) our public accountant’s qualifications and independence; and (iv) the performance of our internal audit function and public accountants. The committee also reviews the adequacy of its charter on an annual basis. The audit committee’s responsibilities are stated more fully in its charter which can be viewed, together with any future changes, on our website at http://ir.prologis.com/governance.cfm. In addition, copies of the committee’s charter can be obtained by any stockholder, free of charge, upon written request to Edward. S. Nekritz, Secretary, Prologis, Inc., Pier 1, Bay 1, San Francisco, CA.

Board Governance and Nomination Committee.    All of the members of the board governance and nomination committee are independent under NYSE rules. This committee’s purpose is to: (i) review and make recommendations to the board on board organization and succession matters; (ii) assist the full board in evaluating the effectiveness of the board and its committees, including, without limitation, evaluating the process used by the compensation committee to evaluate the performance of the co-chief executive officers; (iii) review and make recommendations for committee appointments to the board; (iv) identify individuals qualified to become board members consistent with any criteria approved by the board and propose to the board a slate of nominees for election to the board; (v) assess and make recommendations to the board on corporate governance matters; (vi) develop and recommend to the board a set of corporate governance principles applicable to the company; and (vii) provide assistance to the board in reviewing and approving the company’s activities, goals, and policies concerning environmental stewardship and social responsibility matters. This committee also reviews the adequacy of its charter on an annual basis. There were two meetings of this committee in 2011. The board governance and nomination committee’s responsibilities are stated more fully in its charter which can be viewed, together with any future changes, on our website at http://ir.prologis.com/governance.cfm. In addition, copies of the committee’s charter can be obtained by any stockholder, free of charge, upon written request to Edward. S. Nekritz, Secretary, Prologis, Inc., Pier 1, Bay 1, San Francisco, CA 94111.

Compensation Committee.    This committee’s purpose is to discharge the board’s responsibilities relating to compensation of directors and executives and to produce an annual report on executive compensation for inclusion in the proxy statement. The committee has the overall responsibility for approving and evaluating the director and officer compensation plans, policies, and programs. Specifically, the committee is responsible for: (i) reviewing and recommending to the board corporate goals and objectives relative to the compensation of our co-chief executive officers; (ii) evaluating the co-chief executive officer’s performance in light of those goals and objectives, and setting the co-chief executive officers’ compensation level based on this evaluation, including incentive and equity-based plans; (iii) setting the amount and form of compensation for the senior executive officers who report to the co-chief executive officers; (iv) making recommendations to the board (including recommendations for non-employee directors) on general compensation practices, including incentive and equity-based plans, and adopting, administering, and making awards under annual and long-term incentive compensation and equity based plans, including any amendments to the awards, under any such plans, and reviewing and monitoring awards under such plans; (v) reviewing and approving any new employment agreements, change in control agreements, severance or similar termination payments proposed to be made to the co-chief executive officers or any other executive officer of the company; (vi) reviewing and assessing its charter annually in light of current circumstances of the company and changes in regulations and recommending any proposed changes to the board for approval; (vii) confirming that relevant reports are made to the board or in periodic filings as required by governing rules and regulations of the SEC and NYSE; (viii) participating in succession planning for key executives; and (ix) forming and delegating authority to subcommittees when deemed appropriate. There were eight meetings of this committee in 2011. The compensation committee’s responsibilities are stated more fully in its charter which can be viewed, together with any future changes, on our website at http://ir.prologis.com/governance.cfm. In addition, copies of the committee’s charter can be obtained by any stockholder, free of charge, upon written request to Edward. S. Nekritz, Secretary, Prologis, Inc., Pier 1, Bay 1, San Francisco, CA 94111.

The compensation committee also directly engages an outside compensation consulting firm, Frederic W. Cook & Co., Inc. (“FW Cook”) to assist the committee assessing our compensation programs for senior officers. FW Cook, who was engaged by the committee after the merger, reports directly to the compensation committee, receives no compensation from the company other than for its work in advising the compensation committee, and maintains no other economic relationships with the company. FW Cook interacts directly with members of our management only on matters under the compensation committee’s oversight. Prior to the merger, FW Cook was engaged by the compensation committee of the Trust to advise on executive and director compensation matters. Our compensation consultant would typically conduct a comprehensive competitive review of the compensation program for our senior officers each year to be used by our compensation committee to assist it in making compensation recommendations to the board. FW Cook did not conduct such a review for the committee in 2011. However, in 2011, FW Cook assisted the compensation committee in evaluating the design of certain incentive compensation programs implemented in 2012. See “Executive Compensation Matters — Compensation Discussion and Analysis — Other Considerations” for additional information about these incentive programs. In 2011, FW Cook also conducted a review on non-employee director compensation to assist the compensation committee in determining the post-merger compensation structure for non-employee directors.

Our co-chief executive officers make separate recommendations to the compensation committee concerning the form and amount of the compensation for our senior officers (excluding their own compensation). The committee’s report appears under “Executive Compensation Matters — Compensation Committee Report.” Please also see “Executive Compensation Matters — Compensation Discussion and Analysis” for additional information about, and the processes and procedures for determining, executive officer compensation.

The compensation committee administers our equity compensation plans, our nonqualified deferred compensation arrangements, and our 401(k) Plan.

Compensation Committee Interlocks and Insider Participation.    No member of the compensation committee: (i) was, during the year ended December 31, 2011, or had previously been, an officer or employee of the company or (ii) had any material interest in a transaction with the company or a business relationship with, or any indebtedness to, the company. No interlocking relationships existed during the year ended December 31, 2011, between any member of the board or the compensation committee and an executive officer of the company.

Executive Committee.    The executive committee is organized with the purpose of meeting and acting only if action by the board is required, the board is unavailable, and the matter to be acted on is time-sensitive. The executive committee has and may exercise all of the powers and authority of the board, subject to such limitations as the board, its charter and/or applicable law, rules, and regulations may from time to time impose. During 2011, the executive committee did not hold any meetings.

DIRECTOR COMPENSATION

The board’s overall compensation philosophy in connection with our non-employee directors is to provide a mix of cash and equity-based compensation, with the goal of paying more of such compensation in the form of equity and a smaller portion in cash. In determining the appropriate level of non-employee director compensation post-merger, the compensation committee examined total compensation levels of non-employee directors of companies in the S&P 500, as well as for the ten largest REITs by enterprise value. The total compensation level recommended by the compensation committee and determined by the board is in the upper-quartile of those ten largest REITs, but below the median of companies in the S&P 500, which we deemed appropriate for a company of our size and complexity. Officers who also serve as a member of our board are not paid any fees or equity awards for their service on the board. The equity component of the compensation paid to our directors is awarded under the terms of our long-term incentive plans discussed below under “Equity Compensation Plans”. The ten largest REITs analyzed were: Avalon Bay Communities, Inc., Boston Properties, Inc., Equity Residential, General Growth Properties, Inc., HCP, Inc., Host Hotels & Resorts, Inc. Public Storage, Simon Property Group, Inc., Ventas, Inc., and Vornado Realty Trust.

The cash component of our compensation to non-employee directors consists of an annual retainer and other fees for serving as chairs of committees and for attending meetings in excess of the minimum 20 meetings (including both board and committee meetings) covered by the annual retainer. Compensation applicable to service on our board by our non-employee directors for 2011 was as follows:

•	Annual retainer: $84,000 post-merger; $30,000 pre-merger

•	Annual equity awards valued on the grant date at $126,000 post-merger and $130,000 pre-merger:

•

Post-merger equity awards will be in the form of deferred share units (“DSUs”) that will vest upon the earlier of one year from grant or the next annual meeting and will be deferred until at least three years from grant date.

•

Pre-merger equity awards comprised at least 60% in restricted stock, with the remaining 40% in either restricted stock or stock options, at the director’s election. Awards were granted at the annual meeting (generally in May) and generally vested on the date of the next annual meeting, however, awards granted in May 2011 were fully vested on grant date.

•	Lead director retainer: $40,000 post-merger; $15,000 pre-merger

•	Additional annual retainer for serving as chair of a committee:

•	Audit: $25,000 post-merger; $12,000 pre-merger

•	Board Governance and Nomination: $15,000 post-merger; $8,000 pre-merger

•	Compensation: $20,000 post-merger; $10,000 pre-merger

•	Executive: $5,000 pre-merger

•	Attendance at board meetings and at committee meetings on which the director serves in excess of a combined 20 board and committee meetings per year:

•	Post-merger: meeting fee of $1,500 for each meeting attended in excess of 20 meetings annually

•	Pre-merger: $7,500 annual retainer for service on audit committee.

We reimburse our directors for reasonable travel costs incurred to attend the meetings of the board and its committees.

Stock Ownership Guidelines.    Our directors must comply with our stock ownership guidelines established in June 2011. The guidelines, which are also applicable for the named executive officers and certain other senior officers, require the director to maintain an ownership level in our common stock equal to five times their annual retainer ($420,000 for 2011). Shares included as owned for directors include common stock owned outright, vested equity awards (other than stock options), including vested dividend equivalent units (“DEUs”), shares held in the director’s hypothetical fee deferral account (see discussion below), and operating partnership units. Once the value prescribed in the ownership guidelines has been met by a director, the number of shares required to meet the guidelines at that point in time will be computed and will be fixed as the “required share count” for meeting the guidelines in future periods. Until such time as the guidelines are met, we will require the director to retain and hold 50% of any shares received under our equity compensation plans. Additionally, our insider trading policy prohibits our directors and employees, including the persons covered by the guidelines, from hedging the economic risk associated with ownership of our common stock.

Nonqualified Deferred Compensation Plans for Directors.    Our directors may participate in our nonqualified deferred compensation plans (see the narrative discussion under the Nonqualified Deferred Compensation for Fiscal Year 2011 table). The deferred compensation plans in effect in 2011 provided that upon a change in control such as the merger, participants would receive a lump-sum payment equal to the vested account balance. Such distributions were made in June 2011. Deferral elections made under the plans prior to 2011, but with respect to compensation earned in 2011, and beyond remained in force. Messrs. Losh, Burke, and Tusher received distributions in 2011. Ms. Kennard participated in the plans prior to 2011 and also received a distribution in 2011. A new deferred compensation plan was adopted in 2011, the AMB Property Corporation 2011 Notional Account Deferred Compensation Plan (the “Notional Account NQDC Plan”), with the purpose of providing the opportunity for certain participants in our other plans to continue to receive tax deferred earnings with respect to the shares or cash withheld to pay taxes as a result of the required distributions from the other plans triggered by the merger. Mr. Losh and Ms. Kennard are participants in this new plan, which is discussed below. In addition, we adopted a new nonqualified deferred compensation plan for 2012.

Mr. Losh and Ms. Kennard received an “Initial Account Credit” value under the Notional Account NQDC Plan. The Initial Account Credit value was equal to the deemed amount of the tax liability on distributions made in 2011 due to the merger. A “rabbi trust” was created to hold the shares of our common stock and cash reflecting the stock units and cash dividends associated with such share, respectively. The participants in the Notional Account NQDC Plan may direct the plan trustee on how to vote the shares held in the rabbi trust on a pro rata basis.

The Initial Account Credit value is hypothetically invested in “measurement funds” selected by the participant (company stock units, cash, or other investments). Measurement funds are used for measurement purposes only and plan participants do not have rights in or to the underlying hypothetical investments. A Notional Earnings Account is credited with hypothetical earnings or charged with hypothetical losses associated with the underlying hypothetical investments. Upon the participant-elected distribution date (in accordance with Section 409A of the Internal Revenue Code), the participant is entitled to the excess, if any, of the value in the Notional Earnings Account (representing the value of the Initial Account Credit plus cumulative earnings or losses associated with the underlying hypothetical investments, if any) over the Initial Account Credit value.

The Initial Account Credit values for Mr. Losh and Ms. Kennard were $469,558 and $98,047, respectively. For 2011, the Notional Earnings Account was credited with interest at the money market rate.

The ProLogis Deferred Fee Plan for Trustees was assumed by us in the merger. Under this plan, directors had the option to receive their fees currently or they may defer the receipt of their fees until after their service on our board is terminated (deferrals can be in the form of cash or our common stock). Fees earned by participants are credited as shares of common stock to a hypothetical fee deferral account based on the closing price of our common stock as of the date of the deferral. The common stock in the hypothetical account can earn dividends as if the number of common shares in the account were outstanding in the name of the participant. Upon retirement from the board, the participant is issued the number of common shares included in the hypothetical fee deferral account. However, each participant has elected to defer receipt of such common shares generally until more than 60 days following their retirement from the board. Mr. Fotiades and Mr. Steuert were participants in this plan in 2011 and elected to have their fees credited to their hypothetical fee deferral account in the form of common stock. As of

December 31, 2011, including amounts earned as dividends, Mr. Fotiades had a balance of 19,093 shares and Mr. Steuert had a balance of 15,249 shares. No deferrals are being made under this plan after December 31, 2011.

Mr. Lyons and Mr. Zollars have hypothetical fee deferral accounts associated with prior service on the Trust’s board. Mr. Lyons’ balance (1,022 shares at December 31, 2011) continues to be deferred and distributions are scheduled to begin in January 2015). Mr. Zollars’ balance (5,573 shares at December 31, 2011) is being distributed annually through January 2019.

DIRECTOR COMPENSATION FOR FISCAL YEAR 2011*

Name (a)	Fees Earned or Paid in Cash(1) ($) (b)		Stock Awards ($) (c)		All Other Compensation ($) (g)	Total(1) ($) (h)
Lydia H. Kennard	$73,193			$129,995(3)(4)	$—	$203,188
J. Michael Losh	$83,827	(2)		$129,995(3)(4)	$—	$213,822
Jeffrey L. Skelton	$70,673			$129,995(3)(4)	$—	$200,668
Carl B. Webb	$64,327			$129,995(3)(4)	$—	$194,322
George L. Fotiades**	$60,000	(2)	$	—(4)(5)	$—	$60,000
Christine N. Garvey**	$48,462		$	—(4)(5)	$—	$48,462
Irving F. Lyons III**	$71,539		$	—(5)	$—	$71,539
D. Michael Steuert**	$48,462	(2)	$	—(4)(5)	$—	$48,462
William D. Zollars**	$48,462			$—	$—	$48,462
T. Robert Burke***	$17,500	(2)		$129,995(3)	$—	$147,495
David A. Cole***	$20,000			$129,995(3)	$—	$149,995
Frederick W. Reid***	$15,000			$129,995(3)	$—	$144,995
Thomas W. Tusher***	$15,000	(2)		$129,995(3)	$—	$144,995

* Columns (d), (e), and (f) have been omitted from this table because they are not applicable.

** Director joined the board effective with the merger on June 3, 2011. As part of the merger agreement, the outstanding equity awards granted by the Trust to the director were assumed by us and the share terms were converted based on the merger conversion ratio of 0.4464. All other terms of the awards remained the same, including vesting and expiration dates.

*** Director resigned from board of effective June 2, 2011.

(1) The compensation structure for the board of directors is described in the narrative discussion that precedes these footnotes. Mr. Moghadam and Mr. Rakowich do not receive additional compensation associated with their service on the board.

(2) Director deferred the receipt of their cash compensation under one of our nonqualified deferred compensation plans in 2011. See discussion above and also the narrative discussion that follows the Nonqualified Deferred Compensation in Fiscal Year 2011 table.

(3) Represents the grant date fair value of 3,618 fully vested shares of restricted stock awarded to each of our non-employee directors who were elected at our annual meeting on May 5, 2011. The value of the restricted stock is based on the closing price of our common stock on the date of grant which was $35.93 per share. The non-employee directors do not hold any unvested restricted stock at December 31, 2011.

(4) In the past, we and the Trust granted stock options to non-employee directors and trustees as part of their equity compensation. The outstanding stock options granted by the Trust to the trustees were converted and assumed by us under the merger agreement. As of December 31, 2011, all stock options held by our current directors were fully vested and exercisable and were as follows (balances assumed in the merger are presented on a converted basis).

•	Ms. Kennard: 63,375 options with exercise prices ranging from $17.71 to $59.59 and expiration dates ranging from August 16, 2014 to May 6, 2020.

•	Mr. Losh: 94,220 options with exercise prices ranging from $17.71 to $59.59 and expiration dates ranging from January 1, 2013 to May 6, 2020.

•	Mr. Skelton: 91,561 options with exercise prices ranging from $17.71 to $59.59 and expiration dates ranging from May 30, 2012 to May 6, 2020.

•	Mr. Webb: 41,142 options with exercise prices ranging from $17.71 to $52.66 and expiration dates ranging from August 2, 2017 to May 6, 2020.

•

Mr. Fotiades: 4,464 options consisting of 2,232 options each with an exercise price of $54.82 and an expiration date of June 12, 2012 and 2,232 options each with an exercise price of $61.74 and an expiration date of May 20, 2013.

•	Ms. Garvey: 4,464 options each with an exercise price of $98.12 and an expiration date of September 22, 2015.

•	Mr. Steuert: 4,464 options each with an exercise price of $92.14 and an expiration date of May 18, 2015.

(5) Prior to the merger, the Trust granted deferred share units to the non-employee members of its board, which we assumed in the merger. These awards are deferred until after the director’s service on the board ends and earn DEUs, which are fully vested when earned. As of December 31, 2011, the outstanding deferred share units and accrued DEUs at December 31, 2011 held by our current directors who were members of the board of the Trust were as follows (balances assumed in the merger are presented on a converted basis):

•	Mr. Fotiades: 15,304

•	Ms. Garvey: 13,547

•	Mr. Lyons: 7,052

•	Mr. Steuert: 15,304

INFORMATION RELATING TO STOCKHOLDERS, DIRECTORS, NOMINEES,

AND EXECUTIVE OFFICERS

—	Security Ownership

The following table shows the number of shares of our common stock beneficially owned, as of March 2, 2012 (or such other date indicated in the footnotes below), by each person known to us to be the beneficial owner of five percent or more, in the aggregate, of our outstanding common stock.

Name and Address(1)	Number of Shares Beneficially Owned	% of Outstanding Shares of Common Stock
The Vanguard Group, Inc.(2)	43,506,511	9.46%
100 Vanguard Blvd.
Malvern, PA 19355

FMR LLC(3)	38,350,708	8.34%
82 Devonshire Street
Boston, MA 02109

BlackRock, Inc.(4)	33,722,582	7.33%
40 East 52nd Street
New York, NY 10022

Invesco, Ltd.(5)	26,522,807	5.77%
1555 Peachtree Street NE
Atlanta, GA 30309

Cohen & Steers, Inc.(6)	25,968,805	5.65%
280 Park Avenue
10th Floor
New York, NY 10017

Vanguard Specialized Funds — Vanguard REIT Index Fund (7)	25,438,059	5.53%
100 Vanguard Blvd.
Malvern, PA 19355

(1) Entities included in each Schedule 13G filing have represented that the shares of common stock reported were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of Prologis and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.

(2) Information regarding beneficial ownership of our common stock by The Vanguard Group, Inc. (“Vanguard”) and Vanguard Fiduciary Trust Company (“VFTC”), a wholly owned subsidiary of Vanguard, is included herein based on a Schedule 13G/A filed with the SEC on February 9, 2012, relating to such shares beneficially owned as of December 31, 2011. Such report provides that Vanguard: (i) is the beneficial owner of all such common shares (634,893 of such common shares are beneficially owned as a result of its ownership of VFTC); (ii) has sole voting power and shared dispositive power with respect to 634,893 of such common shares; and (iii) has sole dispositive power with respect to 42,871,618 of such common shares.

(3) Information regarding beneficial ownership of our common stock by FMR LLC and certain related entities is included herein based on a Schedule 13G filed with the SEC on February 14, 2012, relating to such shares beneficially owned as of December 31, 2011. Such report provides that: (i) Fidelity Management & Research Company (“Fidelity”), a wholly owned subsidiary of FMR LLC, is beneficial owner of 19,648,500 shares and that FMR LLC with Edward C. Johnson III each has sole dispositive power with respect to the shares beneficially owned by Fidelity; neither FMR LLC nor Mr. Johnson has sole power to vote or direct the voting of such shares; (ii) Fidelity Management Trust Company, a wholly owned subsidiary of FMR LLC (“FMTC”) is the beneficial owner of 147,459 shares and Mr. Johnson and FMR LLC, through its control of FMTC, each has sole power to vote or direct the voting and sole dispositive power with respect to the shares owned by FMTC; (iii) Strategic Advisors, Inc. is beneficial owner of 27,306 of such common shares and Mr. Johnson and FMR LLC, through its control of FMTC, each has sole power to vote or direct the voting and sole dispositive power with respect to the shares owned by FMTC; (iv) Pyramis Global Advisors, LLC (“PGA LLC”) (900 Salem Street, Smithfield, Rhode Island 02917), a wholly owned subsidiary of FMR LLC, is beneficial owner of 596,263 shares and Mr. Johnson and FMR LLC, through its control of PGA LLC, each has sole power to vote or direct the voting and sole dispositive power with respect to the shares beneficially owned by PGA LLC; (v) Pyramis Global Advisors Trust Company (“PGATC”) (900 Salem Street, Smithfield, Rhode Island

02917), an indirect wholly owned subsidiary of FMR LLC, is the beneficial owner of 1,726,593 shares and Mr. Johnson and FMR LLC, through its control of PGATC, each has sole power to vote or to direct the voting and sole dispositive power with respect to the shares beneficially owned by PGATC; and (vi) FIL Limited (Pembroke Hall, 42 Crow Lane, Hamilton, Bermuda) is the beneficial owner of 16,204,587 shares.

(4) Information regarding beneficial ownership of our common stock by entities related to BlackRock, Inc. (“BlackRock”) is included herein based on a Schedule 13G/A filed with the SEC on February 10, 2012, relating to such shares beneficially owned as of December 31, 2011. Such report provides that BlackRock is beneficial owner and has sole voting power and sole dispositive power with respect of all of such common shares

(5) Information regarding the beneficial ownership of our common stock by entities related to Invesco Ltd., organized in Bermuda, included herein based on a Schedule 13G filed with the SEC on February 14, 2012, relating to shares beneficially owned as of December 31, 2011. Such report provides that: (i) Invesco Advisers Inc. has sole voting power with respect to 8,772,306 shares, shared voting power with respect to 94,673 shares, sole dispositive power with respect to 26,274,492 shares, and shared dispositive power with respect to 66,474 shares; (ii) Invesco Investment Advisers, LLC has sole voting and sole dispositive power with respect to 65,546 shares; (iii) Invesco Powershares Capital Management has sole voting and sole dispositive powers with respect to 60,505 shares; (iv) Invesco Asset Management (Japan) Limited has sole voting and sole dispositive power with respect to 52,020 shares; (v) Invesco Powershares Capital Management Ireland Ltd. has sole voting and sole dispositive powers with respect to 2,252 shares; (vi) Stein Roe Investment Counsel, Inc. has sole dispositive power but no voting power with respect to 1,223 shares; and (vii) Invesco National Trust Company has sole dispositive power but no voting powers with respect to 295 shares.

(6) Information regarding the beneficial ownership of our common stock by entities related to Cohen & Steers, Inc. is included herein based on a Schedule 13G/A filed with the SEC on February 14, 2012, relating to such shares beneficially owned as of December 31, 2011. Such report provides that, with respect to the 25,968,805 shares reported: (i) Cohen & Steers Inc. has sole voting power with respect to 10,279,420 such shares and has sole dispositive power with respect to all such shares; (ii) Cohen & Steers Capital Management, Inc. has sole dispositive power with respect to 25,547,838 such shares and has sole voting power with respect to 10,146,236 such shares and (ii) Cohen & Steers Europe S. A. (Chausee de la Hulpe 116, 1170 Brussels, Belgium) has sole voting power with respect to 133,184 such shares and has sole dispositive power with respect of 420,967 such shares.

(7) Information regarding beneficial ownership of our common stock by Vanguard Specialized Funds – Vanguard REIT Index Fund (“Vanguard Funds”) is included herein based on a Schedule 13G/A filed with the SEC on January 26, 2012, relating to such shares beneficially owned as of December 31, 2011. Such report provides that Vanguard Funds is beneficial owner and has sole voting power with respect of such common shares owned at December 31, 2011. Vanguard Funds has no dispositive power with respect of any such shares.

The following table shows the number of shares of our common stock beneficially owned, as of March 2, 2011, by: (i) our co-chief executive officers; (ii) our chief financial officer; (iii) our other named executive officers; (iv) each of our directors; and (v) our directors and all of our executive officers as a group.

	Shares Beneficially Owned
Name (1)	Number of Shares of Common Stock and Units as of March 2, 2012(2)	Number of Shares of Common Stock That May Be Acquired by May 1, 2012(3)(4)	Total Beneficial Ownership	% of Outstanding Shares of Common Stock(5)	% of Outstanding Shares of Common Stock and Units(6)
Named Executive Officers:
Hamid R. Moghadam(7)	3,770,502	2,119,301	5,889,803	1.27%	1.27%
Walter C. Rakowich(8)	128,868	247,900	376,768	*	*
William E. Sullivan	90,991	19,558	110,549	*	*
Thomas S. Olinger(9)	97,681	92,926	190,607	*	*
Guy F. Jaquier(10)	177,360	662,503	839,863	0.2%	0.2%
Eugene F. Reilly	197,375	218,108	415,483	*	*
Edward S. Nekritz	140,482	111,982	252,464	*	*
				*	*
Directors:				*	*
George L. Fotiades	15,814	4,464	20,278	*	*
Christine N. Garvey	7,091	4,464	11,555	*	*
Lydia H. Kennard	17,755	63,375	81,130	*	*
J. Michael Losh(11)	25,339	94,220	119,559	*	*
Irving F. Lyons, III(12)	121,659	—	121,659	*	*
Jeffrey L. Skelton	28,977	91,561	120,538	*	*
D. Michael Steuert	—	4,464	4,464	*	*
Carl B. Webb	24,465	41,142	65,607	*	*
William D. Zollars	9,006	—	9,006	*	*
All directors and executive officers as a group (16 total)	4,853,365	3,775,968	8,629,333	1.86%	1.85%

* Represents less than 0.1% of the outstanding shares of common stock and limited partnership units.

(1) The principal address of each person is: c/o Prologis, Inc., Pier 1, Bay 1, San Francisco, CA 94111.

(2) This column includes shares of common stock and limited partnership units beneficially owned directly or indirectly. Includes vested common stock owned through our 401(k) Plan but excludes common stock that may be acquired within 60 days. Unless indicated otherwise, all interests are owned directly, and the indicated person has sole voting and dispositive power.

(3) This column includes shares of common stock that may be acquired within 60 days through the exercise of vested, non-voting options to purchase our common stock and through scheduled vesting of restricted stock, restricted stock units and associated DEUs. Unless indicated otherwise, all interests are owned directly and the indicated person will have sole voting and dispositive power upon receipt.

(4) This column does not include vested deferred share units held by former members of the Trust’s board and common stock deferred under the ProLogis Deferred Fee Plan for Trustees, all of which are non-voting. Generally, these shares are not payable to the director until his or her service on the board ends or, in the case of Mr. Lyons and Mr. Zollars, are being distributed under deferral payment elections made associated with their previous service on the Trust’s board. See “Director Compensation — Director Compensation for Fiscal Year 2011”. Balances as of March 2, 2012 are as follows:

•	Mr. Fotiades 34,397
•	Ms. Garvey 13,547
•	Mr. Lyons 8,074
•	Mr. Steuert 30,553
•	Mr. Zollars 4,955

(5) The percentage of shares of common stock beneficially owned by a person assumes that all the limited partnership units held by a person are exchanged for shares of common stock, that none of the limited partnership units held by other persons are so exchanged, that all options for the purchase of shares of common stock exercisable by May 1, 2012 held by the person are exercised in full and that no options for the purchase of shares of common stock held by other persons are exercised.

(6) The percentage of shares of common stock and units beneficially owned by a person assumes that all the limited partnership units held by a person are exchanged for shares of common stock, that all of the limited partnership units held by other persons are so exchanged, that all options for the purchase of shares of common stock exercisable by May 1, 2012 held by the person are exercised in full and that no options for the purchase of shares of common stock held by other persons are exercised.

(7) Includes 388,126 limited partnership units, which are exchangeable for the same number of shares of common stock. Of the 3,382,376 shares of common stock included, 75,713 shares are directly owned, 131,776 shares are indirectly held through a trust of which Mr. Moghadam is the trustee, 115,547 shares are held through a rabbi trust pursuant to our deferred compensation plans, for which the trustee holds all voting power, 803,945 shares are indirectly held through the Notional Account NQDC Plan for which Mr. Moghadam has voting power, and Mr. Moghadam shares voting and dispositive power with his spouse with respect to 2,255,395 shares. See the narrative discussion that follows the Nonqualified Deferred Compensation in Fiscal Year 2011 table.

(8) Includes 128,009 shares directly owned, held in a trust for Mr. Rakowich’s family of which Mr. Rakowich is a trustee and a beneficiary, 389 shares owned by Mr. Rakowich’s children, 225 shares held in a trust in which Mr. Rakowich is trustee and for which he disclaims beneficial ownership, and 245 shares held in a trust for Mr. Rakowich’s family for which he disclaims beneficial ownership.

(9) Includes 84,778 shares directly owned and 12,903 shares held through a rabbi trust pursuant to our deferred compensation plans, for which the trustee holds all voting power. See the narrative disclosure that follows the Nonqualified Deferred Compensation in 2011 table.

(10) Includes 110,221 shares directly owned, 31,208 shares indirectly held through a family trust of which Mr. Jaquier is co-trustee, 1,000 shares indirectly held through custodial accounts for Mr. Jaquier’s children, and 34,931 shares held through a rabbi trust pursuant to our deferred compensation plans, for which the trustee holds all voting power. See the narrative discussion that follows the Nonqualified Deferred Compensation in Fiscal Year 2011 table.

(11) Includes 21,339 shares directly owned and 4,000 shares indirectly owned through custodial accounts for Mr. Losh’s children.

(12) Includes 20,500 shares directly owned and 22,431 shares held through a family trust of which Mr. Lyons is trustee. Also includes 78,728 shares that are issuable upon exchange of limited partnership units.

—	Certain Relationships and Related Transactions

Related Parties Transaction Policy.    Our Articles of Incorporation contain procedures for authorizing related party transactions. The board of directors may authorize any agreement or other transaction with any party even though one or more of our directors or officers may be a party to such an agreement or is an officer, director, stockholder, member, or partner of the other party if: (i) the existence of the relationship is disclosed or known to the board of directors, and the contract or transaction is authorized, approved or ratified by the affirmative vote of not less than a majority of the disinterested directors, even if they constitute less than a quorum of the board; (ii) the existence is disclosed to the stockholders entitled to vote, and the contract or transaction is authorized, approved or ratified by a majority of the votes cast by the stockholders entitled to vote (excluding shares owned by any interested director or officer or the organization in which such person is a director or has a material financial interest); or (iii) the contract or transaction is fair and reasonable to the company.

We recognize that transactions between us and related parties can present potential or actual conflicts of interest and create the appearance that our decisions are based on considerations other than our best interests and the best interests of our stockholders. Related parties may include our directors, executives, significant stockholders, and immediate family members and affiliates of such persons. Accordingly, several provisions of our code of ethics and business conduct are intended to help us avoid the conflicts and other issues that may arise in transactions between us and related parties, including the following:

•	employees will not engage in conduct or activity that may raise questions as to the company’s honesty, impartiality, or reputation or otherwise cause embarrassment to the company;

•	employees shall not hold financial interests that conflict with or leave the appearance of conflicting with the performance of their assigned duties;

•	employees shall act impartially and not give undue preferential treatment to any private organization or individual; and

•	employees should avoid actual conflicts or the appearance of conflicts of interest.

Our code may be amended, modified, or waived by our board or the board governance and nomination committee, subject to the disclosure requirements and other provisions of the rules and regulations of the SEC and the NYSE.

Although we do not have detailed written procedures concerning the waiver of the application of our code of ethics and business conduct or the review and approval of transactions with directors or their affiliates, our directors would consider all relevant facts and circumstances in considering any such waiver or review and approval, including:

•	whether the transaction is in, or not inconsistent with, the best interests of the company and its stockholders;

•	the terms of the transaction and the terms of similar transactions available to unrelated parties or employees generally;

•	the availability of other sources for comparable products or services;

•	the benefits to the company;

•	the impact on the director’s independence, if the transaction is with a director or an affiliate of a director; and

•	the possibility that the transaction may raise questions about the company’s honesty, impartiality, or reputation.

In 1993, the Trust acquired an industrial real estate portfolio from entities in which Mr. Lyons was an owner and principal officer. The transaction was negotiated at arm’s length before the Trust became affiliated with Mr. Lyons. As a result of the transaction, Mr. Lyons, through entities in which he has ownership interests, acquired an ownership interest in ProLogis Limited Partnership-I (the entity formed to own the acquired real estate assets). Mr. Lyons’ indirect interest is 1.2% as of December 31, 2011 (equal to 78,728 units that are exchangeable for 78,728 shares of our common stock). ProLogis Limited Partnership-I currently has $26.4 million of secured loans with a third-party lender. Mr. Lyons and other limited partners of ProLogis Limited Partnership-I entered into an agreement in 2003 to guarantee up to $25 million of these secured loans. The guaranty was not required by the Trust and it did not affect the Trust, nor does it affect us currently, but was entered into for reasons personal to Mr. Lyons and the other limited partners. The board believes that this relationship is consistent with our related parties transaction policy discussed above.

—	Certain Information with Respect to Executive Officers

Biographical summaries of the experience of our executive officers, other than Mr. Moghadam and Mr. Rakowich, are presented below. Information for Mr. Moghadam and Mr. Rakowich is included under Proposal 1, Election of Directors.

William E. Sullivan.    Chief Financial Officer

Mr. Sullivan, 57, has been our chief financial officer since the merger in June 2011 and he was chief financial officer of ProLogis (our merger partner) from April 2007 to June 2011. Prior to joining ProLogis in March 2007, Mr. Sullivan was the founder and president of Greenwood Advisors, Inc., a financial consulting and advisory firm that provided strategic planning and implementation services to small and mid-cap companies (2005 to 2007) and he was chairman and chief executive officer of SiteStuff, Inc., an online procurement company serving the real estate industry (2001 to 2005). Mr. Sullivan continued as chairman of SiteStuff, Inc. until June 2007. Mr. Sullivan holds Master of Business Administration degree from Northwestern University and a Bachelor of Science degree in Business Administration from Georgetown University. Mr. Sullivan will retire in May 2012.

Thomas S. Olinger.    Chief Integration Officer

Mr. Olinger, 45, has been our chief integration officer since the merger in June 2011 and he was chief financial officer of AMB, from March 2007 to June 2011. Prior to joining AMB Property Corporation in February 2007, Mr. Olinger was the vice president and corporate controller at Oracle Corporation, an enterprise software company and provider of computer hardware products and services. Prior to his employment with Oracle, Mr. Olinger was an accountant and partner at Arthur Andersen LLP, where he served as the lead partner on our account from 1999 to 2002. Since January 2011, Mr. Olinger has served as a director of American Assets Trust, a real estate investment trust. Mr. Olinger holds a Bachelor of Science degree in Finance from Indiana University. Mr. Olinger is expected to become our Chief Financial Officer in May 2012 upon the retirement of Mr. Sullivan.

Guy F. Jaquier.    Chief Executive Officer, Private Capital

Mr. Jaquier, 53, has been chief executive officer, Private Capital, since the merger in June 2011. Mr. Jaquier was president, Private Capital (from January 2010) and president, Europe & Asia (from February 2007) of AMB until the merger in June 2011. Prior to joining AMB Property Corporation in June 2000, Mr. Jaquier was an executive at California Public Employees’ Retirement System, most recently as senior investment officer for real estate. Mr. Jaquier holds a Bachelor of Science degree in Building Construction Management from the University of Washington and a Master of Business Administration degree from the Harvard Graduate School of Business Administration.

Eugene F. Reilly.    Chief Executive Officer, The Americas

Mr. Reilly, 50, has been chief executive officer, The Americas, since the merger in June 2011 and he served as president, The Americas, as well as a number of other executive positions, at AMB, from October 2003 until the merger in June 2011. Prior to joining AMB Property Corporation in October 2003, Mr. Reilly was chief investment officer of Cabot Properties, Inc., a private equity industrial real estate firm of which he was also a founding partner. Since January 2010, Mr. Reilly has served as a director of Strategic Hotels and Resorts, a real estate company. Mr. Reilly holds an A.B. degree in Economics from Harvard College.

Edward S. Nekritz.    Chief Legal Officer and General Counsel

Mr. Nekritz, 46, has been our chief legal officer and general counsel since the merger in June 2011 and he was general counsel of ProLogis (our merger partner) from December 1998 to June 2011. Mr. Nekritz was also secretary of ProLogis since March 1999 and Head of Global Strategic Risk Management from March 2009 to June 2011. Prior to joining ProLogis in September 1995, Mr. Nekritz was an attorney with Mayer, Brown & Platt (now Mayer Brown LLP). Mr. Nekritz holds a Juris Doctor degree from the University of Chicago Law School and an A.B degree in Government from Harvard College.

EXECUTIVE COMPENSATION MATTERS

COMPENSATION DISCUSSION AND ANALYSIS

Prior to June 3, 2011, we were known as AMB Property Corporation. On June 3, 2011, we merged with ProLogis (which we will refer to as the Trust). While we were the surviving legal entity, effective with the merger we changed our name to Prologis, Inc. The information presented under “Executive Compensation Matters” relates to the full year 2011for Prologis, Inc. (formerly known as AMB Property Corporation).

This discussion describes our material compensation policies and practices generally, as well as their application to the compensation awards and decisions made with respect to 2011 for our named executive officers, as presented in the tables and narratives that follow. You should read this discussion in conjunction with the other compensation information presented in this proxy statement, specifically the tables and narratives. While the following discussion primarily focuses on the 2011 information that is presented in the accompanying tables and narratives, it also addresses decisions that were taken in other periods to the extent that these decisions are relevant to the full understanding of the compensation decisions for 2011.

Our named executive officers for 2011 are:

•	Hamid R. Moghadam — Chairman and Co-Chief Executive Officer of Prologis, Inc. (formerly Chairman and Chief Executive Officer of AMB)

•	Walter C. Rakowich — Co-Chief Executive Officer of Prologis, Inc. (formerly Chief Executive Officer of the Trust)

•	William E. Sullivan — Chief Financial Officer of Prologis, Inc. (held same position at the Trust before the merger)

•	Thomas S. Olinger — Chief Integration Officer of Prologis, Inc. (formerly Chief Financial Officer of AMB)

•	Guy F. Jaquier — Chief Executive Officer, Private Capital of Prologis, Inc. (formerly President, Private Capital, Europe & Asia of AMB)

•	Eugene F. Reilly — Chief Executive Officer, The Americas of Prologis, Inc. (formerly President, The Americas of AMB)

•	Edward S. Nekritz — Chief Legal Officer and General Counsel of Prologis, Inc. (formerly General Counsel and Head of Global Strategic Risk Management of the Trust).

Mr. Rakowich will retire at the end of 2012 at which time Mr. Moghadam will be the Chairman and Chief Executive Officer. Mr. Sullivan will retire in May 2012, at which time Mr. Olinger will become Chief Financial Officer. In addition, our senior management team includes: Gary E. Anderson, Chief Executive Officer, Europe and Asia, Michael S. Curless, Chief Investment Officer, and Nancy J. Hemmenway, Chief Human Resources Officer.

—	Executive Summary

•	Business Highlights

On June 3, 2011, we completed the largest merger of equals in the REIT industry. We are the leading global owner, operator, and developer of industrial real estate, focused on locations tied to global trade across the Americas, Europe, and Asia. As of December 31, 2011, we had approximately 600 million square feet of modern distribution facilities owned and managed in 22 countries. Under the terms of the merger, the Trust’s shareholders received 0.4464 of a share of AMB’s common stock for each outstanding common share of beneficial interest in the Trust.

At the time of the merger, we established five key strategic priorities to guide our path over the next two years. These priorities were:

•	to align our portfolio with our investment strategy while serving the needs of our customers;

•	to strengthen our financial position and build one of the top balance sheets in the REIT industry;

•	to streamline our private capital business and position it for substantial growth;

•	to improve the utilization of our low yielding assets; and

•	to build the most effective and efficient organization in the REIT industry and to become the employer of choice among top professionals interested in real estate as a career.

In support of these strategic priorities, we completed the following activities in 2011:

•	completed the majority of the integration activities associated with the merger, increasing our synergy target to an annual savings of $115 million from original estimate of $80 million;

•	acquired a controlling interest in ProLogis European Properties;

•	reduced our debt levels since June 2011 (which had increased due to the merger and ProLogis European Properties acquisition to $12.1 billion) to $11.4 billion;

•	generated proceeds from dispositions of properties of $1.2 billion (our share) in the second half of 2011;

•	increased our occupancy levels at December 31, 2011 (92.5% leased/92.2% occupied) from June 30, 2011 levels (91.3% leased/90.7% occupied);

•	issued 34.5 million shares of common stock in a public offering at $33.50 per share that generated $1.1 billion in net proceeds;

•	entered into a new global senior credit agreement, terminated our existing global line of credit, and amended a yen revolving credit agreement; and

•	completed an exchange offer for the Trust’s senior notes and exchangeable senior notes.

•	Compensation Highlights

Our compensation philosophy is founded on the principle of pay-for-performance and is structured to align the interests of our executives and our stockholders. We have accomplished this by adopting compensation structures that, we believe, promote the appropriate balance between rewards and risks of strategic decision making and encourage executives to make long-term career commitments to us and our stockholders. Specifically, our compensation philosophy is to:

•	reward and provide incentives for superior corporate, group, and individual performance and use incentive compensation programs to reinforce strategic performance objectives;

•	offer a level of total compensation necessary to attract, retain, and motivate highly competent executives upon whose judgment, initiative, leadership, and continued efforts our success depends; and

•	provide our executives with a compensation program that is equitable, internally consistent, and competitive with the market.

We do not believe that any risks arising from the performance-based aspects of our compensation program are reasonably likely to have a material adverse effect on the company.

We monitor and evaluate our pay practices on a regular basis and strive for alignment of our pay practices with our stockholders’ interests for long-term value and growth.

The primary components of our compensation program—base salary, annual bonus opportunity, long-term equity incentive awards, and benefits (broad-based, senior level, and change in control)—are described below with respect to the purpose, payment terms, and criteria for award below for the named executive officers, excluding Mr. Rakowich. Mr. Rakowich’s compensation for 2011 was governed by his employment agreement originally entered into when Mr. Rakowich became the chief executive officer of the Trust in November 2008 and with a term through the end of 2011, which was assumed in the merger to secure his services during the integration of the two companies until his scheduled retirement at the end of 2012.

The leadership and discipline of our management team, and specifically the executive management team, contributed substantially to the success of the merger and to our progress in meeting the objectives set forth for the new combined company in 2011. As part of the integration process, a focus of the compensation committee is to harmonize the two companies’ compensation programs with the goal of launching a new comprehensive program in 2012, consistent with the completion of the merger integration efforts. Accordingly, the compensation committee chose not to make changes to the compensation of Messrs. Moghadam, Olinger, Jaquier, and Reilly (referred to as the “continuing named executive officers”) in 2011. Further, Mr. Rakowich’s compensation for 2011 was governed by the terms of his employment agreement which was assumed in the merger (Mr. Rakowich’s compensation is discussed later in this analysis and the specific terms of his employment agreement are discussed below in the narrative discussion that follows the Grants of Plan-Based Awards in Fiscal Year 2011 table). The bonus structures as a percentages of base salary for Mr. Sullivan and Mr. Nekritz, who were officers of the Trust prior to the merger, were increased to be consistent with that of AMB. Long-term equity incentive award targets for Mr. Sullivan and Mr. Nekritz were set at levels that would result in target total direct compensation opportunities that were deemed by the Trust’s compensation committee to be appropriate for their roles and responsibilities in the combined company.

Compensation Component	Description and Principal Contribution to Compensation Objectives	2011 Highlights for Named Executive Officers (Sullivan and Nekritz — from merger closing on June 3, 2011 only)
Base Salary

• Bi-weekly fixed cash payments that provide a basic level of annual compensation necessary to attract and retain key talent. Salary levels are based on the specific roles and responsibilities of the position and ongoing individual performance.

• Annual base salaries remained the same as the levels set for 2010.
Annual Bonus Opportunity

• Variable component of annual compensation based on a target level that is set annually as a percentage of base salary.

• Designed to encourage teamwork and innovation, focus attention on specific business objectives, and award the achievement of objectives. For the first half of 2011, objectives primarily related to successful execution of the merger. For the second half of 2011, goals and objectives were based on financial and strategic objectives for the new company and were approved by the compensation committee.

• Final award is based on performance versus previously determined corporate, group, and individual performance goals and objectives. Performance targets based on historical and projected results, market expectations, and peer performance, as well as key business priorities. Difficulty of achieving targets is considered when targets are established.

• Annual cash payment, generally in February for the preceding completed fiscal year. Executive may choose to receive payment in equity (restricted stock units for bonus exchange election related to 2011 bonus) that has a three-year vesting period. An additional value of 25% is added to award if election is made.

• Awards made in 2012 for performance in 2011, and included in the Summary Compensation Table for 2011, were based on bonus opportunity as a % of base salary. The minimum, target, and maximum percentages were not changed in 2011 and are as follows:

—Moghadam:

0% — 150% — 300%

—For all other named executive officers:

0% — 125% — 250%

• Weighting of group and individual performance varies: 80%/20% for Mr. Moghadam; 60%/40% for Messrs. Jaquier, and Reilly; and 50%/50% for Messrs. Sullivan, Olinger, and Nekritz.

• Upon completion of the merger, the bonus structures for Mr. Sullivan and Mr. Nekritz were increased to be consistent with that of the continuing named executive officers (0%, 125%, 250%).

• In February 2012, the compensation committee determined bonus awards for 2011 performance reflecting the overall company performance at the exceed target level. Each of the named executive officers’ individual ratings were in the exceed target range. See discussion of individual performance and awards under “— 2011 Compensation Decisions.”

• Mr. Moghadam elected to exchange 100% of his bonus into restricted stock units and Mr. Nekritz elected to exchange 50% of his bonus into restricted stock units.

Long-Term Equity Incentive Annual Program

• Provide executives with incentives to maximize our long-term performance and to promote the interests of our stockholders by providing the opportunity to receive equity awards based on targets established as part of total compensation.

• Comprises significant portion of total compensation for the named executive officers.

• Final awards based on company performance compared to a peer group. Discretion is also utilized as deemed necessary by the compensation committee to achieve overall objectives of compensation program.

• Equity awards generally are paid in common stock under vesting provisions that are contingent on continued employment (currently awards have three-year vesting or continued service periods); awards earn cash dividends or dividend equivalents while outstanding.

• In addition to annual grants, long-term equity awards may be granted for special purposes in connection with recruitment efforts, for retention purposes, or to incentivize or reward key employees. Vesting terms will vary and are designed to meet underlying objectives.

• Awards made in 2011 for the continuing named executive officers, and included in the Summary Compensation Table for 2011, were based on 2010 performance criteria; awards were in the form of restricted stock and stock options. Continuing named executive officers could earn from 60% to 160% of target levels, which were not changed from levels set in June 2010. Target levels were:

—Moghadam: $2,500,000

—Olinger: $750,000

—Jaquier: $1,600,000

—Reilly: $1,600,000

• Performance was based on our three-year total stockholder return (“TSR”) through December 31, 2010 relative to a peer group. Our three-year TSR was considered to be below target. See discussion of individual performance and awards under “— 2011 Compensation Decisions.”

• Special grants of 20,000 restricted shares each were made to Messrs. Olinger, Jaquier, and Reilly in June 2011. These awards were made: (i) in recognition of their efforts in negotiating and closing the merger and (ii) to ensure the successful integration of the two companies and to strategically position the new company. A special award was made by the Trust to Mr. Nekritz prior to the merger of 33,480 RSUs for similar reasons.

Broad-based Benefits

• Provide health and financial protection to employees and consist of:

• Health benefits with costs shared by us and the employee;

• Insurance (life insurance, accidental death and dismemberment insurance, and disability insurance) with costs shared by us and the employee or paid solely by the employee; and

• Matching contributions to the 401(k) Plan (50 cents for every dollar contributed by the employee up to 6% of the employee’s annual compensation).

• Named executive officers participate in the same benefit programs as all other employees. • No changes were made to our broad-based benefits programs in 2011.
Senior-level Benefits

• Provided to certain employees to allow us to be competitive in attracting, retaining, and motivating high-quality competent employees and consist of:

• Deferred compensation plans;

• Perquisites and personal benefits — generally consist of financial planning services and reimbursement of parking expenses; and

• Relocation benefits — offered to encourage certain employees to accept employment with us and/or relocate based on job requirements after joining the company.

• Prior to 2011, named executive officers received tax gross-up payments with respect to perquisites (financial planning services and parking reimbursements). This practice was discontinued in 2011 and no gross-up payments were made in 2011.

• See discussion of deferred compensation plans under Nonqualified Deferred Compensation in Fiscal Year 2011. Additional information on perquisites provided to our named executive officers is provided in the footnotes to the Summary Compensation Table.

Change in Control Benefits

• Benefits provided upon loss of, or change in, employment following a change in control (involuntary termination without cause or voluntary termination for good reason (constructive discharge)), which, in addition to providing a fair and reasonable severance in connection with a change-in-control-related termination, serves the best interests of the stockholders by:

• providing for continuity of the management team’s services during a threatened or actual change in control, as well as providing for their best efforts over a change in control transition period; and

• increasing the objectivity of the management team in analyzing a proposed change in control and advising the board whether such a proposal is in the best interests of the company and its stockholders.

• Cash payments are determined by applying a factor to salary and/or target cash bonus levels based on terms of agreements. Cash payments are paid on “double-trigger” (change in control occurred and officer’s employment status is impacted).

• Accelerated vesting of unvested equity awards available through agreements or terms of long-term incentive plans under “double-trigger” provision.

• The change in control benefits and the agreements that provide for such benefits are discussed in more detail below under Potential Payments Upon Termination or Change in Control

• Agreements with Mr. Sullivan and Mr. Nekritz were modified to include the merger as a qualifying event for severance benefits even though percentage ownership change was not over 50% to ensure equal treatment with the continuing named executive officers under their agreements.

• Prior to the merger closing, Messrs. Moghadam, Olinger, Jaquier, and Reilly amended their agreements to include a “double-trigger” provision for acceleration of vesting of unvested equity awards to ensure that no such acceleration provisions were triggered with the merger.

•	Governance Highlights

We believe the compensation programs for our executive officers, as outlined below, are reasonable and are competitive with compensation programs provided to similarly situated officers at our peer companies. Specifically, we believe the annual bonus and equity incentive payments made to the named executive officers named for 2011 are appropriate and commensurate with our 2011 financial and strategic performance, as well as the individual achievements of the named executive officers during the year. Further, we do not believe that our compensation program encourages our management team to take excessive risks in their business decisions and we believe that the long-term equity incentive opportunities provided to our executive officers are appropriate and awarded in a manner consistent with our philosophy of aligning our executives’ interests with those of our stockholders for long-term value and growth.

Highlights of our programs that support recognized corporate governance “best practices” and mitigate potential risks include:

•

Compensation for our named executive officers includes, in addition to a base salary, an annual bonus opportunity and the potential to receive long-term equity incentive awards—both determined by performance:

•

Our targets and ranges for bonuses and long-term equity compensation payments are based on company, group, and individual performance goals and objectives, with differing performance metrics for the bonus pool and the equity pool. No minimum payout is guaranteed.

•	Fixed component of compensation is small component of total compensation, generally less than 30%.

•	We do not provide for any guarantees for salary increases.

•

Generally, we do not have employment contracts with our executives other than change in control agreements or executive protection agreements. In connection with the merger, we assumed Mr. Rakowich’s employment agreements with the Trust through 2012 to assist with the integration of the two companies. The assumption of these agreements was provided for under the merger agreement and was disclosed for consideration of our stockholders in the proxy statement related to the approval of the merger. See discussion below.

•	We provide minimal perquisites to our executives.

•	We discontinued the practice of providing tax gross-up payments associated with perquisites effective in 2011 and no tax gross-up payments were made in 2011.

•	Our perquisites are generally limited to financial planning services, parking, and, as necessary, relocation benefits.

•	We do not have excessive severance arrangements with our executives.

•	Cash payments in connection with a change in control do not exceed two times base salary and bonus, and are paid out only on “double-trigger” events.

•

We amended all change in control agreements to provide for a “double-trigger” before acceleration of vesting of equity awards will occur. Prior to the merger, certain of these agreements provided for acceleration of vesting provisions for unvested equity awards upon completion of a change in control, regardless of the executive’s employment status after the change. All executives who were parties to change in control agreements waived the “single-trigger” provision and executed revised agreements so that no acceleration occurred for continuing executives as a result of the merger.

•	Our executives’ interests are aligned with our stockholders interest.

•

Our insider trading policy prohibits aggressive or speculative trading in our stock, including hedging. Our directors and executives are further prohibited from hedging the economic risk of ownership of our stock.

•

We cannot re-price or replace any underwater stock options without stockholder approval. To date we have not undertaken any re-pricings or replacements, although the Trust did exchange underwater stock options in 2010 for employees, other than its named executive officers, after obtaining the approval of its shareholders.

•	We instituted new stock ownership and holding guidelines for executives and directors requiring from three to ten times annual salary or board retainers to be retained in stock holdings.

•	Our long-term equity incentive awards generally have vesting periods of three to five years.

•	We formalized a recoupment policy in 2011 under which performance-based compensation awarded to certain officers may be recovered if financial results are restated.

•	Our compensation committee is made up of directors who are independent and the committee engages an independent compensation consultant to assist them in administering our compensation program.

•

Our compensation committee and our audit committee monitor our risk management objectives to ensure that our compensation policies and practices do not materially increase our risk profile with respect to incentivizing our employees, and meet to discuss such objectives.

•	Our board governance and nomination committee reviews the process used by the compensation committee to evaluate the performance of our co-chief executive officers.

At our annual meeting in May 2011, we held advisory (non-binding) votes on the compensation of our named executive officers for 2010 (referred to as the “Say-on-Pay vote”) and on the frequency for holding the Say-on-Pay vote (referred to as the “Say-on-Frequency vote”) as required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”). In the Say-on-Pay vote, our stockholders voted their approval of our 2010 executive compensation. In the Say-on-Frequency vote, our stockholders expressed a preference for holding such Say-on-Pay votes annually. Accordingly, and in light of the merger and the resulting significant changes to our board of directors, stockholders and management, we are holding advisory Say-on-Pay and Say-on-Frequency votes at the annual meeting in 2012.

—	Executive Compensation Administration

Our executive compensation program is administered by the compensation committee of our board of directors. The compensation committee retains the services of an independent compensation consultant to assist with the formulation and administration of the executive compensation program. The compensation committee retained FW

Cook as its independent compensation consultant after the merger in June 2011. Prior to the merger, Towers Watson was our independent compensation consultant. FW Cook served as consultant to the compensation committee of the Trust prior to the merger.

The compensation committee is responsible for, among other things, reviewing the performance of our named executive officers and determining their compensation. In determining compensation, the compensation committee:

•

believes that compensation should be based on the principle of pay for performance and that as a named executive officer, a larger portion of the total compensation should consist of long-term equity incentive compensation because this compensation mix promotes a closer alignment of long-term interests between the named executive officer and stockholders;

•

does not specifically target any compensation amounts for our named executive officers to the compensation practices of other companies but considers market compensation levels for similarly situated executives from a comparison group of companies as a frame of reference for its annual analysis (such annual review was not done in 2011 due to the merger);

•	generally believes that the compensation for the named executive officers as compared to the market should reflect the scope and characteristics of our operations; and

•

considers each named executive officer’s responsibilities and role within the company in determining performance targets and measures, individual compensation levels, and the mix of compensation in relation to the levels and mix of compensation of the company’s other named executive officers and senior officers.

The compensation committee evaluates company and individual performance after the close of the calendar year against pre-established goals and objectives for that year. The compensation committee considers the total compensation of the named executive officer for a particular calendar year to be the base salary paid in that year and the bonus and long-term equity incentive awards that are based on performance during that year but that are determined by them and awarded after the close of the calendar year. Accordingly, the total compensation for a particular year, as considered by the compensation committee, is not necessarily the same as the total compensation for a particular year as presented in the Summary Compensation Table that follows this analysis, which presents equity awards granted in the fiscal year regardless of the year to which performance relates.

Generally, the compensation committee reviews the elements of compensation for our executive officers, including our named executive officers with its compensation consultant on an annual basis in June. This review includes assessing the reasonableness of the compensation levels in keeping with our overall compensation philosophy and their competitiveness with respect to our ability to hire, retain, and motivate key employees. As part of this annual review, the compensation consultant provides the committee with a compensation analysis of our peer group using information found in proxy statements and other SEC filings, and values each component of compensation awarded including base salary, bonus, equity awards, and perquisites. Additionally, the consultant shares with the compensation committee its observations on competitive market trends. The compensation committee considers this analysis along with company business strategies, objectives, and financial condition when setting annual compensation values for each component of total remuneration for the executives. In 2011, the compensation committee did not perform an annual review as described above. Due to the merger, which closed on June 3, 2011, a focus of the compensation committee is to harmonize the two individual companies’ compensation programs with the goal of launching a new comprehensive program in 2012, consistent with the completion of the merger integration efforts.

After the close of the calendar year, the compensation committee evaluates the individual performance of the chief executive officer (co-chief executive officers for 2011) and determines his annual bonus and long-term equity award. The co-chief executive officers did not participate in or influence the decisions of the compensation committee with respect to their compensation. In addition, the compensation committee reviews and discusses the co-chief executive officers’ recommendations concerning compensation of the other named executive officers and certain other senior officers related to company and individual performance. For 2011, both Mr. Moghadam and Mr. Rakowich participated in the company performance review and made joint recommendations to the compensation committee on compensation for executives other than themselves. Mr. Moghadam and Mr. Rakowich attended certain of the meetings of the compensation committee at which compensation matters were discussed but were not in attendance when their own compensation was discussed. The compensation recommendations and performance opinions of Mr. Moghadam and Mr. Rakowich were among the factors considered by the compensation committee in determining the compensation for the other named executive officers and certain other senior officers, but were not the sole factor in any compensation decisions.

In determining the final compensation payable to all our named executive officers for 2011, the compensation committee evaluated all factors that it deemed relevant in light of our compensation philosophy discussed above, the criteria established for the annual bonus program and the annual long-term equity incentive plan, and the recommendations of our co-chief executive officers. Further, in exercising judgment with respect to the total compensation of each individual named executive officer, other significant factors were considered, including:

•	the nature and scope of each named executive officer’s responsibilities and their ability to adapt to the changing dynamics brought about by the merger;

•	the specific skills and talents of each named executive officer;

•	the named executive officer’s contributions toward the overall company performance targets;

•	the success of each individual named executive officer’s integration teams; and

•	in the case of Mr. Rakowich, the terms of his employment agreement.

—	Executive Compensation Program

Generally, our compensation program employs common elements across our entire senior management team (base salary, annual bonus opportunity, and potential for long-term equity incentive awards). The annual bonus opportunity and the potential for long-term equity incentive awards are determined by performance against company and individual goals and objectives. Differentiation is achieved primarily by the size of the award rather than by the type of award. This approach aligns the objectives of senior management while providing a fair and transparent program that can be easily understood across management levels.

As an employee becomes more senior and his/her responsibilities grow broader in scope, an increasingly greater portion of his/her total annual compensation is at risk as it consists of variable bonus and incentive pay compared to the employee’s base salary. In addition, a larger portion of his/her annual compensation is delivered in the form of equity. We believe this compensation structure aligns such employee’s interests with those of our stockholders.

Additionally, our compensation program includes certain benefits (broad-based, senior level, and change in control). We do not maintain a post-retirement benefit plan for executives, but we do have a 401(k) plan (including matching contributions from us to certain levels) and deferred compensation plans. Our benefit programs are described under “— Executive Summary — Compensation Highlights.”

We do not generally enter into employment agreements, other than change in control or executive protection agreements, with executives. Mr. Rakowich had an employment agreement with the Trust that was entered into in November 2008 when he became the Trust’s chief executive officer. The agreement’s term expired on December 31, 2011. To secure his services through 2012 to assist with merger integration, we assumed Mr. Rakowich’s employment agreement for 2011, as well as his agreement for 2012 that was entered into in January 2011, which provides that Mr. Rakowich will retire at the end of 2012. Mr. Rakowich’s agreements are described in more detail in the narrative discussion that follows the Grants of Plan-Based Awards in Fiscal Year 2011 table and certain provisions of the employment and executive protection agreements are described under Potential Payments Upon Termination or Change in Control.

We award our executives with incentive pay after the end of our fiscal year based on the prior year’s performance. More detail on the specific corporate performance objectives used in determining 2011 annual bonus and long-term incentive payments follows under “— 2011 Compensation Decisions.” We strongly believe that, by providing a pay-for-performance compensation program, we establish and maintain a performance and achievement-oriented environment throughout the organization and attract and retain exceptional talent.

•	Risk Mitigation

We do not believe that our compensation policies and practices encourage our named executive officers or any of our other employees to take inappropriate or excessive risks. Our compensation committee and audit committee monitor our risk management objectives to ensure that our compensation policies and practices do not materially increase our risk profile with respect to incentivizing our employees, and meet to discuss such objectives. In addition, elements in our compensation program serve to mitigate excessive risk taking—for example, our recoupment policy and our share ownership guidelines.

Our management provides a quarterly report to the board regarding how the company is performing compared to our business plan and performance measure objectives. Furthermore, we believe that the reviews and other processes performed by our board and the internal management controls we have in place, which include a series of checks and balances with respect to the commitment of capital, further ensure that excessive risk taking is not undertaken.

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Our share ownership guidelines were amended in 2011 after the merger was completed. The current guidelines, applicable for the named executive officers, certain other senior officers, and directors, require each named executive officer to maintain an ownership level in our common stock equal to a multiple of his or her base salary (ten times base salary for Mr. Moghadam, five times base salary for Mr. Rakowich, and three times base salary for Messrs. Sullivan, Olinger, Jaquier, Reilly, and Nekritz). Further, the guidelines require directors to maintain an ownership level in our common stock equal to five times their annual retainer. Until such time as the guidelines are met, we will require the named executive officer to hold 50% of the net profit shares from any equity award distribution (net profit shares are the shares remaining after shares are withheld to pay the exercise price and/or taxes due from the named executive officer). Additionally, our insider trading policy prohibits all employees and directors from hedging the economic risk associated with the common stock held.

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Our board has adopted a recoupment policy which provides that, in the event of a substantial restatement of our previously issued financial statements, a review will be undertaken by the board of performance-based compensation awarded to certain officers that was attributable to our financial performance during the time periods restated. If the board determines that an officer was improperly compensated and that it is in our best interests to recover or cancel such compensation, the board will pursue all reasonable legal remedies to recover or cancel such performance-based compensation. The policy further provides that if the board learns of any misconduct by certain officers that caused the restatement, the board shall take such action as it deems necessary to remedy the misconduct, prevent its recurrence and, if appropriate, based on all relevant facts and circumstances, punish the wrongdoer. Such punishment by the board could include dismissal, legal action for breach of fiduciary duty, or such other action to enforce the officer’s obligations to us as may fit the facts surrounding the particular case. In determining the appropriate punishment, the board may take into account punishments imposed by third parties and the board’s power to determine the appropriate punishment for the wrongdoer is in addition to, and not in replacement of, remedies imposed by such third parties.

—	2011 Compensation Decisions

The compensation decisions with respect to the named executive officers’ compensation for 2011, as presented in the Summary Compensation Table, are discussed below. With respect to Messrs. Sullivan and Nekritz these decisions concern their compensation after joining the company following the merger. With respect to Mr. Rakowich, the terms of his employment agreements with the Trust were assumed as part of the merger. These agreements specified Mr. Rakowich’s base salary, bonus opportunity, and value of long-term equity incentive awards for both the remainder of 2011 and through his retirement which will be effective on December 31, 2012. Discussion of Mr. Rakowich’s compensation is presented separately below because there is only limited discretion that can be applied by the compensation committee in making Mr. Rakowich’s compensation awards.

•	Annual Base Salary

The annual base salaries for 2011 did not change from the 2010 levels. The annual base salaries for the named executive officers, other than Mr. Rakowich, for 2011 were (annualized for Mr. Sullivan and Mr. Nekritz for the full year):

•	Mr. Moghadam: $675,000

•	Mr. Sullivan: $550,000

•	Mr. Olinger: $400,000

•	Mr. Jaquier: $425,000

•	Mr. Reilly: $425,000

•	Mr. Nekritz: $500,000

•	Annual Bonus Program

For the first half of 2011, performance objectives for the annual bonus program related to successful execution of the merger. For the second half of 2011, goals and objectives were based on specific financial and strategic objectives for the new company, related to the business plan developed after the merger.

The compensation committee approved the measurement of the company’s performance on the following six key performance measures and targets derived from the priorities included in our 2011 business plan. Actual performance against these measures resulted in an overall company performance at the exceed target level.

Key Performance Measure	Weighting	Target	Actual	Performance Against Target
Core FFO per share(a)	30%	$0.78	$0.88	Exceed
Synergies(b)	20%	$46 million	$65 million	Exceed
Capital recycling (dispositions and contributions)	20%	$1.0 billion	$1.65 billion	Exceed
Capital partners(c)	10%	(c)	(c)	Met
Capital deployment
Acquisitions	5%	(d)	(e)	Below
Development starts	5%	(d)	(e)	Below
At risk assets	10%	(e)	(e)	Met

(a) Performance measure based on core funds from operations (“Core FFO”) for the second half of 2011. Core FFO is a non-GAAP measure used by the company. We provide a reconciliation of Core FFO to GAAP net earnings in Item 7 of our Form 10-K for the year ended December 31, 2011.

(b) Performance measure based on merger integration synergies realized by end of 2011.

(c) Non-financial goals established for the Private Capital group focused on solidifying relationships with fund partners and integration objectives with continued focus on fundraising and rationalization and streamlining of funds.

(d) Original targets for acquisition and development levels were not met due to increased focus on quality returns over volume as environment grew more uncertain.

(e) At risk assets identified as those assets with low-yields. Objectives concerned creating value from these assets through the build-out and lease up of our development projects, as well as monetizing our land through development or sale.

Based upon the achievement of these goals, Mr. Moghadam and Mr. Rakowich recommended to the compensation committee, and the compensation committee approved, a corporate performance rating of exceed target (i.e. between target and maximum). The corporate performance rating was used to calculate the corporate performance portion of the named executive officers’ bonus award based on the pre-established weighting for company performance. The company-wide bonus pool for 2011 was determined by aggregating the target levels for all eligible employees and adjusting this total upwards to reflect the exceed target corporate performance for the year. This adjustment resulted in the funding of the company-wide bonus pool at 150% of the target amount (or 75% of the maximum amount). The amount of the bonus pool awarded to the named executive officers, excluding Mr. Rakowich, was $6,035,750 or 11.5% of the total. See discussion of Mr. Rakowich’s compensation below.

The individual performance component of the bonus award was determined by considering the individual achievements of each of the named executive officers and pre-established weighting between company and individual performance for each officer. Mr. Moghadam and Mr. Rakowich provided assessments of the named executive officers’ performance and achievements, other than themselves, that were reviewed and accepted by the compensation committee. Mr. Moghadam and Mr. Rakowich also provided a self-assessment of the chief executive officer role, which they shared since the merger. The compensation committee considered this self assessment in making their determination with respect to the achievements of the combined chief executive officer role. Specific achievements considered were as follows:

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Mr. Moghadam & Mr. Rakowich: Successfully negotiated and closed the merger and demonstrated outstanding leadership in sharing the chief executive role and providing example to executive team and other employees for the integration efforts. Established company core values, vision, mission, and strategic priorities. Promoted active involvement with the board of directors and fostered strong relationships with the investor community.

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Mr. Sullivan: Oversaw the combination and consolidation of two companies from a finance and accounting perspective, integrating the disparate systems and processes. Executed the $1.1 billion equity offering immediately after the merger and closed and oversaw the $2.3 billion recast of the global line of credit, the $4.6 billion bond consent solicitation resulting in ratings upgrades, and over $1 billion of financing/refinancing transactions in the second half of the year.

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Mr. Olinger: Led 16 integration teams involving over 100 employees covering all aspects of the combined company. Established project management office that continues to refine, streamline, and define best practices and policies. Assumed leadership role of the team responsible for developing a single global platform for information collection and reporting.

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Mr. Jaquier: Led team that raised almost $1.8 billion of capital in various funds and oversaw restructuring and rationalization efforts for all funds, while improving performance in certain funds from previously established benchmarks. Led successful integration of the two companies’ Private Capital platforms and implemented standardized policies and reporting.

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Mr. Reilly: Led team that achieved strong property operating performance while overseeing successful integration of the two companies’ operating platforms. Generated a significant portion of the merger synergy cost savings, including the property management and development functions. Oversaw execution of the strategic plan in Brazil including strategic land acquisitions and leasing.

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Mr. Nekritz: Successfully closed the merger and resolved attendant legal issues. Led internal legal and investment services teams in acquisition and disposition activities and in support of financing transactions and fund restructurings. Generated cost savings by internalizing legal function, which was primarily outsourced by AMB prior to the merger and combined the two companies’ insurance programs.

After assessing the overall performance of the company and the individual performances of the named executive officers and the respective weighting between company and individual performance, the compensation committee determined the final bonus awards for 2011 performance to be as follows (awards for Mr. Sullivan and Mr. Nekritz represent full year awards and Mr. Rakowich’s award is discussed under “— Mr. Rakowich’s Compensation”):

•	Mr. Moghadam: $1,518,750 (150% of target)

•	Mr. Sullivan: $1,200,000 (175% of target)

•	Mr. Olinger: $719,000 (144% of target)

•	Mr. Jaquier: $824,000 (155% of target)

•	Mr. Reilly: $797,000 (150% of target)

•	Mr. Nekritz: $977,000 (156% of target)

Bonus Exchange Program.    Under the bonus exchange program that is available to all of our officers, the named executive officers may elect to receive all or a portion of their annual bonus for the 2011 performance year (paid in February 2012) in restricted stock units. Restricted stock units awarded under the exchange program are valued at 125% of the cash bonus exchanged and have a three-year vesting period (40%, 40%, 20%).

Mr. Moghadam elected to exchange his entire bonus of $1,518,750 for restricted stock units and received units valued at $1,898,438 (a premium of approximately 125% or $379,688) and no cash payment. Mr. Nekritz elected to exchange half of his $977,000 bonus for restricted stock units and received units valued at $610,625 (a premium of $122,125) and a cash payment of $488,500. While this program may result in additional compensation for those who elect to participate, the restricted stock units are subject to a three-year vesting period. Accordingly, this program serves to further align the interests of our management with the interests of our stockholders while providing retention incentives.

•	Long-term Equity Incentive Program

The stock awards and option awards that are included in the Summary Compensation Table for 2011 reflect long-term equity incentive awards that were granted in 2011, regardless of the period to which the awards relate. In making compensation decisions, our compensation committee considers the total compensation for 2011 to be the base salary paid in 2011 plus the bonus award and the long-term equity incentive award that relate to performance in 2011 but that are awarded in February 2012. This total compensation figure is not what is reflected in the Summary Compensation Table for 2011. The discussion below addresses the long-term equity awards granted in 2011 for 2010 performance which is relevant to the amounts reported in the accompanying tables for 2011. Additional discussion is also provided of the awards granted in 2012 for 2011 performance (which will be reported in the tables in next year’s proxy statement) because it is relevant in understanding the compensation committee’s perspective of total compensation.

Awards Granted in 2011 for 2010 Performance.    The compensation committee makes the annual awards under the long-term equity incentive program in the first quarter of the year based on performance in the preceding fiscal year. Accordingly, awards granted to the named executive officer in February 2011, and included in the Summary Compensation Table for 2011, were based on an evaluation of the company performance for the previous year. Awards made by the Trust to Messrs. Rakowich, Sullivan, and Nekritz before the merger closed are not included in the Summary Compensation Table for and are not discussed here.

In making its decisions with respect to long-term equity incentive awards, the compensation committee reviews and analyzes the company’s three-year TSR relative to a weighted average TSR of two peer groups. In addition to this TSR performance measure, the compensation committee considers each executive’s individual performance and other relevant factors and may in its discretion modify such long-term equity incentive awards by reducing or increasing the final awards based on group and/or individual performance.

The peer groups for the 2010 performance year were the Cohen & Steers Realty Majors and a group of four industrial real estate peers (Duke Realty Corporation, the Trust (our merger partner), First Industrial Realty Trust, Inc., and EastGroup Properties, Inc.). Duke Realty Corporation and the Trust were also in the Cohen & Steers Realty Majors. Companies that comprised the Cohen & Steers Realty Majors for this performance period were:

Alexandria Real Estate Equities, Inc.	Duke Realty Corporation	The Macerich Company
Apartment Investment & Management Company	Equity Residential	ProLogis
AvalonBay Communities, Inc.	Essex Property Trust, Inc.	Public Storage
Boston Properties, Inc.	Federal Realty Investment Trust	Regency Centers Corporation
BRE Properties, Inc.	HCP, Inc.	Simon Property Group, Inc.
Camden Property Trust	Health Care REIT, Inc.	SL Green Realty Corp.
Corporate Office Properties Trust	Highwoods Properties, Inc.	UDR, Inc.
DCT Industrial Trust	Host Hotels & Resorts, Inc.	Ventas, Inc.
Digital Realty Trust, Inc.	Kimco Realty Corporation	Vornado Realty Trust
Douglas Emmett Inc.	Liberty Property Trust	Weingarten Realty Investors

The combined peer group’s TSR is computed using a weighted average of the TSR of the Cohen & Steers Realty Majors (60%) and the industrial real estate peer group (40%). The compensation committee set the following measures to determine the value of the long-term equity incentive awards:

Performance Measure	Payout %	Company 3-year TSR relative to combined peer group 3-year average TSR
Exceed Target	160% of Target	Greater than 200 bps above
Target	100% of Target	Within 200 bps
Below Target	60% of Target	Greater than 200 bps below

For the three-year period ended December 31, 2010, the combined peer group’s three-year weighted average TSR was -10.93% while our TSR for the same three-year period was -14.39%, or 346 basis points below the combined peer group’s weighted average, resulting in payout at the below-target level. After considering this result plus other relevant factors, in the compensation committee’s judgment, a long-term incentive equity award pool of greater than 60% of target, but less than 100% of target, was established. This level recognized that, while our overall three-year measure was below the peer group, the company had outperformed in the industrial REIT sector for the past year. Long-term equity incentive awards granted in 2011 were as follows:

•	Mr. Moghadam: $2,050,000 (82% of target)

•	Mr. Olinger: $600,000 (80% of target)

•	Mr. Jaquier: $1,200,000 (75% of target)

•	Mr. Reilly: $1,200,000 (75% of target)

In making these award determinations, the compensation committee considered the following achievements for the named executive officers prior to the merger:

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Mr. Moghadam (Chairman and Chief Executive Officer for 2010): Led the team that made excellent progress on our 2010 key priorities including the following: increased occupancy in our core operating portfolio to 93.7%; leasing a record 37.7 million square feet; deploying more than $832 million into a profitable mix of acquisitions, fund investments, and developments; introducing new investment vehicles, including a $433.8 million co-investment venture in Brazil and launching a $315.3 million co-investment venture for Mexican pension plans; raising a record $780 million in private capital; directing critical business development initiatives, and continuing to develop our global talent.

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Mr. Olinger (Chief Financial Officer for 2010): Completed approximately $4 billion in capital markets transactions, thereby extending the weighted average remaining maturity of the company’s share of debt to 4.8 years at an average interest rate of 4.6% and smoothed our debt maturity exposure in future years; made excellent progress on our business process optimization initiatives to overhaul our operating and internal reporting systems; and successfully outsourced our property accounting function.

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Mr. Jaquier (President, Private Capital and Europe and Asia for 2010): In collaboration with other senior leaders raised over $780 million in private capital; established new co-investment funds in Mexico and Brazil; continued the integration of private capital activities into our business; and produced full year average occupancy of 91.8% for Asia and 93.6% for Europe.

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Mr. Reilly (President, The Americas for 2010): Led the team to produce year-end occupancy at 93.2% continuing to significantly outperform the national markets by a record 730 basis points; completed acquisitions in excess of our original plan and $39.9 million in development starts; made significant contributions to private capital fund structuring, marketing, and investor outreach efforts in Mexico, Brazil, U.S., and Canada; and continued to build the Brazil platform and team.

In 2010, the named executive officers and certain other members of executive management receiving a long-term equity incentive award could choose to receive stock options, restricted stock or a combination of both with the restriction that no more than 40% of the award could be in the form of stock options. Restricted stock granted with respect to the long-term equity incentive program in 2011 vests ratably over four years. Stock options awarded under the long-term equity incentive program in 2011 have an exercise price equal to the closing price of our common stock on the date of grant and vest ratably over four years. The vesting periods provide a retention incentive to our executives. The number of stock option grants, which are only of value to our executives if our stock price increases over time, is determined based on the fair value of the option as determined by the Black-Scholes option pricing model.

Awards Granted in 2012 for 2011 Performance.    The methodologies of the two companies differed with respect to long-term equity incentive awards. Further, the compensation committee believed that, although the combined peer group companies originally identified at the beginning of 2011 did include complex publicly traded companies, when taken as a whole, the combined company’s size, breadth, business complexity, and geographic reach were substantially greater than that of the companies making up the combined peer group. Accordingly, for measurement of the new company’s relative performance, a global industrial peer group was identified comprised of the following companies: Global Logistic Properties, Goodman Group, Segro plc, East Group Properties, Inc., First Industrial Realty Trust, Inc., DCT Industrial Trust, and Duke Realty Corporation.

In making its determinations in February 2012 for the 2011 performance year, the compensation committee utilized this newly defined peer group and compared our one-year TSR with the group’s weighted-average one-year TSR (weighted based on market capitalization). The compensation committee used one-year performance rather than three-year performance to focus on performance of the combined company, rather than on historic performance of the two companies. Over the next two years, the compensation committee intends to transition back to measuring three-year historic performance, as the new company gains a longer performance history. For 2011, our TSR outperformed the new peer group by over 300 basis points. Considering the TSR performance, our 2011 financial and qualitative performances measures utilized to determine the annual bonus awards, and the need for consistent treatment of the two employee pools, the compensation committee accepted the recommendations of Mr. Moghadam and Mr. Rakowich and set the long-term incentive equity award pool at 125% of the target pool. The compensation committee then made specific awards to Mr. Moghadam at 160% of target and to Messrs. Sullivan, Olinger, Jaquier, Reilly, and Nekritz at 125% of target. Mr. Moghadam’s award was at the maximum level to reflect his strong leadership of the company in negotiating and closing the merger and throughout the last half of the year in integrating the two companies. The final long-term equity incentive awards were as follows (awards for Mr. Sullivan and Mr. Nekritz represent full year awards and Mr. Rakowich’s award is discussed under “—Mr. Rakowich’s Compensation”):

•	Mr. Moghadam: $4,000,000 (160% of target)

•	Mr. Sullivan: $1,625,000 (125% of target)

•	Mr. Olinger: $937,500 (125% of target)

•	Mr. Jaquier: $2,000,000 (125% of target)

•	Mr. Reilly: $2,000,000 (125% of target)

•	Mr. Nekritz: $531,250 (125% of target)

All equity awards granted in 2012 are in the form of restricted share units that will be earned ratably over a three-year vesting period based on continued service. Mr. Sullivan will vest in the entire award upon his retirement in May 2012 based on the terms of his executive protection agreement, which is discussed below under Potential Payments Upon Termination or Change in Control. The awards made in 2012 for 2011 are not included in the Summary Compensation Table.

Previously, the named executive officers and other executives receiving a long-term equity incentive award could choose to receive stock options, restricted stock or a combination of both with the restriction that no more than 40% of the award could be in the form of stock options. Effective with the awards made in February 2012 for 2011 performance, the compensation committee chose to award only restricted stock units. The compensation committee decided to grant restricted stock units as opposed to stock options because, due to our status as a REIT, restricted stock units are more aligned with total stockholder return as a result of the high proportion of stockholder value created through the dividend. RSUs allow the holder to share in total stockholder return, both through stock price appreciation, and dividends and are directly aligned with stockholders because they have both upside opportunity, as well as downside risk. Further, RSUs can have a stronger retention incentive because they continue to have some value even if the stock price declines after the grant date.

Performance Share Awards Granted by the Trust.    The compensation program of the Trust prior to the merger included the granting of a target number of performance share awards (“PSAs”) to Messrs. Rakowich, Sullivan, and Nekritz in January 2011. The PSAs could be earned based on the performance of the officer with respect to pre-established goals and objectives for the 2011 performance year. Under terms of the merger agreement, all outstanding awards made by the Trust were assumed including the requirement that the earned amount of PSAs be determined after the end of 2011. Given that the previously established goals and objectives were no longer relevant due to the merger, the compensation committee utilized the same criteria established for the granting of long-term equity incentive awards and awarded earned PSAs at 125% of the original target (adjusted for the merger transaction). The values of the earned PSAs awarded to Messrs. Rakowich, Sullivan, and Nekritz as of February 1, 2011, the date they were awarded by the compensation committee, were at 114% of target for Mr. Rakowich and at 125% of target for Mr. Sullivan and Mr. Nekritz.

•	Mr. Rakowich’s Compensation

Mr. Rakowich was previously the chief executive officer of the Trust and joined us as co-chief executive officer effective with the closing of the merger in June 2011. Mr. Rakowich had an employment agreement with the Trust that was entered into in November 2008 when he became the Trust’s chief executive officer and was effective until December 31, 2011 (the 2011 Agreement). On January 30, 2011, Mr. Rakowich entered into a new agreement that would become effective on January 1, 2012 provided that the merger was completed and that he was still employed on that date (the 2012 Agreement). Under the terms of the 2012 Agreement, Mr. Rakowich waived any right that he would have had to terminate employment with the Trust and receive payments and benefits under the terms of the 2011 Agreement solely because his role with the new combined company would change to that of co-chief executive officer. Mr. Rakowich further agreed that he would retire when the 2012 Agreement term expires on December 31, 2012.

Our board believed that Mr. Rakowich’s continued employment with us after the merger was vital for the successful integration of the two companies and the strategic positioning of the new combined company. Given the desire to have Mr. Rakowich join the new company as co-chief executive officer through the integration period, the company agreed to assume the 2011 Agreement, and Mr. Rakowich was paid under the terms of that agreement for the remainder of 2011. The company also assumed the 2012 Agreement that provided for, among other things, Mr. Rakowich’s retirement at the end of 2012 and waiver of certain rights concerning his employment. Accordingly, Mr. Rakowich became our co-chief executive officer in June 2011, primarily responsible for integration of the real estate portfolios, as well as operations, dispositions, capital deployment, and risk management.

Mr. Rakowich’s compensation for 2011, as provided in the 2011 Agreement, included an annual base salary of $1,000,000, a target bonus opportunity in the amount of $2,000,000 (set at 200% of his annual base salary), and a long-term equity incentive award target of $7,500,000. In February 2012, the compensation committee awarded Mr. Rakowich a bonus at the target level. Also, in February 2012, the compensation committee granted Mr. Rakowich a long-term equity incentive award valued at $7,500,000 in the form of restricted stock units. This award will vest to Mr. Rakowich upon his retirement based on the terms of the 2011 Agreement. Neither the annual cash bonus, nor the long-term equity incentive awarded to Mr. Rakowich, reflected any of the uplift in the bonus and equity pools resulting from the company and individual performance evaluations.

•	Other Considerations

Impact of 2011 Non-binding Advisory Say-on-Pay Vote.    At our annual meeting in May 2011, our stockholders voted their approval with 84% of the votes cast in favor of our 2010 executive compensation. Even with the strong approval expressed by our stockholders, our compensation committee believes that our compensation programs should be continually evaluated to ensure that the interests of our executives and stockholders are aligned and that the program continues to be effective in meeting its incentive, motivation, and retention objectives. The compensation committee is focusing on harmonizing the two individual company’s compensation programs with the goal of launching a new program in 2012, consistent with the completion of the merger integration efforts.

New Performance Plans.    In December 2011, the compensation committee approved two new performance compensation plans. These plans introduce two new complementary performance elements to our compensation program:

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The Outperformance Plan rewards relative performance by linking compensation to the long-term total return to our stockholders relative to other REITs. Awards will be made under this plan to the extent our annualized TSR exceeds a benchmark TSR (as measured by the MSCI US REIT Index) by more than 100 bps over a three-year performance period. This plan will have approximately 100 eligible participants, including the named executive officers and other senior officers. The first performance period under the Outperformance Plan begins in 2012.

•

The Private Capital Plan rewards performance by linking compensation to promotes realized by us with respect to real estate funds, venture funds, and joint ventures managed by our Private Capital group. Promotes are generally earned only if returns to our investors in the fund or venture exceed negotiated hurdle rates based on performance of the fund or venture’s real estate investment portfolio. The award pool under this plan will be equal to 40% of any promotes actually received by us. There will be approximately 100 eligible participants in this plan, including the named executive officers and other senior officers, as well as other key contributors from our regional real estate, private capital, and corporate staff teams. Individual awards under this plan are capped and cannot exceed the participants’ compensation (excluding awards under these two new plans) for the two most recent completed years.

In adopting and implementing these two new plans, the compensation committee intended to further incentivize the management team as a whole to drive the growth of the combined company in the face of the increased challenges of operating a larger and more diverse enterprise following the merger. As part of the process of harmonizing the compensation programs of the two individual companies, the compensation committee adopted these two new performance plans. In previous years, AMB and the Trust had each generally targeted total direct compensation opportunities above market median levels. Going forward, the compensation committee believes that the total direct compensation opportunities for our “core” compensation programs, which include base salary, annual cash bonus opportunity, and annual grants under our long-term equity incentive program, should generally be targeted at the median level with opportunities to reward extraordinary performance through these new performance plans. Another factor considered by the compensation committee is that stock options are no longer expected to be awarded. These new performance plans provide the opportunity to earn additional compensation contingent upon extraordinary performance in a more effective and direct manner than was previously provided through stock options.

The compensation committee believes that these new performance plans provide a balance between annual fixed compensation (base salary) and annual variable compensation opportunities by providing participants with the potential to earn significant incentive-based awards if we achieve superior performance. See additional discussion of these plans and our other equity incentive plans in the narrative discussion that follows the Grants of Plan-Based Awards for Fiscal Year 2011 table.

Equity Grant Timing.    The company generally grants long-term equity incentive awards in the first quarter of the year after the performance review for the previous year has been completed. We may also make equity awards when an employee begins employment or when an employee is promoted to the officer level. Until February 2012, employees could choose the mix of their long-term equity awards within certain parameters. This choice included receiving restricted shares, stock options, or a combination. After the annual awards were granted in February 2011, we discontinued the practice of awarding stock options and the annual long-term incentive awards granted in February 2012 consisted entirely of grants of restricted stock units. Our bonus exchange program applicable to the bonus awards made in February 2011 allowed our named executive officers and certain other officers to elect to receive a portion of their bonus in stock option grants or restricted stock grants to be awarded as of the same day the bonus was awarded. We discontinued the election to exchange cash bonuses for stock options after the 2011 bonus exchange program. Our 2012 bonus exchange program offered only restricted stock units in exchange for cash bonuses. The exercise price of stock options granted is the closing price on the date of grant. All awards, including stock option awards, must be approved by the compensation committee. All awards are administered by the Human Resources group and the Stock Plan Administration group (which is part of our Legal department) who review the terms and the timing of awards made by the compensation committee to ensure that the awards are in accordance with our long-term incentive plans and our compensation policies.

Impact of Accounting and Tax Treatment.    In designing our executive compensation program, we consider the tax treatment of compensation paid to our executive officers, including bonuses and long-term equity incentive awards, while also seeking to appropriately reward our executives for their performance. Section 162(m) of the Internal Revenue Code limits the tax deduction for compensation paid to the chief executive officer and any of the three most highly compensated executive officers, other than the chief financial officer, employed by publicly held corporations at fiscal year-end to $1.0 million per year, subject to certain performance, disclosure and stockholder requirements. Grants of stock options are intended to qualify as performance based compensation, which is not subject to the Section 162(m) deduction limitation. The compensation committee presently intends that, so long as it is consistent with our overall compensation objectives, to the extent reasonable, all executive compensation will be deductible for federal income tax purposes. The compensation committee, however, may design programs that recognize a full range of performance criteria important to our success, even where compensation payable under such programs may not be deductible. Because we intend to qualify as a REIT under the Internal Revenue Code, we generally distribute at least 100% of our net taxable income each year and therefore do not pay U.S. federal income tax. As a result, and based on the level of cash compensation paid to our executive officers, the possible loss of a federal tax deduction would not be expected to have a material impact on us.

In addition, we have also structured our executive compensation program with the intention that it is either exempt from or complies with Section 409A of the Internal Revenue Code, which may impose additional taxes on our executive officers for certain compensatory arrangements that provide for the payment of deferred compensation that is not either exempt from or in compliance with Section 409A.

Accounting considerations also play a role in the design of our executive compensation program, in particular, Financial Accounting Standards Board’s Accounting Standard Codification (ASC) Topic 718, Stock Compensation, or ASC Topic 718. Currently, we expense our base salary in the year it is earned. We also expense our annual bonus cash compensation in the year it is earned. In accordance with ASC Topic 718, we expense our stock option and restricted stock grants awarded as part of our annual bonus exchange program and long-term equity incentive program over the vesting period of such grants.

COMPENSATION COMMITTEE REPORT

We, the members of the compensation committee of the board of directors of Prologis, Inc., have reviewed and discussed the Compensation Discussion and Analysis set forth above with the management of the company and, based on such review and discussion, have recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement and, through incorporation by reference from this proxy statement, the company’s Annual Report on Form 10-K for the year ended December 31, 2011.

Compensation Committee:

George L. Fotiades (Chair)

Carl B. Webb

William D. Zollars

SUMMARY COMPENSATION TABLE FOR FISCAL YEAR 2011*

Name and Principal Position (a)	Year (b)	Salary (1) ($) (c)	Bonus (1)(2)(4) ($) (d)		Stock Awards (4)(5) ($) (e)	Option Awards (4)(5) ($) (f)		All Other Compensation (6) ($) (i)	Total(4) ($) (j)
Hamid R. Moghadam**	2011	$675,000	$1,898,438	(3)	$1,229,991	$819,999		$74,702	$4,698,130
Co-Chief Executive	2010	$675,000	$1,950,000	(3)	$1,499,985	$1,001,238		$78,541	$5,204,764
Officer	2009	$613,250	$1,756,118	(3)	$749,991	$753,985		$75,427	$3,948,771

Walter C. Rakowich***	2011	$580,822	$2,000,000		$—	$—		$7,195	$2,588,017
Co-Chief Executive Officer

William E. Sullivan***	2011	$319,452	$1,200,000		$—	$—		$4,680	$1,524,132
Chief Financial Officer

Thomas S. Olinger**	2011	$400,000	$719,000		$1,281,386	$—		$24,712	$2,425,098
Chief Integration Officer	2010	$400,000	$530,000		$739,498	$130,660		$24,121	$1,824,279
	2009	$368,250	$383,000		$269,987	$181,158		$23,771	$1,226,166

Guy F. Jaquier	2011	$425,000	$824,000		$1,641,398	$239,994		$23,212	$3,153,604
Chief Executive Officer,	2010	$425,000	$579,000		$959,990	$640,791		$24,121	$2,628,902
Private Capital	2009	$390,250	$486,000		$474,989	$474,522	(5)	$23,771	$1,849,532

Eugene F. Reilly	2011	$425,000	$797,000		$1,881,373	$—		$24,532	$3,127,905
Chief Executive Officer,	2010	$425,000	$632,000		$1,599,991	$—		$14,508	$2,671,499
The Americas	2009	$390,250	$530,000		$474,989	$474,522	(5)	$22,787	$1,892,548

Edward S. Nekritz***	2011	$290,411	$1.099,125	(3)	$—	$—		$4,645	$1,394,181
Chief Legal Officer and
General Counsel

* Columns (g) and (h) have been omitted from this table because they are not applicable.

** As a result of the merger on June 3, 2011, Mr. Moghadam became our co-chief executive officer (he was formerly our chief executive officer) and Mr. Olinger became our chief integration officer (he was formerly our chief financial officer).

*** Information presented for Messrs. Rakowich, Sullivan, and Nekritz is from June 3, 2011 (the date that each became our employee effective with the merger) to December 31, 2011, as required by SEC rules.

(1) Bonuses earned for a fiscal year are paid in the subsequent fiscal year, generally within the first two months (e.g., the bonuses in column (d) earned for 2011 were actually paid in February 2012). No salary or bonus amounts were deferred under our nonqualified deferred compensation plans in any year (see narrative discussion of the nonqualified deferred compensation plan below). Deferrals under the 401(k) Plans, at the election of the named executive officer, from salary and/or bonus payments are included in the amounts presented in columns (c) and (d) and are as follows:

•	Mr. Moghadam and Mr. Reilly: $22,000 in each year
•	Mr. Rakowich: $11,733
•	Mr. Sullivan and Mr. Nekritz: $8,538
•	Mr. Olinger and Mr. Jaquier: $16,500 in each year

(2) Under the bonus exchange program, the named executive officer may elect to receive all or a portion of his cash bonus in the form of an additional equity award. For 2011, restricted stock units (“RSUs”) were the only equity award that was offered as part of the exchange (restricted stock awards (“RSAs”) and/or stock options were offered in both 2010 and 2009). The value of the RSUs received for the 2011 exchange are valued at 125% of the cash bonus exchanged with a vesting period of three years (40%, 40%, 20%). For 2010 and 2009, RSAs were valued at 125% of the cash bonus exchanged (three-year vesting period) and stock options were valued at 150% of the cash bonus exchanged (varying vesting periods).

(3) The amounts in column (d) include the value of the bonus earned by the named executive officer including any premium received as a result of participating in the bonus exchange program. The value of the equity awards received in lieu of receiving the cash bonus is not included in columns (e) and (f). For 2011, these amounts are presented as a supplemental entry in the Grants of Plan-Based Awards in Fiscal Year 2011 table below. See the narrative discussion that follows that table for information on how the values of these equity awards were determined and the applicable assumptions that were used to determine the values.

•

In 2012, Mr. Moghadam was awarded a bonus for 2011 performance of $1,518,750 and elected to exchange 100% of the bonus for RSUs. The value of the RSUs received was $1,898,438, or 125% of the cash bonus amount exchanged, in the form of 58,341 RSUs with a three-year vesting period (40% in each of the first two years and 20% in the last year). The RSUs were granted in 2012 and are reflected as a supplemental entry in the Grants of Plan-Based Awards in Fiscal Year 2011 table below.

•

In 2012, Mr. Nekritz was awarded a bonus for 2011 performance of $977,000 and elected to exchange 50% of the bonus, or $488,500, for RSUs. The value of the RSUs received was $610,625, or 125% of the portion of the cash bonus amount exchanged, in the form of 18,765 RSUs with a three-year vesting period (40% in each of the first two years and 20% in the last year). The RSUs were granted in 2012 and are reflected as a supplemental entry in the Grants of Plan-Based Awards Table in Fiscal Year 2011 table below.

•

In 2011, Mr. Moghadam was awarded a bonus for 2010 performance of $1,300,000 and elected to exchange 100% of the bonus for stock options. The value of the stock options received was $1,950,000, or 150% of the cash bonus exchanged, in the form of 83,762 stock options with a three-year vesting period (40% in each of the first two years and 20% in the last year) and 167,525 options with a one-year vesting period (25% each quarter). The stock options were granted on February 2, 2011.

•

In 2010, Mr. Moghadam was awarded a bonus for 2009 performance of $1,200,000 and elected to exchange 100% of the bonus for RSAs and stock options. The value of the RSAs received was $228,728, or 125% of the portion of the cash bonus exchanged for RSAs, in the form of 10,331 RSAs with a three-year vesting period (40% in each of the first two years and 20% in the last year). The value of the stock options received was $1,527,390, or 150% of the portion of the cash bonus exchanged for options, in the form of 90,000 stock options with a three-year vesting period (40% in each of the first two years and 20% in the last year) and 180,000 options with a one-year vesting period (25% each quarter). The RSAs and stock options were granted on February 11, 2010.

(4) Amounts presented for Mr. Moghadam for 2010 and 2009 in columns (d), (e), and (f) have been restated to correct the presentation of the bonus award in those years to reflect the total value received after making the bonus exchange election in column (d) and to present in columns (e) and (f) only the values of stock awards and stock options associated with his annual awards for performance. Additionally, the total compensation in column (j) is restated as appropriate. Previously, our presentation included the bonus award (at the base value before any exchange) in column (d) and also the full value of the stock awards received upon exchanging the bonus into equity in columns (e) and (f). This resulted in an overstatement of Mr. Moghadam’s total compensation. The table below presents restated figures for 2006-2008 that were also presented incorrectly in past filings.

		Salary	Bonus	Stock Awards	Option Awards	All Other Compensation	Total
Name	Year	($)	($)	($)	($)	($)	($)
Hamid R. Moghadam	2008	$657,750	$751,416(a)	$2,934,962	$—	$64,102	$4,408,230
	2007	$640,500	$2,050,000(b)	$1,999,977	$—	$64,485	$4,754,962
	2006	$627,500	$1,937,989(c)	$3,199,985	$—	$75,862	$5,841,336

(a)	In 2009, Mr. Moghadam was awarded a bonus for 2008 performance of $570,000 and elected to exchange 70% of the bonus for RSAs and stock options (the maximum number of shares allowed under the 2009 bonus exchange program) and received the remaining $170,349 in cash. The value of the RSAs received was $104,547, or 125% of the portion of the cash bonus exchanged for RSAs, in the form of 6,567 RSAs with a three-year vesting period (40% in each of the first two years and 20% in the last year). The value of the stock options received was $476,520, or 150% of the portion of the cash bonus exchanged for options, in the form of 100,000 stock options with a three-year vesting period (40% in each of the first two years and 20% in the last year) and 50,000 stock options with a one-year vesting period (25% each quarter). The RSAs and stock options were granted on February 10, 2009. See the narrative discussion that follows the Grants of Plan-Based Awards in Fiscal Year 2011 table below for information on how the values of these awards were determined and the applicable assumptions that were used to determine the values.

(b)	In 2008, Mr. Moghadam was awarded a bonus for 2007 performance of $1,640,000 and elected to exchange 100% of the bonus for RSAs. The value of the RSAs received was $2,050,000, or 125% of the portion of the cash bonus exchanged for RSAs, in the form of 42,042 RSAs with a three-year vesting period (40% in each of the first two years and 20% in the last year). The RSAs were granted on February 21, 2008. See the narrative discussion that follows the Grants of Plan-Based Awards in Fiscal Year 2011 table below for information on how the values of these awards were determined and the applicable assumptions that were used to determine the values.

(c)	In 2007, Mr. Moghadam was awarded a bonus for 2006 performance of $1,550,391 and elected to exchange 100% of the bonus for RSAs. The value of the RSAs received was $1,937,989, or 125% of the portion of the cash bonus exchanged for RSAs, in the form of 30,196 RSAs with a three-year vesting period (40% in each of the first two years and 20% in the last year). The RSAs were granted on February 15, 2007. See the narrative discussion that follows the Grants of Plan-Based Awards in Fiscal Year 2011 table below for information on how the values of these awards were determined and the applicable assumptions that were used to determine the values.

(5) Amounts represent the value of equity awards granted in 2011, 2010, and 2009. Generally, the awards under our long-term equity incentive program are granted in February for performance in the preceding year. Also, Messrs. Olinger, Jaquier, and Reilly each received a special grant of RSAs in June 2011. The values presented represent the value that is used for accounting purposes to expense the grant. All stock awards for these years are in the form of RSAs and are valued based on the closing price of our common stock on the grant date. Stock options are valued using the Black-Scholes option-pricing model. Additional information on long-term equity incentive award and how they are valued is included in the Grants of Plan-Based Awards in Fiscal Year 2011 table and in the narrative discussion that follows that table. Also see “— Compensation Discussion and Analysis — 2011 Compensation Decisions.”

•

2011: RSAs granted in February 2, 2011 were: Mr. Moghadam — 37,329, Mr. Olinger — 18,209, Mr. Jaquier — 29,135, and Mr. Reilly — 36,418, each valued at $32.95. Special RSA grants in June for Messrs. Olinger, Mr. Jaquier, and Mr. Reilly (20,000 each) each valued at $34.07. Stock options granted were: Mr. Moghadam — 105,670 and Mr. Jaquier — 30,927, each valued at $7.76.

•

2010: RSAs granted in February 11, 2010 were: Mr. Moghadam — 67,750, Mr. Olinger — 33,401, Mr. Jaquier — 43,360, and Mr. Reilly — 72,267, each valued at $22.14. Stock options granted were: Mr. Moghadam — 176,991, Mr. Olinger, 23,097, and Mr. Jaquier — 113,274, each valued at $5.65.

•

2009: RSAs granted in February 10, 2009 were: Mr. Moghadam — 47,110, Mr. Olinger — 16,959, Mr. Jaquier — 29,836, and Mr. Reilly — 29,836, each valued at $15.92. Stock options granted were: Mr. Moghadam — 237,341, Mr. Olinger, 56,603, Mr. Jaquier — 149,371, and Mr. Reilly — 149,371, each valued at $3.1768.

Amounts presented for Mr. Jaquier and Mr. Reilly for 2009 in columns (e) and (f) have been restated to correct the values of stock awards and stock options associated with their annual awards for performance. Additionally, the total compensation in column (j) is restated as appropriate. Mr. Jaquier and Mr. Reilly participated in the bonus exchange program with respect to their 2008 bonus (paid in 2009). Previously, our presentation included the value of the equity awards received when the bonus was exchanged in columns (e) and (f) for 2009, while also reporting the total bonus award in column (d) for 2008, resulting in an overstatement of total compensation.

(6) The amounts in column (i) represent the other compensation amounts paid to each of the named executive officers in 2011, 2010, and 2009. These amounts include the following items:

		401(k) Plan Match	Financial Planning Services(a)	Parking(a)	Tax Gross-up Payment(a)	Insurance(b)	Other(c)	Perquisites(d)	Totals(e)
Mr. Moghadam	2011	$7,350	$62,000	$5,040	$—	$312	$—	$—	$74,702
	2010	$7,350	$41,650	$5,040	$24,127	$374	$—	$—	$78,541
	2009	$7,350	$39,550	$5,040	$22,911	$576	$—	$—	$75,427
Mr. Rakowich	2011	$4,269	$—	$—	$—	$411	$2,515	$—	$7,195
Mr. Sullivan	2011	$4,269	$—	$—	$—	$411	$—	$—	$4,680
Mr. Olinger	2011	$7,350	$13,390	$2,160	$—	$312	$1,500	$—	$24,712
	2010	$7,350	$9,015	$2,160	$5,222	$374	$—	$—	$24,121
	2009	$7,350	$8,665	$2,160	$5,020	$576	$—	$—	$23,771
Mr. Jaquier	2011	$7,350	$13,390	$2,160	$—	$312	$—	$—	$23,212
	2010	$7,350	$9,015	$2,160	$5,222	$374	$—	$—	$24,121
	2009	$7,350	$8,665	$2,160	$5,020	$576	$—	$—	$23,771
Mr. Reilly	2011	$7,350	$13,390	$3,480	$—	$312	$—	$—	$24,532
	2010	$7,350	$2,255	$3,480	$1,049	$374	$—	$—	$14,508
	2009	$7,350	$8,330	$3,480	$3,051	$576	$—	$—	$22,787
Mr. Nekritz	2011	$4,269	$—	$—	$—	$376	$—	$—	$4,645

(a)	We reimburse certain employees for financial planning services and parking costs based on their position with the company. Prior to 2011, we provided a tax gross-up payment related to these items of compensation. Our policy was changed to no longer provide tax gross-up payments with respect to other compensation or perquisites received by our employees and no such payments were made in 2011.

(b)	Represents premiums paid for certain insurance coverage that is provided to the employees based on their salary level.

(c)	Mr. Rakowich received a service award valued at $2,515 in 2011. Mr. Olinger earned a stock bonus in 2011.

(d)	The aggregate incremental costs of perquisites or personal benefits received by the named executive officer are presented in this column if the aggregate amount of an individual perquisite amount for the named executive officer is $10,000 or more. In 2011, a leased corporate aircraft was used for non-business purposes by Mr. Moghadam on a deminimus basis associated with scheduled business trips. No compensation is reported for Mr. Moghadam because he reimbursed the company for the incremental cost of $2,559.

(e)	Cash dividends are paid on unvested stock awards (RSAs and RSUs) during the vesting period consistent with the amount and timing of dividends paid to our common stockholders. Previously, the amount of cash dividends paid to the named executive officers was included as other compensation in this table. However, because the payment of dividends is factored into the grant date fair value which is used to report the value of the stock awards in this table when the award is granted, it is not necessary to also include the cash dividends as an element of the named executive officers’ total compensation As such, for 2011 these dividends are not reported as a separate component of total income and the information for 2010 and 2009 has been restated.

GRANTS OF PLAN-BASED AWARDS IN FISCAL YEAR 2011*

Name (a)	Grant Date (1) (b)	All Other Stock Awards: Number of Shares of Stock or Units (#) (i)	All Other Option Awards: Number of Securities Underlying Options (#) (j)	Exercise or Base Price of Option Awards ($/Sh) (k)	Grant Date Fair Value ($) (l)
Annual Grants:
Hamid R. Moghadam	02/02/11	37,329	—	—	$1,229,991	(1)
	02/02/11	—	105,670	$32.95	$819,999	(1)
Walter C. Rakowich**		—	—	—	$—
William E. Sullivan**		—	—	—	$—
Thomas S. Olinger	02/02/11	18,209	—	—	$599,986	(1)
	06/02/11	20,000	—	—	$681,400	(2)
Guy F. Jaquier	02/02/11	29,135	—	—	$959,998	(1)
	02/02/11	—	30,927	$32.95	$239,994	(1)
	06/02/11	20,000	—	—	$681,400	(2)
Eugene F. Reilly	02/02/11	36,418	—	—	$1,199,973	(1)
	06/02/11	20,000	—	—	$681,400	(2)
Bonus Exchange Awards:
Hamid R. Moghadam	02/01/12	58,341	—	—	$1,898,438	(3)
Edward S. Nekritz**	02/01/12	18,765	—	—	$610,625	(4)

* Columns (c) through (h) have been omitted from this table because they are not applicable.

** Information required to be presented for Messrs. Rakowich, Sullivan, and Nekritz is from June 3, 2011 (the date that each became our employee effective with the merger) to December 31, 2011 as required by SEC rules. As such, grants of equity awards made by the Trust prior to the merger and assumed by us are not included in the table.

(1) Represents the annual awards for fiscal year 2010 that were granted in 2011. Annual awards for fiscal year 2011 were granted in February 2012 and are not included in this table. See “— Compensation Discussion and Analysis — 2011 Compensation Decisions.”

•

Stock awards were made in the form of RSAs that vest ratably over three years. The value in column (l) represents the award in column (i) valued at $32.95 per share, which was the closing price of our common stock on the grant date. This value is used for accounting purposes to expense the grant.

•

Stock options vest ratably over three years and have a term of 10 years. The value in column (l) represents the award in column (j) valued at $7.76 per share, which is based on the Black-Scholes option-pricing model. This value is used for accounting purposes to expense the grant.

(2) Represents a special award of RSAs associated with the closing of the merger in June 2011. The value in column (l) represents the award in column (i) valued at $34.07 per share, which was the closing price of our common stock on the grant date. This value is used for accounting purposes to expense the grant.

(3) Represents RSAs granted to Mr. Moghadam under the bonus exchange program. Mr. Moghadam was awarded a cash bonus of $1,518,750 for 2011 performance in February 2012. He elected to exchange 100% of the bonus for RSUs and received 58,341 RSUs (representing a premium of 125% of the amount of the bonus exchanged) that vest over three years (40% in each of the first two years and 20% in the last year). Column (d) of the Summary Compensation Table for Fiscal Year 2011 reflects the full exchanged value of the bonus award for 2011, therefore, these awards are not included in that table. The value in column (l) represents the award in column (j) valued at $32.54 per share, which was the closing price of our common stock on the grant date. This value is used for accounting purposes to expense the grant.

(4) Represents RSAs granted to Mr. Nekritz under the bonus exchange program. Mr. Nekritz was awarded a cash bonus of $977,000 for 2011 performance in February 2012. He elected to exchange 50% of the bonus for RSUs and received 18,765 RSUs (representing a premium of 125% of the amount of the bonus exchanged) that vest over three years (40% in each of the first two years and 20% in the last year). Column (d) of the Summary Compensation Table for Fiscal Year 2011 reflects the cash bonus received plus the exchanged value of the bonus award for 2011. Therefore, the value of these awards is not included in that table. The value in column (l) represents the award in column (j) valued at $32.54 per share, which was the closing price of our common stock on the grant date. This value is used for accounting purposes to expense the grant.

Narrative Discussion to the Summary Compensation Table for Fiscal Year 2011 and the Grants of Plan-Based Awards in Fiscal Year 2011 Table.

•	Employment Agreements

Mr. Rakowich entered into an employment agreement with the Trust when he became the Trust’s chief executive officer in November 2008. Mr. Rakowich joined us as co-chief executive officer effective with the closing of the merger. The agreement’s term expired on December 31, 2011. On January 30, 2011, Mr. Rakowich entered into a new agreement that became effective on January 1, 2012, provided that the merger was completed and that he was still employed on that date, and will remain effective through December 31, 2012. Under the terms of the 2012 Agreement, Mr. Rakowich waived any right that he would have had to terminate employment with the Trust and receive payments and benefits under the terms of the 2011 Agreement solely because his role with the new combined company would change to that of co-chief executive officer. Under the terms of the merger agreement, we assumed both employment agreements that Mr. Rakowich had with the Trust. The 2011 Agreement provided that, for 2011, Mr. Rakowich would:

•	receive an annual base salary of $1,000,000 through the remaining term of the agreement;

•

be eligible for a target bonus of $2,000,000 through the remaining term of the agreement with the actual amount of the bonus received, as a percentage of the target, to be between zero and 200% of his base salary based on the satisfaction of goals and objectives to be established for each period (Mr. Rakowich was awarded a bonus at target in February 2012 for performance in 2011);

•	be entitled to grants of equity-based awards having an annual aggregate target value of at least $7,500,000 for 2011; and

•	be eligible to participate in our employee benefit plans made available to similarly situated senior management employees.

Additionally, the 2011 Agreement provided for the recovery of amounts earned by Mr. Rakowich to the extent that the amount earned was based on satisfaction of goals and objectives that were impacted by any material financial statement restatements or modifications and provided for excise tax gross-up payments with respect to certain payments required under the agreement under certain circumstances.

The 2012 Agreement became effective on January 1, 2012 and will expire on December 31, 2012, at which time Mr. Rakowich will retire, and is subject to earlier termination in accordance with its terms. The 2012 Agreement generally provides that Mr. Rakowich will provide services as our co-chief executive officer with no change to his annual base salary ($1,000,000 per year) and stipulates that he is eligible for a target cash bonus for 2012 of 150% of his base salary or $1,500,000 with the actual amount of the bonus received, as a percentage of the target, to be between zero and 200%. Additionally, the 2012 Agreement provides that Mr. Rakowich will receive a target long-term equity incentive award having an aggregate value of $4,800,000, with an actual long-term equity incentive award, generally conditioned upon satisfaction of performance criteria, of not less than 60% and not more than 160% of the target amount. Upon a termination of employment by Mr. Rakowich for good reason, a termination of his employment by the company without cause or the termination upon expiration of the term of his agreement on December 31, 2012, Mr. Rakowich is entitled to certain benefits, including his salary through the end of 2012, a payment of $6,000,000, his target bonus (or actual bonus if he terminates on or after the applicable performance period), his long-term incentive award for 2012 and the acceleration of vesting of his incentive awards upon satisfaction of performance conditions. The 2012 Agreement also provides for his participation in our employee benefit plans and contains similar provisions to his current agreement with respect to recovery of awards and indemnifications. The 2012 Agreement does not provide for any excise tax gross-up payments. See additional discussion about the termination payments contained in the 2011 Agreement under “— Potential Payments Upon Termination or Change in Control” below.

We also have change in control agreements with the named executive officers, other than Mr. Rakowich. These agreements are discussed below under “— Potential Payments Upon Termination or Change in Control.”

•	Equity Compensation Plans

We have two equity compensation plans, both approved by our stockholders, that have equity awards outstanding as of December, 31, 2011: The Amended and Restated 2002 Stock Option and Incentive Plan (the “AMB 2002 Plan”) and the Third Amended and Restated 1997 Stock Option and Incentive Plan (the “AMB 1997 Plan”), collectively the “AMB Plans”. We no longer grant new equity awards from the 1997 Plan, which expired in November 2007, however, there are still awards outstanding under this plan. Information on the outstanding awards and shares reserved for issuance under these plans is provided under “Equity Compensation Plans” below.

In addition, we assumed the Trust’s equity compensation plans in the merger: the ProLogis 2006 Long-Term Incentive Plan (the “Trust 2006 Plan”), the ProLogis 2000 Share Option Plan for Outside Trustees (the “Trust 2000

Plan”), and the ProLogis 1997 Long-Term Incentive Plan (the “Trust 1997 Plan”), collectively the “Trust Plans.” We no longer grant new equity awards from the Trust 2000 Plan or the Trust 1997 Plan, however there are still awards outstanding under these plans . Information on the outstanding awards and shares reserved for issuance under these plans is provided under “Equity Compensation Plans” below.

At the 2012 annual meeting, the stockholders are being asked to approve and adopt the Prologis, Inc., 2012 Long-Term Incentive Plan (the “2012 LTIP”) (see Proposal 4 below). We plan to issue all future equity awards from the 2012 LTIP, if it is approved by the stockholders. The available shares of common stock reserved for issuance under the AMB Plans and the Trust Plans at the time the 2012 LTIP is approved will be added to the share reserve of the 2012 LTIP. All outstanding awards under the AMB Plans and the Trust Plans will remain outstanding until they vest, expire, or are forfeited by the holder.

AMB Plans.    The AMB 2002 Plan, which was originally approved by our stockholders in 2002, was amended and restated in 2007 upon approval by our stockholders. The AMB Plans enabled our executive officers, employees, directors, and consultants to participate in the ownership of the company and allow us to attract and retain our executive officers, other employees, and directors, and to provide incentives to such persons to maximize our performance. The AMB 1997 Plan has expired and the AMB 2002 plan will expire in 2017 and does not permit re-pricing of stock options without stockholder approval. Participants in the AMB 2002 Plan may receive stock options, stock payments, performance awards, restricted stock, dividend equivalents, deferred stock, and stock appreciation rights. Only employees may receive incentive stock options under the AMB 2002 Plan.

Trust Plans.    The Trust 2006 Plan, which was originally approved by the Trust’s shareholders in 2006, was amended and restated in 2010 upon approval by the Trust’s shareholders. The Trust Plans were assumed by us in the merger. Equity awards made since the merger to employees who were employees of the Trust before the merger have been granted from the Trust 2006 Plan. The Trust 2006 Plan does not expire but no further awards can be under the plan after the tenth-anniversary date of the plan approval. The Trust 2006 Plan does not permit re-pricing of stock options without stockholder approval. Participants, including non-employee trustees, in the Trust 2006 Plan may receive stock options, stock appreciation rights, and full value awards, including dividend equivalents. Only employees may receive incentive stock options under the Trust 2006 Plan.

Participants in the Trust 2000 Plan were limited to non-employee members of the Trust’s board and could only receive stock options under this plan. The Trust 2000 Plan expired on December 31, 2010 and no awards have been made under this plan since 2005. Stock options awarded prior to the plan’s expiration remain outstanding until their expiration date.

—	Equity Award Terms

We have primarily granted RSAs and stock options as part of our long-term equity incentive program. The Trust primarily granted RSUs and performance-based awards. The Trust has not granted stock options since 2008. As part of the merger agreement, the outstanding equity awards of the Trust were assumed by us and the share terms were converted based on the merger conversion ratio of 0.4464. All other terms of the awards remained the same, including vesting terms and expiration dates. The general terms of our equity awards outstanding at December 31, 2011 are as follows:

•

RSAs. Each RSA represents one share of common stock. The RSAs granted as annual awards under the long-term equity incentive program generally vest ratably over a continued service period, generally four years. Certain RSAs, generally special grants due to hiring or retention considerations, may have different vesting terms, including cliff vesting terms (i.e., the entire award vests on a specified future date). RSAs issued under the bonus exchange program generally have a three-year vesting period. RSAs have full voting rights and earn cash dividends over the vesting period under the same payment terms as dividends paid on our common stock. RSAs are valued based on the closing price of our common shares on the grant date.

•

Stock Options. Stock options granted as annual awards under the long-term equity incentive program generally vest ratably over a continued service period, generally three years. Certain of the stock options granted under the bonus exchange program vest ratably over a one-year period (25% per quarter). Stock options are granted with an exercise price equal to the closing price of our common stock on the grant date. The exercise price for any outstanding stock option may not be decreased after the grant date except for reductions approved by our stockholders or if there is an overall adjustment to our outstanding shares, such as occurs with a stock split. Stock options expire on the ten-year anniversary of the grant date. The option awards are valued using the Black-Scholes pricing model. Option Awards included in the Summary Compensation Table for Fiscal Year 2011 had the following fair values:

2011: $7.76 per option; assumptions used in the valuation include: risk-free interest rate of 2.4%, dividend yield of 5.0%, expected volatility rate of 37.9%, and weighted average life of 6 years.

2010: $5.657 per option; assumptions used in the valuation include: risk-free interest rate of 2.6%, dividend yield of 5.1%, expected volatility rate of 41.6%, and weighted average life of 6 years.

2009: $3.1768 per option; assumptions used in the valuation include: risk-free interest rate of 2.2%, dividend yield of 7.0%, expected volatility rate of 42.2%, and weighted average life of 7 years.

•

RSUs.    Each RSU is convertible into one share of common stock upon vesting. The RSUs generally vest ratably over a continued service period, generally three years (34%, 33%, and 33%). Certain awards, generally special grants due to hiring or retention considerations, may have different vesting terms, including cliff vesting terms (i.e., the entire award vests on a specified future date). RSUs earn cash dividends over the vesting period under the same payment terms as our common stock. RSUs are valued based on the closing price of our common shares on the grant date.

•

PSAs.    PSAs were granted by the Trust prior to the merger. PSAs are granted at a targeted level and can be earned based on the satisfaction of both company and individual performance goals and objectives. PSAs granted in 2011 had a performance period that ended on December 31, 2011, PSAs granted in 2010 had a performance period that ended on December 31, 2010 and PSAs granted in 2009 had a performance period that ended on December 31, 2009. The named executive officer could earn between zero and 200% of the targeted level of PSAs for 2011 and 2010 and between 50% and 150% of the targeted level of PSAs for 2009. One-third (34%) of the earned PSAs vest at the end of the one-year performance period and the remaining two-thirds vest in two installments on the next two anniversary dates of the grant, (33% of the total earned amount each year) based on continued service. The outstanding earned PSAs earn cash dividends over the remaining vesting period under the same payment terms as dividends paid on our common stock. During the performance period, DEUs accrue on the PSAs. The DEUs are only earned to the extent the underlying PSA is earned. PSAs are valued based on the closing price of our common stock on the date the performance goals are communicated to the employee, which is generally after the grant date.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END (DECEMBER 31, 2011)*

Name (a)	Option Awards(1)					Stock Awards(1)

	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Unexercised Options (#) Unexercisable (c)		Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)		Market Value of Shares of Units of Stock That Have Not Vested(2) ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Rights That Have Not Vested (#) (i)		Equity Incentive Plan Awards: Market of Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (2) ($) (j)
Hamid R. Moghadam	264,343			$26.29	2/26/12
	685,490			$27.12	2/13/13
	315,088			$35.26	1/27/14
	142,718			$38.56	2/7/15
	291,562	95,779	(2)	$15.92	2/10/19
	268,997	177,994	(3)	$22.14	2/11/20
	125,644	231,313	(4)	$32.95	2/2/21
						22,593	(5)	$645,934
						29,752	(6)	$850,610
						50,812	(7)	$1,452,715
						37,329	(8)	$1,067,236
Walter C. Rakowich**	78,120			$78.24	9/23/14
	44,600			$101.84	12/20/15
	33,524			$134.23	12/21/16
	35,856			$135.75	12/18/17
	55,800			$15.39	11/11/18
						75,428	(9)	$2,156,487
						110,059	(10)	$3,146,587
									114,001	(11)	$3,259,288
William E. Sullivan**	19,558			$135.75	12/18/17
	41,850	41,850	(12)	$15.39	11/11/18
						46,079	(13)	$1,317,399
						18,101	(9)	$517,508
						15,624	(10)	$446,690
									16,184	(11)	$462,701
Thomas S. Olinger	20,925			$48.76	2/21/18
	37,736	18,867	(2)	$15.92	2/10/19
	7,699	15,398	(3)	$22.14	2/11/20
						2,000	(14)	$57,180
						2,909	(5)	$83,168
						8,479	(15)	$242,415
						25,050	(7)	$716,180
						18,209	(8)	$520,595
						20,000	(16)	$571,800
Guy F. Jaquier	122,340			$27.12	2/13/13
	79,550			$35.26	1/27/14
	75,242			$38.56	2/7/15
	36,809			$51.92	2/6/16
	14,705			$64.18	2/15/17
	38,661			$48.76	2/21/18
	152,915	56,456	(2)	$15.92	2/10/19
	37,758	75,516	(3)	$22.14	2/11/20
		30,927	(7)	$32.95	2/2/21
						9,348	(5)	$267,259
						14,918	(15)	$426,506
						32,520	(7)	$929,747
						29,135	(8)	$832,970
						20,000	(16)	$571,800
Eugene F. Reilly	8,737			$35.26	1/27/14
	152,915	56,456	(2)	$15.92	2/10/19
						11,529	(5)	$329,614
						14,918	(15)	$426,506
						54,200	(7)	$1,549,578
						36,418	(8)	$1,041,191
						20,000	(16)	$571,800
Edward S. Nekritz**	8,928			$55.45	9/26/12
	8,928			$67.20	9/25/13
	8,928			$78.24	9/23/14
	11,774			$101.84	12/20/15
	7,845			$134.23	12/21/16
	9,779			$135.75	12/18/17
	55,800	27,900	(12)	$15.39	11/11/18
						30,718	(13)	$878,228
						9,050	(9)	$258,739
						8,928	(10)	$255,251
						17,856	(17)	$510,503
						33,480	(18)	$957,193
									9,248	(11)	$264,400

*  Column (d) has been omitted from this table because it is not applicable.

**  As part of the merger agreement, the outstanding equity awards of the Trust were assumed by us and the share terms were converted based on the merger conversion ratio of 0.4464. All other terms of the awards remained the same, including vesting and expiration dates.

(1) Dollar amounts are based on the closing price of our common stock on December 31, 2011 of $28.59 per share.

(2) Vested and became exercisable on February 1, 2012.

(3) Vested and became exercisable on February 1, 2012 (50%) and will vest and become exercisable on February 1, 2013 (50%).

(4) Of the total, 41,881 stock options vested on January 1, 2012, 63,145 vested on February 1, 2012, and the remaining 126,287 stock options will vest in equal amounts on each of February 1, 2013, and 2014.

(5) Vested on February 1, 2012.

(6) Of the total, 15,909 vested on February 1, 2012 and 13,843 will vest on February 1, 2013.

(7) Vested on February 1, 2012 (34%) and remainder will vest in equal amounts on each of February 1, 2013 and 2014.

(8) Vested on February 1, 2012 (25%) and remainder will vest in equal amounts on each of February 1, 2013, 2014, and 2015.

(9) Vested on January 28, 2012 (50%) and will vest on January 28, 2013 (50%).

(10) Vested on January 28, 2012 (34%) and remainder will vest in equal amounts on each of January 28, 2013 and 2014.

(11) Represents the target number of PSAs and accrued DEUs granted by the Trust before the merger for the performance year ended on December 31, 2011. On February 1, 2012, the compensation committee made the final award determination. Mr. Rakowich earned 114% of the target. Mr. Sullivan and Mr. Nekritz each earned 125% of the target. Earned amounts vest on January 28, 2012 (34%) and 33% on each of January 28, 2013 and 2014.

(12) Will vest and become exercisable on November 11, 2012.

(13) Will vest on November 11, 2012.

(14) Vested on March 1, 2012.

(15) Vested on February 1, 2012 (50%) and will vest on February 1, 2013 (50%).

(16) Will vest on June 2, 2012 (34%) and 33% on each of June 2, 2013, and 2014.

(17) Vested on January 30, 2012 (25%) and remainder will vest in equal amounts on each of January 30, 2013, 2014, and 2015.

(18) Will vest on June 3, 2012 (34%) and 33% on each of June 3, 2013 and 2014.

OPTION EXERCISES AND STOCK VESTED IN FISCAL YEAR 2011

	Option Awards			Stock Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise		Number of Shares Acquired on Vesting		Value Realized on Vesting
Name	(#)	($)		(#)		($)
(a)	(b)	(c)		(d)		(e)
Hamid R. Moghadam	242,939	$1,276,195	(1)(2)	77,490	(3)	$2,563,001	(3)
Walter C. Rakowich*	55,800	$676,296	(1)(4)	63,362	(5)	$1,809,433	(5)
William E. Sullivan*	—	$—		61,649	(6)	$1,756,335	(6)
Thomas S. Olinger	—	$—		18,320	(7)	$612,470	(7)
Guy F. Jaquier	79,480	$692,271	(1)(8)	32,447	(9)	$1,074,525	(9)
Eugene F. Reilly	—	$—		40,753	(10)	$1,350,450	(10)
Edward S. Nekritz*	—	$—		38,503	(11)	$1,096,852	(11)

* Information required to be presented for Messrs. Rakowich, Sullivan, and Nekritz is from June 3, 2011 (the date that each became our employee effective with the merger) to December 31, 2011 as required by SEC rules. As part of the merger agreement, the outstanding equity awards of the Trust were assumed by us and the share terms were converted based on the merger conversion ratio of 0.4464. All other terms of the awards remained the same, including vesting and expiration dates.

(1) The value in column (c) is the aggregated difference between the market prices at the time the named executive officer exercised the stock options and the exercise prices of the stock options.

(2) Represents the value realized upon the following exercises:

•	152,672 options on January 3, 2011, exercise price of $24.69, granted on May 22, 2001, value realized of $1,163,361; and
•	90,267 options on November 18, 2011, exercise price $26.29, granted on February 26, 2002, value realized of $112,834.

Of the total value realized, $1,163,361 was deferred under our nonqualified deferred compensation plan. Mr. Moghadam has not sold any of the shares he acquired pursuant to these option exercises. See also the Nonqualified Deferred Compensation in Fiscal Year 2011 table below.

(3) Represents the vesting and deferral of these shares: (i) on January 1, 2011 (12,326 shares with a value of $398,253, granted on February 6, 2006) and (ii) on February 1, 2011 (65,164 shares with total value of $2,164,478, granted on February 15, 2007, February 21, 2008, February 10, 2009, and February 11, 2010). Mr. Moghadam deferred all shares he acquired upon these vestings under our nonqualified deferred compensation plans and, therefore, has not sold any of the shares he acquired upon these vestings. See also the Nonqualified Deferred Compensation in Fiscal Year 2011 table below.

(4) Represents the value realized upon exercise of 55,800 options on December 16, 2011 with an exercise price of $15.39. These options were assumed by us as part of the merger. As part of the transaction, 41,316 shares were withheld to satisfy the exercise price and tax obligations. Mr. Rakowich sold the remaining shares acquired pursuant to these option exercises.

(5) Represents the vesting and payout on: (i) December 18, 2011 (1,923 shares with total value of $52,911) and (ii) December 31, 2011 (61,438 shares with a value of $1,756,522), all of which were assumed by us as part of the merger. Includes 22,692 shares withheld from Mr. Rakowich to satisfy taxes at a value of $647,911. Mr. Rakowich sold the remaining shares acquired upon these vestings in 2012.

(6) Represents the vesting and payout on: (i) November 11, 2011 (46,079 shares with a value of $1,312,323); (ii) on December 18, 2011 (1,048 shares with total value of $28,838); and (iii) December 31, 2011 (14,522 shares with a value of $415,174), all of which were assumed by us as part of the merger. Includes 24,035 shares withheld from Mr. Sullivan to satisfy taxes at a value of $684,613. Mr. Sullivan sold the remaining shares acquired upon these vestings in 2012.

(7) Represents the vesting and deferral on: (i) February 1, 2011 (16,320 shares with a value of $542,150, granted on February 21, 2008, February 10, 2009, and February 11, 2010) and (ii) on March 1, 2011 (2,000 shares with total value of $70,320, granted on March 1, 2007). Includes 3,659 shares withheld from Mr. Olinger to satisfy taxes at a value of $122,976. Mr. Olinger deferred 8,351 shares he acquired upon these vestings under our nonqualified deferred compensation plans. Mr. Olinger has not sold any of the remaining shares he acquired upon these vestings. See also the Nonqualified Deferred Compensation in Fiscal Year 2011 table below.

(8) Represents the value realized upon exercise of 79,480 options on January 27, 2011 with an exercise price of $26.29 that were granted on February 26, 2002. Net cash received by Mr. Jaquier after payment of taxes was $438,346.

(9) Represents the vesting and deferral on: (i) January 1, 2011 (3,697 shares with a value of $119,450, granted on February 6, 2006) and (ii) February 1, 2011 (28,750 shares with a value of $955,075, granted on February 15, 2007, February 21, 2008, February 10, 2009, and February 11, 2010). Mr. Jaquier deferred all shares he acquired upon these vestings under the nonqualified deferred compensation plans and, therefore, has not sold any of the shares he acquired upon these vestings. See also the Nonqualified Deferred Compensation in Fiscal Year 2011 table below.

(10) Represents the vesting and payout on: (i) January 1, 2011 (3,697 shares with a value of $119,450, granted on February 6, 2006) and (ii) February 1, 2011 (37,056 shares with a value of $1,231,000, granted on February 15, 2007, February 21, 2008, February 10, 2009, and February 11, 2010). Includes 14,575 shares withheld from Mr. Reilly to satisfy taxes at a value of $482,777. Mr. Reilly has not sold any of the remaining shares he acquired upon these vestings.

(11) Represents the vesting and payout on: (i) November 11, 2011 (30,718 shares with a value of $874,846); (ii) on December 18, 2011 (524 shares with total value of $14,418); and (iii) December 31, 2011 (7,261 shares with a value of $207,587), all of which were assumed by us as part of the merger. Includes 12,230 shares withheld from Mr. Nekritz to satisfy taxes at a value of $348,367. Mr. Nekritz has not sold any of the remaining shares he acquired upon these vestings.

NONQUALIFIED DEFERRED COMPENSATION IN FISCAL YEAR 2011

Name (a)	Executive Contributions in Last FY ($) (b)	Registrant Contributions in Last FY ($) (c)	Aggregate Earnings In Last FY ($) (d)		Aggregate Withdrawals/ Distributions ($) (e)		Aggregate Balance at Last FYE ($) (f)
Hamid R. Moghadam (1)	$3,726,362	$—	$2,104,527	(2)	$(57,330,258)	(3)	$—
(4)	$—	$—	$—		$—		$—
Walter C. Rakowich*	$—	$—	$—		$—		$—
William E. Sullivan*	$—	$—	$—		$—		$—
Thomas S. Olinger (1)	$277,420	$—	$(4,760	)(2)	$(272,660)	(3)	$—
(5)	$—	$—	$86		$—		$86
Guy F. Jaquier (1)	$1,074,525	$—	$143,319	(2)	$(4,950,844)	(3)	$—
(5)	$—	$—	$1,560		$—		$1,560
Eugene F. Reilly (1)	$—	$—	$—		$—		$—
Edward S. Nekritz*	$—	$—	$—		$—		$—

* Information required to be presented for Messrs. Rakowich, Sullivan, and Nekritz is from June 3, 2011 (the date that each became our employee effective with the merger) to December 31, 2011 as required by SEC rules.

(1) The named executive officer deferred the receipt of restricted shares that vested during 2011 and/or common shares received upon exercise of stock options during 2011. See additional information on the awards deferred in the Option Exercises and Stock Vested in Fiscal Year 2011 table above. The named executive officer did not defer any cash compensation in 2011 but earnings on the account (primarily dividends) were paid in cash. Our nonqualified deferred compensation plans are described in more detail in the narrative discussion that follows these footnotes.

(2) Represents earnings that are computed based on the specific investment options that are elected by the named executive officer, as described in the narrative discussion that follows these footnotes. These amounts are not included in the named executive officer’s total compensation presented in the Summary Compensation Table for Fiscal Year 2011 above.

(3) Our nonqualified deferred compensation plans provided that, upon a change in control such as the merger, participants would receive a lump-sum payment equal to the vested account balance. Such distributions were made in June 2011. Deferral elections made under the plans prior to 2011 but with respect to compensation earned in 2011 and beyond remained in force.

(4) An Initial Account Credit value was established for Mr. Moghadam under the Notional Account NQDC Plan. He will be credited with the excess in value, if any, of his Notional Earnings Account (representing the Initial Account Credit value plus any cumulative earnings or losses associated with the underlying, hypothetical investments, if any) over the Initial Account Credit value. Based on Mr. Moghadam’s “measurement fund” selection for 2011, the Notional Earnings Account value was less than the Initial Account Credit value so no earnings are credited to Mr. Moghadam. Because Mr. Moghadam does not have a right to the hypothetical Initial Account Credit value, that value is not reflected in this table. See the narrative discussion that follows these footnotes.

(5) An Initial Account Credit value was established for the named executive officer under the Notional Account NQDC Plan. Each officer will be credited with the excess in value, if any, of his Notional Earnings Account (representing the Initial Account Credit value plus any cumulative earnings or losses associated with the underlying, hypothetical investments, if any) over the Initial Account Credit value. For 2011, the Notional Earnings Account was credited with interest at the money market rate. Because the named executive officer does not have a right to the hypothetical Initial Account Credit value, that value is not reflected in this table. See the narrative discussion that follows these footnotes.

Narrative Discussion to Nonqualified Deferred Compensation in Fiscal Year 2011 Table

—	AMB Plans

In 2011, we maintained two nonqualified deferred compensation plans: (i) the Amended and Restated AMB 2005 Nonqualified Deferred Compensation Plan (the “NQDC Plan”) and (ii) the Amended and Restated Nonqualified Deferred Compensation Plan (the “2002 NQ Plan”).

Both the 2002 NQ Plan and the NQDC Plan provided that upon a change in control such as the merger in June 2011, participants would receive a lump-sum payment equal to the vested account balance. Such distributions were made before the end of 2011. Deferral elections made under the plans prior to 2011 but with respect to compensation earned in 2011 and beyond remained in force. We have adopted a new nonqualified deferred compensation plan for 2012.

2002 NQ Plan.     The 2002 NQ Plan allowed our directors and a select group of management and highly compensated employees, namely, our officers and the officers of certain of our affiliates, to defer receiving certain of their compensation earned and vested on or prior to December 31, 2004. It also enabled participants who are employees to defer up to 100% of their annual base pay and up to 100% of the cash portion of their annual bonuses on a pre-tax basis, participants who are non-employee members of our board to defer all or a portion of their meeting fees and/or committee chairmanship fees, and participants who participate in our equity compensation plans to defer the receipt of stock option gains and restricted stock awards that they receive under such plans that were earned and vested to the participant on or prior to December 31, 2004, subject to restrictions.

NQDC Plan.     The NQDC Plan allows certain eligible employees and non-employee directors of the company and our participating subsidiaries to elect to defer up to 100% of their eligible compensation, such as annual salary, bonus, restricted stock, and directors’ fees, that were earned and vested to the participant on or after January 1, 2005. The terms of this plan are materially similar to the terms of the 2002 NQ Plan except for changes necessary to comply with Section 409A of the Internal Revenue Code and the related rules, regulations, and guidance issued by the Department of Treasury and the Internal Revenue Service to date. Amounts deferred under the 2002 NQ Plan, but not vested as of December 31, 2004, were automatically transferred to the NQDC Plan.

The deferred compensation under each of these plans is our unsecured obligation. Participants select from various investment options available under the plans to invest their elective deferrals. There are no guaranteed returns for any of the investment options or for any participants in the plans. The amount of earnings that a participant receives depends on the participant’s investment elections for their deferrals on cash amounts deferred and dividends deferred on company stock and on the performance of company stock when a participant defers the receipt of equity awards upon. These plans offer a variety of investment choices. Company stock is not an investment option available to either employees who elect to defer a portion of their annual base salary or their cash bonus or to non-employee directors who elect to defer all or a portion of their board service fees. When a participant defers the receipt of equity awards, the contribution must be deferred in our company stock, and at no time can these deferrals into company stock be reinvested in any other investment option. Deferred equity compensation is distributed only in the form of shares of company stock. Dividends earned on deferred equity compensation deferrals must be invested in investment options other than our common stock. Distributions under these plans are made either in a lump sum or installment payments up to 10 years upon either a fixed date or retirement, as elected by the participant in their deferral election form or re-deferral form under plan provisions. In the event of a participant’s termination, death, disability or a change in control of the company occurring earlier than the elected distribution date, deferred amounts would be distributed commencing upon the earlier event in accordance with the plan provisions.

We have reserved the right under the nonqualified deferred compensation plans to make discretionary matching contributions to participant accounts from time to time. We have never made discretionary contributions to the plans. The participants’ elective deferrals and matching contributions, if any, are fully vested at all times. We pay all of the administrative costs of the plans. Generally, the compensation that is deferred is tax-deferred until it is distributed to the participant. However, amounts deferred may be subject to FICA and Medicare employee and employer taxes in accordance with statutory requirements.

Notional Account NQDC Plan.     The Notional Account NQDC Plan was adopted in conjunction with the merger with the purpose of providing the opportunity for certain participants in the 2002 NQ Plan and the NQDC Plan to continue to receive tax deferred earnings with respect to the shares or cash withheld to pay taxes as a result of the required distributions from the 2002 NQ Plan and the NQDC Plan triggered by the merger. The intent of the Notional Account NQDC Plan is to compensate the executives for the fact that taxes on their deferred account balances were paid earlier than they had anticipated.

Each participant in the 2002 NQ Plan and the NQDC Plan whose position was not eliminated as a result of the merger or that remained on our board after the merger received an “Initial Account Credit” under the Notional Account NQDC Plan. The Initial Account Credit value for a participant was equal to the deemed amount of the tax liability on distributions under the 2002 NQ Plan and the NQDC Plan due to the merger. A “rabbi trust” was created to hold the shares of our common stock and cash reflecting the stock units and cash dividends associated with such shares, respectively. The participants in the Notional Account NQDC Plan may direct the plan trustee on how to vote the shares held in the rabbi trust on a pro rata basis.

The Initial Account Credit value is hypothetically invested in “measurement funds” selected by the participant (company stock units, cash, or other investments). Measurement funds are used for measurement purposes only and plan participants do not have rights in or to the underlying hypothetical investments. A Notional Earnings Account is credited with hypothetical earnings or charged with hypothetical losses associated with the underlying hypothetical investments. Upon the participant-elected distribution date, in accordance with Section 409A of the Internal Revenue Code, the participant is entitled to the excess, if any, of the value in the Notional Earnings Account (representing the value of the Initial Account Credit plus cumulative earnings or losses associated with the underlying hypothetical investments, if any) over the Initial Account Credit value.

Messrs. Moghadam, Olinger, and Mr. Jaquier participate in the Notional Account NQDC Plan along with other participants form the 2002 NQ Plan and the NQDC Plan. Mr. Moghadam’s Initial Account Credit value was established in June 2011 in the amount of $25,798,616. Mr. Moghadam elected a “measurement fund” in the rabbi trust consisting entirely of our common stock. The Initial Account Credit values for Mr. Olinger and Mr. Jaquier were $122,697 and $2,227,880, respectively. Mr. Olinger and Mr. Jaquier had not selected their respective “measurement funds” as of December 31, 2011.

At the company’s discretion, we issued 803,945 shares of our common stock to the rabbi trust representing Mr. Moghadam’s Initial Account Credit value, in part to fund future obligations under the Notional Account NQDC Plan. The number of shares was determined based on a price of our common stock of $32.09 per share. Mr. Moghadam is deemed to be the beneficial owner of these shares and is entitled to direct the voting of these shares.

—	Trust Plans

The Trust allowed its named executive officers and certain other employees to defer portions of their cash compensation and some or all of certain components of their equity compensation. Generally, cash compensation

(salary and bonus) was deferred through their participation in a nonqualified deferred compensation plan. Equity compensation in which the named executive officer is vested and for which distribution is required could be deferred at the election of the named executive officer through their participation in the deferred equity compensation plan. Generally, the compensation that is deferred is tax-deferred until it is distributed to the named executive officer. However, amounts deferred may be subject to FICA and Medicare employee and employer taxes in accordance with statutory requirements. Messrs. Rakowich, Sullivan, and Nekritz did not participate in either of the plans in 2011. Both plans were assumed by us in the merger.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

At December 31, 2011, we had change in control agreements with Messrs. Moghadam, Olinger, Jaquier, and Reilly (the “CIC Agreements”) and executive protection agreements with Mr. Sullivan and Mr. Nekritz (the “EP Agreements”), which were assumed in the merger. Also as of December 31, 2011, an employment agreement with Mr. Rakowich was in effect, referred to as the 2011 Agreement and described above in the narrative discussion that follows the Grants of Plan-Based Awards in Fiscal Year 2011 table. The named executive officers who were party to CIC Agreements entered into partial waivers of these agreements in connection with the merger. The EP Agreements with Mr. Sullivan and Mr. Nekritz were amended on January 30, 2011, in anticipation of the merger. The amendments provide that the merger is deemed to be a change in control for purposes of these agreements, Mr. Sullivan will receive severance benefits under the change in control provisions upon his retirement in May 2012. We assumed the amended EP Agreements and the 2011 Agreement in the merger. The CIC Agreements and EP Agreements are subject to automatic one-year extensions following the expiration of the initial terms.

Generally, some form of severance benefits (cash payments and/or acceleration of vesting of unvested equity awards) are provided in the current CIC Agreements, the EP Agreements (or Mr. Sullivan’s and Mr. Nekritz’ equity award agreements for awards issued under the Trust 2006 Plan), and Mr. Rakowich’s employment agreement as a result of certain termination events (not applicable to each agreement):

•	death
•	disability
•	retirement (as defined)
•	termination without cause or voluntary termination with good reason within two years of change in control (as defined)

In the event of a change in control, the CIC Agreements, the EP Agreements, and the 2011 Agreement provide for severance benefits on a “double-trigger” basis with severance benefits payable only upon termination without cause or involuntary termination for good reason within two years following the change in control, as these terms are defined in the various agreements. Prior to amendments that were effective with the merger in June 2011, the CIC Agreements provided for a “single trigger” requirement to accelerate vesting of unvested equity awards of the named executive officers, meaning that vesting would accelerate upon a change in control regardless of whether there was a subsequent termination. These “single-trigger” provisions of the CIC agreements were waived by the continuing named executive officers in connection with the merger and amended to remove the “single-trigger” provisions. Currently all agreements require that a termination occur before severance benefits are paid (including acceleration of vesting of unvested equity awards).

Under the CIC Agreements, in consideration for the rights to receive such severance payments, each named executive officer is subject to confidentiality obligations during employment and after termination, non-competition obligations during the term of employment and non-solicitation obligations for two years after the date of termination.

A change in control, as defined in the various agreements, generally occurs upon merger (where our voting securities and/or board members prior to the transaction no longer represent at least 50% of the voting securities or board members after the transaction), sale or disposition of substantially all of our assets, or adoption of a plan of liquidation. The information below assumes that a termination due to the applicable scenarios occurred as of December 31, 2011 and incorporates our closing stock price on that date of $28.59 per share. Under our company policy, each of our employees would be paid for their earned and unused vacation time upon termination under any termination scenario. Because the termination scenarios are as of December 31, 2011, the named executive officers would have completed the performance year such that they would receive their annual bonus and their long-term incentive plan award for 2011. Therefore, these payments are not considered to be severance benefits. Accordingly, such amounts for the named executive officers are not included in the amounts presented.

Name of Executive/ Type of Benefit	Death or Disability	Retirement	Termination not related to Change in Control(1)(2)	After Change in Control: Termination without Cause or Voluntary Termination for Good Reason(2)
Hamid R. Moghadam
Cash severance (Salary and Bonus)(3)	$1,975,000	$—	$—	$3,396,667
Health and welfare benefits(4)	$—	$—	$—	$50,431
280G tax gross-up payment(5)	$—	$—	$—	$2,139,868
Equity awards (vesting accelerated)(6)	$—	$—	$—	$6,378,076

Total Estimated Value	$1,975,000	$—	$—	$11,965,042

Walter C. Rakowich
Cash severance (Salary and Bonus)(7)	$—	$—	$6,000,000	$6,000,000
Equity award settlement (assumed paid in cash)(7)(8)	$—	$—	$7,500,000	$7,500,000
Health and welfare benefits(4)	$—	$—	$39,993	$39,993
280G tax gross-up payment(5)	$—	$—	$—	$—
Equity awards (vesting accelerated)(6)	$9,017,400	$9,017,400	$9,017,400	$9,017,400

Total Estimated Value	$9,017,400	$9,017,400	$22,557,393	$22,557,393

William E. Sullivan
Cash severance (Salary and Bonus)(7)	$—	$—	$—	$2,475,000
Health and welfare benefits(4)	$—	$—	$—	$31,268
280G tax gross-up payment(5)	$—	$—	$—	$—
Equity awards (vesting accelerated)(6)	$3,412,392	$3,412,392	$—	$3,412,392

Total Estimated Value	$3,412,392	$3,412,392	$—	$5,918,660

Thomas S. Olinger
Cash severance (Salary and Bonus)(3)	$930,000	$—	$—	$1,625,333
Health and welfare benefits(4)	$—	$—	$—	$59,117
280G tax gross-up payment(5)	$—	$—	$—	$—
Equity awards (vesting accelerated)(6)	$—	$—	$—	$2,529,700

Total Estimated Value	$930,000	$—	$—	$4,214,150

Guy F. Jaquier
Cash severance (Salary and Bonus)(3)	$1,004,000	$—	$—	$1,826,667
Health and welfare benefits(4)	$—	$—	$—	$59,117
280G tax gross-up payment(5)	$—	$—	$—	$—
Equity awards (vesting accelerated)(6)	$—	$—	$—	$4,230,657

Total Estimated Value	$1,004,000	$—	$—	$6,116,441

Eugene F. Reilly
Cash severance (Salary and Bonus)(3)	$1,057,000	$—	$—	$1,891,333
Health and welfare benefits(4)	$—	$—	$—	$50,431
Equity awards (vesting accelerated)(6)	$—	$—	$—	$4,633,957

Total Estimated Value	$1,057,000	$—	$—	$6,575,721

Edward S. Nekritz
Cash severance (Salary and Bonus)(7)	$—	$—	$—	$2,250,000
Health and welfare benefits(4)	$—	$—	$—	$38,685
280G tax gross-up payment(5)	$—	$—	$—	$—
Equity awards (vesting accelerated)(6)	$3,560,868	$3,560,868	$—	$3,560,868

Total Estimated Value	$3,560,868	$3,560,868	$—	$5,849,553

(1)

The 2011 Agreement provides for the payment of severance benefits in the event of involuntary termination without cause or constructive discharge, not related to a change in control, conditioned on Mr. Rakowich’s release of claims.

(2) Cause is generally defined in the various agreements as: (i) the willful and continued failure by the officer to perform the duties that are specified in the agreements; (ii) the engaging in injurious acts to the company by the officer; or (iii) the egregious misconduct on the part of the officer. Voluntary termination for good reason (constructive discharge), as generally defined in the employment agreements, can occur should we: (i) change the officer’s assignments such that they are inconsistent with the duties that are specified in the agreement; (ii) relocate the officer’s place of employment more than 30 miles from the current location; or (iii) not comply with the provisions of the agreements pertaining to the officer’s compensation and benefits.

(3) Under the death and disability scenarios, the named executive officer would receive cash severance equal to his annual base salary plus the annual bonus amount that he received or was entitled to receive for the most recent annual period. These amounts are based on the executive’s annual base salary for 2011 and his actual annual bonus awarded in 2011 for 2010. For the change in control scenario, the named executive officer would receive cash severance equal to two times his annual base salary and the average of his actual annual bonus for the last three completed years (2010, 2009, and 2008), before effects of bonus exchange election.

(4) Agreements provide for various additional payments, generally continuation of insurance coverage for 24 months after termination or cash equivalents. Additionally, the CIC Agreements provide for the payment of an amount equal to two times the company’s matching contribution under the 401(k) Plan. The EP Agreements provide for outplacement services for one year with estimated value of $8,500.

(5) Each of the agreements provide for the payment of an “excise tax gross-up” payment. This payment would be made to the named executive officer should he incur an excise tax under Section 4999 of the Internal Revenue Code, as a result of an “excess parachute payment” arising from severance payments and the accelerated vesting of unvested equity awards. The “excise tax gross-up” payment is an amount such that, after the payment of the excise tax and all income and excise taxes applicable to the gross-up payment, the named executive officer would receive the same amount of severance had the excise tax not applied. However, for Mr. Sullivan and Mr. Nekritz, if the excise tax can be avoided by reducing the total severance payment resulting from a change in control by no more than 10%, then the severance payment will be reduced accordingly. Otherwise, Mr. Sullivan and Mr. Nekritz will receive the full gross-up payment. Under the scenarios for 2011, Mr. Moghadam is the only named executive officers who would be subject to the excise tax such that he would receive an “excise tax gross-up” payment.

(6) The estimates reflect the value of earned but unvested share awards and stock options computed as the difference between the closing price of our common stock on December 31, 2011 ($28.59) and the exercise price of the underlying common share (to the extent the exercise price is less than $28.59 per share). The estimates are as of December 31, 2011 to the extent that vesting would be accelerated under the applicable scenario.

(7) Under the change in control scenario, the named executive officer receives cash severance equal to two times his annual salary and two times his annual target bonus. Amounts are based on the executive’s annual base salary for 2011 and bonus at the 2011 target level. In addition, Mr. Rakowich’s cash severance includes $7,500,000 representing the value of the annual equity award provided under the 2011 Agreement (such amount is assumed to be payable in cash but may be made in the form of equity awards).

(8) Under the death and disability scenarios, the 2011 Agreement provides that Mr. Rakowich’s severance includes $7,500,000 representing the value of the annual equity award provided under the 2011 Agreement (such amount is assumed to be payable in cash but may be made in the form of equity awards).

ADVISORY VOTE TO APPROVE THE COMPANY’S EXECUTIVE COMPENSATION FOR 2011	PROPOSAL 2

The Dodd-Frank Act allows our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with SEC rules.

The compensation of our named executive officers is discussed above under “Executive Compensation Matters”. Our executive compensation programs are designed to attract, motivate, and retain our named executive officers, who are critical to our success. Under these programs, our named executive officers are rewarded for the achievement of specific annual, long-term and strategic goals, corporate goals, and the realization of increased stockholder value. Please read the “Compensation Discussion and Analysis” beginning on page 29 for additional details about our executive compensation programs, including information about the fiscal year 2011 compensation of our named executive officers.

We are asking our stockholders to indicate their support for the 2011 compensation of our named executive officers as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies, and practices described in this proxy statement. Accordingly, we ask our stockholders to vote “FOR” the following resolution at the annual meeting:

“RESOLVED, that the company’s stockholders approve, on an advisory basis, the company’s 2011 executive compensation, as discussed and disclosed in the company’s proxy statement for the 2012 annual meeting of stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Executive Compensation Tables, and related narratives.”

You may vote for, vote against, or abstain from voting to approve the above resolution on the company’s executive compensation policies. Assuming a quorum is present, to be approved by the stockholders, the proposal must receive the affirmative vote of a majority of the shares of common stock having voting power present in person or by proxy at the annual meeting. Abstentions and broker non-votes are considered voting power present in person or by proxy and thus will have the same effect as votes “Against” the proposal.

As an advisory vote, this proposal is not binding on the company. However, the compensation committee values input from stockholders and will consider the outcome of the vote when making future executive compensation decisions.

The board of directors unanimously recommends that the stockholders vote, on an advisory basis, “FOR” the approval of our 2011 executive compensation, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission.

ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON THE COMPANY’S EXECUTIVE COMPENSATION	PROPOSAL 3

As required by Section 14A of the Exchange Act, stockholders have the opportunity to cast a non-binding vote on how often we should include an advisory vote on executive compensation in our proxy materials for future annual or other meetings for which we must include executive compensation information. Stockholders may vote to have the advisory vote on executive compensation every year, every two years, or every three years. Stockholders may also abstain from voting.

The board believes that these votes should occur every year so stockholders may annually express their views on our executive compensation program. The board values the opportunity to receive feedback from our stockholders and will continue to consider the outcome of these votes in making future executive compensation decisions.

You will be able to specify, through your vote, one of four choices on your proxy card: one year, two years, three years, or abstain. Stockholders are not voting on whether they approve or disapprove of the board’s recommendation but rather to indicate their own choice of the frequency options. The frequency of future advisory votes on executive compensation will be the frequency receiving the greatest number of votes at the annual meeting. Abstentions and broker-non votes, if any, will have no effect on the outcome of the proposal.

As an advisory vote, this proposal is not binding on the company. However, the board values input from stockholders and will consider the outcome of the vote when making a determination on the frequency of future advisory votes on executive compensation.

The board of directors unanimously recommends that the stockholders vote, on an advisory basis, for future stockholder advisory votes on executive compensation to be held EVERY year.

EQUITY COMPENSATION PLANS

We have these equity compensation plans:

•

the AMB 1997 Plan and the AMB 2002 Plan—there are awards outstanding under both plans but no new grants can be made from the AMB1997 Plan, which expired in 2007; outstanding awards include non-qualified stock options, restricted shares of common stock, and RSUs; both plans were approved by our stockholders and

•

the Trust 2006 Plan, the Trust 2000 Plan, and the Trust 1997 Plan (all assumed in the merger)—there are awards outstanding under all three plans but no new grants can be made from the Trust 2000 Plan or the Trust 1997 Plan; outstanding awards include non-qualified stock options and full value awards (RSUs, DSUs, PSAs, and DEUs); these plans were approved by the Trust’s shareholders.

At the 2012 annual meeting, the stockholders are being asked to approve and adopt the Prologis, Inc., 2012 Long-Term Incentive Plan, see Proposal 4 below. We plan to issue all future equity awards from the 2012 LTIP, if it is approved by the stockholders. Available shares of common stock that were previously reserved under the AMB Plans and the Trust Plans but that have not yet been issued under the plans at the time the 2012 LTIP is approved will be added to the beginning share reserve of the 2012 LTIP. All outstanding awards under the AMB Plans and the Trust Plans will remain outstanding in accordance with their terms until they vest, expire, or are forfeited by the holder. Shares subject to outstanding awards that expire, are forfeited or not otherwise issued, including unvested RSAs, will be available for further grants under the 2012 LTIP.

At February 29, 2012 we had 460.0 million common shares and 3.35 million convertible partnership units outstanding. Information regarding the shares of common stock that may be issued under the AMB Plans and the Trust Plans as of December 31, 2011 is presented below.

Plan Category (a)	# of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (b)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (c)	# of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding # of Securities Reflected in Column (b) (d)
Equity compensation plans approved by security holders — AMB Plans (1)(2)(3)(7)	8,849,514	$31.99	2,093,827
Equity compensation plans approved by security holders — Trust Plans (4)(5)(6)(7)	2,859,315	$72.42	2,757,683
Equity compensation plans not approved by security holders	—	—	—

(1) The amount in column (b) includes 8,762,708 shares of common stock that can be issued upon the exercise of outstanding stock options (of which 7,192,154 were vested) and 86,806 outstanding RSUs (none of which were vested). Does not include 1,192,982 unvested RSAs that are included in our common stock outstanding at December 31, 2011.

(2) The weighted-average exercise price in column (c) relates to the 8,762,708 outstanding stock options reflected in column (b) which have a weighted average term to expiration of 5.3 years. Of the amount in column (b), 86,806 shares will be issued for no consideration.

(3) As of February 29, 2012, the common shares that can be issued upon the exercise of outstanding share options was 8,235,153 (of which 7,627,675 were vested to the holder), with a weighted average exercise price of $31.16 and a weighted average term to expiration of 5.4 years. As of February, 29, 2012, there were 849,574 outstanding RSUs (of which none were vested to the holder), not including 755,749 RSAs that are included in our common stock outstanding at February 29, 2012. Additionally, as of February 29, 2012, there were 1,439,409 common shares that were reserved for issuance under the AMB Plans.

(4) The amount in column (b) includes 1,117,252 shares of common stock that can be issued upon the exercise of outstanding stock options (of which 1,069,822 were vested) and 1,742,063 outstanding full value awards (of which 166,398 were vested), including 39,365 DEUs associated with outstanding full value awards (of which 12,872 were vested).

(5) The weighted-average exercise price in column (c) relates to the 1,117,252 outstanding stock options reflected in column (b) which have weighted average term to expiration of 3.3 years. Of the amount in column (b), 1,742,063 shares will be issued for no consideration, generally resulting from the granting of full value awards (RSUs, PSAs, DSUs, and DEUs).

(6) As of February 29, 2012, the common shares that can be issued upon the exercise of outstanding options was 1,075,402 (of which 1,005,652 were vested), with a weighted average exercise price of $74.49 and a weighted average term to expiration of 3.0 years. As of February 29, 2012, there were 2,042,362 outstanding full value awards (of which 116,411 were vested), which includes 28,212 DEUs associated with outstanding full value awards (of which 8,234 were vested). Additionally, as of February 29, 2012, there were 2,021,190 common shares that were reserved for issuance under the Trust Plans.

(7) As of February 29, 2012, for all plans the common shares that can be issued upon the exercise of outstanding share options was 9,310,555 (of which 8,633,327 were vested to the holder), with a weighted average exercise price of $36.25 and a weighted average term to expiration of 5.1 years. As of February, 29, 2012, for all plans there were 2,891,936 outstanding full value awards (of which 116,411 were vested), which includes 28,212 DEUs associated with outstanding full value awards (of which 8,234 were vested), not including 755,749 RSAs that are included in our common stock outstanding at February 29, 2012. Additionally, as of February 29, 2012, there were 3,460,599 common shares that are reserved for issuance under both the AMB Plans and the Trust Plans.

The following table sets forth the number of stock options and full value awards (RSUs and RSAs) granted and PSAs earned over the last three years by us assuming a combined company for the periods presented, as applicable. In addition, the table provides the weighted average number of shares of common stock outstanding in the year indicated. Amounts presented for the Trust are on an “as converted” basis and have been adjusted to reflect the merger conversion ratio of 0.4464.

	Stock Options Granted(1)	Full Value Awards (RSUs/RSAs) Granted		Full Value Awards (PSAs) Earned(2)	Total Full Value Awards	Weighted Average Common Shares Outstanding Basic		Weighted Average Common Shares Outstanding Combined	Burn Rate(5)
Year		AMB	Trust			AMB(3)	Trust(4)
2011 pre-merger	928,979	662,513	699,526	229,961	1,592,000
2011 post-merger	—	16,409	47,000	—	63,409

Total 2011	928,979	678,922	746,526	229,961	1,655,409	441,514,000		441,514,000	0.59%

2010	1,465,000	717,000	719,000	455,000	1,891,000	161,988,000	219,515,000	381,503,000	0.88%

2009	2,371,000	405,000	531,000	—	936,000	134,321,000	179,966,000	314,287,000	1.05%

(1) Stock options were only granted by AMB during these years.

(2) PSAs were only granted by the Trust during these years. PSAs are reflected in the year in which they were earned, not the year the target PSAs were granted.

(3) Weighted average common shares outstanding for 2011 is computed on a pro forma basis for the combined company as if the merger had occurred on January 1, 2011.

(4) Trust share amounts are shown on an as converted basis using the merger conversion ratio of 0.4464.

(5) Burn rate is computed by dividing the total of the stock options and full value awards granted or earned by the weighted average common shares outstanding.

A metric used to measure the cumulative impact of our equity compensation programs is overhang (equity awards outstanding, but not exercised, plus equity awards available to grant, divided by total common shares outstanding plus limited partnership units, that are convertible into shares of our common stock on a one-for-one basis, as of the end of the year). Our overhang as of December 31, 2011 and February 29, 2012 and the pro forma overhang calculated assuming that the 2012 LTIP is approved are provided below.

	Actual as of December 31, 2011	Pro forma as of December 31, 2011	Actual as of February 29, 2012	Pro forma as of February 29, 2012
Awards outstanding	11,708,829	11,708,829	12,202,491	12,202,491
Available shares	4,851,510	4,851,510	3,460,599	3,460,599
2012 LTIP additional shares	—	12,000,000	—	12,000,000

Total shares	16,560,339	28,560,339	15,663,090	27,663,090

Common stock outstanding	459,401,000	459,401,000	460,003,000	460,003,000
Partnership units outstanding	3,361,000	3,361,000	3,349,000	3,349,000

	462,762,000	462,762,000	463,352,000	463,352,000

Overhang %	3.58%	6.17%	3.38%	5.97%

APPROVE AND ADOPT THE PROLOGIS, INC. 2012 LONG-TERM INCENTIVE PLAN	PROPOSAL 4

To ensure that we have the continued ability to grant equity awards, which is an integral part of our compensation program, to better support our current equity compensation strategy (e.g. 100% full value awards), to harmonize the long-term equity incentive awards under one plan, and to ensure that we can continue to grant awards that are performance-based (within the meaning of section 162(m) of the Internal Revenue Code), the board, upon recommendation by the compensation committee, adopted, subject to stockholder approval, the Prologis, Inc. 2012 Long-Term Incentive Plan. A summary of the material provisions of the 2012 LTIP is set forth below and a complete copy is set forth in Appendix A.

Subject to the approval of our stockholders at the annual meeting, the 2012 LTIP will become effective as of February 22, 2012, the date that the board approved the plan. No awards will be granted under the 2012 LTIP until it is approved by our stockholders. Assuming approval by our stockholders, the 2012 LTIP will continue in effect until terminated by the board. No awards may be granted under the 2012 LTIP after the ten-year anniversary of the stockholder approval. Any awards that are outstanding after the 2012 LTIP termination, however, will remain subject to the terms of the 2012 LTIP. Upon approval of the 2012 LTIP, we will no longer make awards under the AMB Plans or the Trust Plans.

Long-term equity awards are a key element of our compensation program and accomplish the following objectives:

•	attract and retain employees and other persons providing services to us and our related companies;

•	attract and retain as non-employee directors the highly competent individuals upon whose judgment, initiative, leadership, and continued efforts our success depends;

•	motivate participants, by means of appropriate incentives, to achieve long-range goals;

•	provide incentive compensation opportunities that are competitive with those of other corporations and real estate investment trusts; and

•	Further identify participants’ interests with those of our other stockholders through compensation that is based on the value of our common stock.

Because we believe it is important for the interest of our employees, directors, and other service providers to be aligned with the interests of the company, the board has approved the 2012 LTIP. It is also important that we have the ability to make performance-based awards that are qualified under section 162(m) of the Internal Revenue Code. The board is recommending the 2012 LTIP to our stockholders for approval. Approval of the 2012 LTIP will help achieve our goals and enable us to continue making long-term equity awards to employees, directors, and other service providers at competitive levels.

You may vote for, vote against, or abstain from voting on approving and adopting the Prologis, Inc. 2012 Long-Term Incentive Plan. Assuming a quorum is present, the affirmative vote of a majority of the common shares voted on the proposal at the meeting in person or by proxy will be required to approve the Prologis, Inc. 2012 Long-Term Incentive Plan, provided that the total vote cast on the proposal represents over 50% of all shares entitled to vote on the proposal. Abstentions and broker non-votes, if any, will have no effect on the outcome of the proposal except that if at least a majority of the shares entitled to vote do not vote on the proposal, broker non-votes and abstention will have the effect of votes “Against” the proposal.

The board of directors unanimously recommends that the stockholders vote FOR the approval and adoption of the Prologis, Inc. 2012 Long-Term Incentive Plan.

—	Summary of the 2012 LTIP

The following is a summary of the key provisions of the 2012 LTIP, pending approval:

Plan Effective Date:	February 22, 2012; No awards can be made under the 2012 LTIP until it is approved by the stockholders.

Plan Term:	Unlimited duration but no new awards can be made on or after the ten-year anniversary of the effective date.

Eligible Participants:	All officers, directors and other employees, consultants, and independent contractors of Prologis or its subsidiaries (and any persons who are expected to become officers, employees, directors, consultants or independent contractors of Prologis, Inc. or its subsidiaries, but effective no earlier than the date on which the person begins to provide services) are eligible to become participants in the 2012 LTIP, except that only employees of Prologis and its corporate subsidiaries (within the meaning of the Internal Revenue Code) may be granted incentive stock options. We currently have approximately 1,437 employees, including employees of our subsidiaries.

Shares Reserved:

The number of shares of common stock which may be issued under the 2012 LTIP shall be equal to 12,000,000 plus the aggregate number of shares available, if any, for issuance under prior plans (AMB 2002 Plan, AMB 1997 Plan, Trust 2006 Plan, Trust 2000 Plan, and Trust 1997 Plan) as of the date on which the 2012 LTIP is approved by our stockholders. As of February 29, 2012, there were approximately 3.5 million shares available for issuance under these plans.

Stock subject to an award that for any reason is forfeited, expires, or is terminated without issuance of shares (including awards that are settled in cash) or is tendered or withheld in payment of the exercise price of a grant or the tax obligation of the participant shall be available for further grants under the 2012 LTIP.

Administration:

The 2012 LTIP shall be administered by a Committee defined as:

•    two or more directors (or a greater number if required for compliance with Rule 16b-3 issued under the Exchange Act) who are independent for purposes of NYSE listing requirements and are non-employee, or outside directors;

•    two or more non-employee, or outside directors, as defined by section 162(m) of the Internal Revenue Code, for awards intended to constitute performance-based compensation; and

•    the full board in the case of awards to non-employee, or outside, directors.

The Committee selects award recipients, the types of awards to be granted, and the applicable terms, conditions, performance criteria, restrictions, and other provisions of the awards. Subject to NYSE rules and applicable law, the Committee may delegate all or a portion of its responsibilities and powers under the 2012 LTIP to persons it selects. The board may, in its discretion, take any action under the 2012 LTIP that would otherwise be the responsibility of the Committee.

Award Types:

Shares with respect to which awards may be made under the 2012 LTIP are shares of our common stock. Shares may be settled in cash rather than common stock. The closing price of our common stock on March 9, 2012 was $34.14 per share. Awards can be in the form of:

•    Stock Options (Non-qualified options (NQO) and Incentive Stock Options (ISO))

•    Stock Appreciation Rights (SARs)

•    Full Value Award

•    Cash Incentive Awards.

Award Limitations:

•      ISOs: maximum shares underlying ISOs that may be delivered to participants under the 2012 LTIP shall be 5,750,000.

•      Stock options and SARs: maximum shares covered by awards granted to any one participant during any one calendar-year period shall be 1,500,000.

•      Full value awards: if intended to qualify under Section 162(m) of the Internal Revenue Code, no more than 1,500,000 shares of stock covered by awards granted to any one participant during any one calendar year.

•      Cash incentive awards: if intended to qualify under Section 162(m) of the Internal Revenue Code, the maximum amount payable to any one participant with respect to any 12-month performance period shall be $20 million.

Award Terms:

•      Stock options may be granted with an exercise price of no less than fair market value of a share of common stock on the date of grant. The full purchase price of each share of common stock must be paid at the time of exercise (except if the purchase price is paid through the use of cash equivalents). Options shall expire, unless otherwise provided by the Committee, on the earliest of the one year anniversary from the participant’s termination date in the event of death, disability, or retirement (as defined in the 2012 PTIP), the three month anniversary from the participant’s termination date for reasons other than death, disability, or retirement, or the day prior to the participant’s termination date in the event of the participant’s termination for cause. In no event will a stock option expire later than the ten year anniversary of the grant date. Stock options and SARs cannot earn dividend equivalents.

•      A SAR entitles the participant to receive the amount (in cash or in common stock) by which the fair market value of a specified number of shares of common stock on the exercise date exceeds an exercise price established by the Committee but not less than fair market value of a share of stock on the date of grant. The expiration date of a SAR is subject to the same provisions as stock options. SARs do not earn dividend equivalents.

•      A full value award is the grant of a number of common shares or a right to receive a number of common shares in the future. Full value awards that are vested based on an employee’s service without achievement of performance measures must have a minimum vesting period of three years unless the full value award is granted in lieu of other compensation or is a form of payment of earned performance awards or other incentive compensation. If an employee’s right to become vested in the full value award is conditioned on the achievement of performance targets or objectives, then the vesting period shall be at least one year. Vesting can be prorated in the event of death, disability, retirement (as defined), involuntary termination, or in connection with a change in control. Full value awards may earn dividend equivalents while outstanding except that no dividend equivalents will be paid or settled on performance-based awards that have not been earned based on the performance criteria established.

•      A cash incentive award is the grant of a right to receive a payment of cash (or shares of common stock having the value of equivalent to the cash payable) that is contingent on achievement of performance objectives over a specified period. The grant of a cash incentive award is subject to other conditions, restrictions, and contingencies as determined by the Committee, including provisions related to deferred payment.

Performance Criteria:

Full Value Awards and Cash Incentive Awards that are intended to be performance-based for purposes of Section 162(m) of the Internal Revenue Code will be earned based on the satisfaction of performance targets established by the Committee and based on one or more of the following performance criteria:

(i) earnings including operating income, net operating income, same store net operating income, earnings before or after taxes, earnings before or after interest, depreciation, amortization, or extraordinary or special items or book value per share (which may exclude nonrecurring items) or net earnings; (ii) pre-tax income or after-tax income; (iii) earnings per share (basic or diluted); (iv) operating profit; (v) revenue, revenue growth or rate of revenue growth; (vi) return on assets (gross or net), return on investment (including cash flow return on investment), return on capital (including return on total capital or return on invested capital), or return on equity; (vii) returns on sales or revenues; (viii) operating expenses; (ix) stock price appreciation; (x) cash flow (before or after dividends), free cash flow, cash flow return on investment (discounted or otherwise), net cash provided by operations, cash flow in excess of cost of capital or cash flow per share (before or after dividends); (xi) implementation or completion of critical projects or processes; (xii) economic value created; (xiii) cumulative earnings per share growth; (xiv) operating margin or profit margin; (xv) stock price or total stockholder return; (xvi) cost targets, reductions and savings, productivity and efficiencies; (xvii) strategic business criteria, consisting of one or more objectives based on meeting specified market penetration, geographic business expansion, customer satisfaction, employee satisfaction, human resources management, supervision of litigation and other legal matters, information technology, and goals relating to contributions, dispositions, acquisitions, development and development related activity, capital markets activity and credit ratings, joint ventures and other private capital activity including generating incentive and other fees and raising equity commitments, and other transactions, and budget comparisons; (xviii) personal professional objectives, including any of the foregoing performance targets, the implementation of policies and plans, the negotiation of transactions, the development of long-term business goals, formation and reorganization of joint ventures and other private capital activity including generating incentive and other fees and raising equity commitments, research or development collaborations, and the completion of other corporate transactions; (xix) funds from operations (FFO) or funds available for distribution (FAD); (xx) economic value added (or an equivalent metric); (xxi) stock price performance; (xxii) improvement in or attainment of expense levels or working capital levels; (xxiii) operating portfolio metrics including leasing and tenant retention, or (xxiv) any combination of or a specified increase in, any of the foregoing.

Where applicable, the performance targets may be expressed in terms of attaining a specified level of the particular criteria or the attainment of a percentage increase or decrease in the particular criteria, and may be applied to one or more of Prologis, its affiliates, or a division or strategic business unit of Prologis, or may be applied to the performance of Prologis relative to a market index, a group of other companies or a combination thereof, all as determined by the Committee. The performance targets may include a threshold level of performance below which no payment will be made (or no vesting will occur), levels of performance at which specified payments will be made (or specified vesting will occur), and a maximum level of performance above which no additional payment will be made (or at which full vesting will occur). Each of the foregoing performance targets shall be determined in accordance with generally accepted accounting principles, if applicable, and shall be subject to certification by the Committee; provided that the Committee shall have the authority to exclude impact of charges for restructurings, discontinued operations, extraordinary items, and other unusual or non-recurring events, the cumulative effects of tax or accounting principles and identified in financial statements, notes to financial statements, management’s discussion and analysis or other SEC filings and items that may not be infrequent or unusual but that may have inconsistent effects on performance and that are in accordance with Regulation G issued under the Sarbanes-Oxley Act of 2002.

Other provisions:

•      Approval of stockholders required to:

•   decrease the exercise price of a stock option or SAR after the date of grant;

•   surrender a stock option or SAR for a stock option or SAR with a lower exercise price or for a full value award; and

•   surrender a stock option for cash payment if, at the time of the surrender, the exercise price of the option or SAR is greater than the current fair market value of our common stock.

•      No re-pricing shall be permitted without approval of stockholders if such approval is required under the rules of any stock exchange on which the stock is listed.

•      The board may amend or terminate the 2012 LTIP and the Committee may amend any award, provided that no such action may adversely affect the rights of any Participant without the Participant’s written consent. However, provisions that prevent re-pricing of stock options or SARS cannot be amended without stockholder approval.

•      The Committee may designate whether full value awards or cash incentive awards are intended to qualify as “performance-based compensation” and, if so designated, such awards will be conditioned on the achievement of one or more performance measures defined in the 2012 LTIP.

•      The 2012 LTIP provides for adjustments to awards in the event of certain corporate transactions, such as stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, exchange of shares, sale of assets or subsidiaries, combination, or other transactions when the Committee determines that an adjustment is warranted to preserve the benefits or prevent the enlargement of benefits to the Participant.

•      Change in control provisions provide for acceleration of vesting of unvested awards under certain circumstances. Acceleration occurs if the Participant’s employment is terminated for reasons other than cause (as defined) within 24 months from the date of the change in control or the 2012 LTIP is terminated following a change in control without provision for the continuation of outstanding awards.

•      Awards are not transferable except as designated by the Participant by will or by laws of descent and distribution or, unless otherwise provided by the Committee, pursuant to a qualified domestic relations order or to or for the benefit of the Participant’s family (including, without limitation, to a trust or partnership for the benefit of a Participant’s family).

Information concerning equity awards made in 2011 to directors and named executive officers is included above under “Director Compensation” and “Executive Compensation Matters — 2011 Compensation Decisions.”

—	U.S. Federal Income Tax Considerations.

IRS CIRCULAR 230 NOTICE: The following discussion is not intended or written by us to be used, and cannot be used, by any person for the purpose of avoiding tax penalties that may be imposed under U.S. tax laws. The discussion is written as part of the disclosure in this proxy, which is being used by us in connection with the promotion or marketing of the transactions addressed herein and each taxpayer should seek advice based on the taxpayer’s particular circumstances from an independent tax advisor.

The following summary describes the typical U.S. federal income tax consequences of awards granted under the 2012 LTIP based upon provisions of the Internal Revenue Code as in effect on March 9, 2012, and applicable guidance thereunder, all of which are subject to change (possibly with retroactive effect). This is not intended to be a complete analysis and discussion of the federal income tax treatment of awards under the 2012 LTIP, and does not discuss estate or gift taxes or the income tax laws of any municipality, state or foreign country. We generally will be entitled to withhold any required taxes in connection with the exercise or payment of any award, and may require the Participant to pay such taxes as a condition to exercise or payment of an award. Prologis generally will be entitled to a tax deduction in the same amount, and at the same time, as the income is recognized by the Participant.

•	Stock Options and SARs

Nonqualified Share Options.    The grant of an NQO will not result in taxable income to the Participant. Except as described below, the participant will realize ordinary income at the time of exercise in an amount equal to the excess of the fair market value of the common shares acquired over the exercise price for those common shares, and Prologis will be entitled to a corresponding deduction. Gains or losses realized by the participant upon disposition of such common shares will be treated as capital gains and losses, with the basis in such common shares equal to the fair market value of the common shares at the time of exercise.

The exercise of an NQO through the delivery of previously acquired stock will generally be treated as a non-taxable, like-kind exchange as to the number of common shares surrendered and the identical number of common shares received under the option. That number of common shares will take the same basis and, for capital gains purposes, the same holding period as the common shares that are given up. The value of the common shares received upon such an exchange that are in excess of the number given up will be includible as ordinary income to the Participant at the time of the exercise. The excess common shares will have a new holding period for capital gain purposes and a basis equal to the value of such common shares determined at the time of exercise.

Incentive Share Options.    The grant of an ISO will not result in taxable income to the participant. The exercise of an ISO will not result in taxable income to the Participant provided that the participant was, without a break in service, an employee of Prologis or a permitted subsidiary during the period beginning on the date of the grant of the option and ending on the date three months prior to the date of exercise (one year prior to the date of exercise if the Participant is disabled, as that term is defined in the Internal Revenue Code).

The excess of the fair market value of the common shares at the time of the exercise of an ISO over the exercise price is an adjustment that is included in the calculation of the participant’s alternative minimum taxable income for the tax year in which the ISO is exercised. For purposes of determining the participant’s alternative minimum tax liability for the year of disposition of the common shares acquired pursuant to the ISO exercise, the participant will have a basis in those common shares equal to the fair market value of the common shares at the time of exercise.

If the participant does not sell or otherwise dispose of the common shares within two years from the date of the grant of the ISO or within one year after receiving the transfer of such common shares, then, upon disposition of such common shares, any amount realized in excess of the exercise price will be taxed to the participant as capital gain, and Prologis will not be entitled to any deduction for Federal income tax purposes. A capital loss will be recognized to the extent that the amount realized is less than the exercise price.

If the foregoing holding period requirements are not met, the participant will generally realize ordinary income, and a corresponding deduction will be allowed to Prologis, at the time of the disposition of the common shares, in an amount equal to the lesser of (i) the excess of the fair market value of the common shares on the date of exercise over the exercise price, or (ii) the excess, if any, of the amount realized upon disposition of the common shares over the exercise price. If the amount realized exceeds the value of the common shares on the date of exercise, any additional amount will be capital gain. If the amount realized is less than the exercise price, the Participant will recognize no income, and a capital loss will be recognized equal to the excess of the exercise price over the amount realized upon the disposition of the common shares.

Special rules apply if the exercise price of an ISO is paid through the exchange of previously acquired stock.

Stock Appreciation Rights.    A Participant generally will not realize any taxable income upon the grant of a SAR. Upon the exercise of the SAR, the Participant will recognize ordinary income in an amount equal to the amount of cash and/or the fair market value, at the date of such exercise, of the common shares received by the Participant as a result of such exercise. Prologis will generally be entitled to a deduction in the same amount as the ordinary income realized by the Participant.

•	Full Value Awards

If a restriction on transferability and substantial risk of forfeiture applies to shares of common stock or other property actually distributed to a participant under an award (such as, for example, a grant of restricted stock), the participant generally must recognize ordinary income equal to the fair market value of the transferred amounts at the earliest time either the transferability restriction or risk of forfeiture lapses. In the usual case, we can claim a tax deduction in an amount equal to the ordinary income recognized by the participant, except as discussed below. A participant may elect to be taxed at the time of grant of restricted stock or other property rather than upon lapse of restrictions on transferability or the risk of forfeiture, but if the participant subsequently forfeits such shares of common stock or property he or she would not be entitled to any tax deduction, including as a capital loss, for the value of shares of common stock on which he or she previously paid tax.

If no substantial risk of forfeiture applies to property distributed to a participant, the participant generally must recognize ordinary income equal to the fair market value of shares of common stock actually received.

If an award does not consist of property (such as stock units), the participant generally must recognize ordinary income for U.S. income tax purposes when the award is payable in an amount equal to the amount payable or, if the award is settled in shares of common stock, the fair market value on the date of distribution, and we would normally be entitled to a corresponding deduction.

As discussed above, compensation that qualifies as “performance-based compensation” is excluded from the $1 million deductibility cap of Section 162(m) of the Code, and therefore remains fully deductible by the company paying it. Generally, options and SARs granted with an exercise price at least equal to 100% of fair market value of the underlying stock at the date of grant, and performance awards to employees that the compensation committee designates as “performance-based compensation” and that otherwise satisfies the requirements of Section 162(m) will be considered performance-based compensation. A number of requirements must be met in order for particular compensation to so qualify, however, so there can be no assurance that such compensation under the 2012 LTIP will be fully deductible under all circumstances. In addition, other awards under the 2012 LTIP, such as non-performance-based restricted stock and restricted stock units, generally will not so qualify, so that compensation paid to certain executive officers in connection with such awards may, to the extent it and other compensation subject to the deductibility cap under Section 162(m) exceed $1 million in a given year, not be deductible.

APPROVE AND ADOPT AN AMENDMENT	PROPOSAL 5

TO OUR ARTICLES OF INCORPORATION TO

INCREASE THE NUMBER OF AUTHORIZED

SHARES OF COMMON STOCK

The board of directors has approved, subject to stockholder approval, an amendment to our Articles of Incorporation that would increase the number of authorized shares of common stock by 500,000,000 shares bringing the total authorized shares of common stock to 1,000,000,000 shares.

Article IV of our Articles of Incorporation sets the total number of shares of common stock that we have the authority to issue at 500,000,000. As of March 9, 2012, there were approximately 460,015,170 shares of common stock outstanding.

In addition, as of February 29, 2012 there were 15.7 million shares reserved for issuance under our equity plans (including shares subject to outstanding awards of 12.2 million shares), 3.3 million shares reserved for issuance upon conversion of operating partnership units and limited partnership units, and 18.4 million shares reserved for under convertible debt agreements. The total shares of common stock outstanding and reserved for issuance as of March 9, 2012 was 497.4 million.

We had approximately170 million shares of common stock outstanding at the time of the merger. Completion of the merger brought our total outstanding shares of common stock to approximately 425 million shares and increased the amount of shares reserved, primarily due to the convertible debt agreements. In June 2011, we issued 34.5 million shares of common stock in a public offering. Since the end of 2007 through the date of the merger, we have issued approximately 66 million shares of common stock in public offerings. We generally used the proceeds from these offerings for general corporate purposes, including debt repayments, real estate acquisitions, development or redevelopment of properties, the redemption or other repurchase of outstanding securities, and capital expenditures.

As a REIT, we have certain stockholder dividend requirements that limit our ability to retain cash to fund acquisitions and development needs and other capital requirements. Therefore, we are generally active in the capital markets (both debt and equity). The board believes that it is important to have a sufficient number of authorized but unissued shares available to provide flexibility that will allow us to act quickly to take advantage of favorable market conditions. Based on our current remaining number of authorized shares and the number of shares reserved for future issuance, the board does not believe that we can readily react to changing market conditions.

The amendment to the Articles of Incorporation, if approved and adopted by the stockholders, will substitute the following sentence of the first sentence in the first paragraph of Article IV:

“The total number of shares of all classes of stock that the Corporation shall have authority to issue is 1,100,000,000, consisting of 1,000,000,000 shares of common stock, par value $0.01 per share (the “Common Stock”), and 100,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”), which may be issued in one or more classes as described in Paragraph C of this Article IV. The aggregate par value of all of the Corporation’s authorized shares having par value is $11,000,000. The Common Stock and each class of the Preferred Stock shall each constitute a separate class of stock of the Corporation.”

You may vote for, vote against, or abstain from voting on approving and adopting the amendment to our Articles of Incorporation to increase the number of shares of common stock that we have the authority to issue. Assuming a quorum is present, the affirmative vote in person or by proxy of two-thirds of the outstanding shares of common stock is required to approve and adopt the amendment to the Articles of Incorporation. Abstentions and broker non-votes are considered voting power present in person or by proxy and thus will have the same effect as votes “Against” the proposal.

The board of directors unanimously recommends that the stockholders vote FOR the approval and adoption of the amendment to the Articles of Incorporation to increase the number of authorized shares of common stock by 500,000,000 shares bringing the total authorized shares of common stock to 1,000,000,000 shares.

AUDIT COMMITTEE REPORT

The purpose of the audit committee is to be an informed, vigilant, and effective overseer of our financial accounting and reporting processes consistent with risk mitigation appropriate in the circumstances. The committee is directly responsible for the appointment, compensation, and oversight of our independent public accounting firm. The committee is comprised of the three directors named below. Each member of the committee is independent as defined by SEC and NYSE rules. In addition, our board has determined that each member of the audit committee is an audit committee financial expert and is financially literate in accordance with applicable NYSE and SEC rules and regulations. Management is responsible for the company’s internal controls and the financial reporting process. The company’s independent registered public accounting firm is responsible for performing an independent audit of the company’s consolidated financial statements and the effectiveness of the company’s internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States), and issuing reports thereon. The audit committee is responsible for overseeing the conduct of these activities. The committee’s function is more fully described in its charter which has been approved by our board. The charter can be viewed, together with any future changes, on our website at http://ir.prologis.com/governance.cfm.

We have reviewed and discussed the company’s audited financial statements for the fiscal year ended December 31, 2011 and unaudited financial statements for the quarterly periods ended June 30 and September 30, 2011 with management and KPMG LLP (“KPMG”), the company’s independent registered public accounting firm. We reviewed and discussed the company’s unaudited financial statements for the quarterly period ended March 31, 2011 with management and Pricewaterhouse Coopers (“PwC”). We also reviewed and discussed management’s assessment of the effectiveness of the company’s internal control over financial reporting. The committee has discussed with KPMG the matters that are required to be discussed by Statement on Auditing Standards No. 61 (Communication With Audit Committees), as amended by the Auditing Standards Board of the American Institute of Certified Public Accountants. KPMG has provided to the company the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding their communications with the audit committee concerning independence, and the audit committee has discussed with KPMG, its independence. The committee also concluded that KPMG’s performance of non-audit services, as pre-approved by the committee and described in the next section, to us and our affiliates does not impair KPMG’s independence.

Based on the considerations referred to above, the audit committee recommended to our board that the audited financial statements be included in our Annual Report on Form 10-K for 2011. The foregoing report is provided by the following independent directors, who constitute the committee.

J. Michael Losh (Chair)

Christine N. Garvey

D. Michael Steuert

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

On June 6, 2011, the audit committee engaged KPMG as our independent registered public accounting firm for the fiscal year ended December 31, 2011. KPMG was also retained to provide certain tax and other services in 2011. Our consolidated financial statements for 2010 were audited by PwC, who were dismissed on June 6, 2011. The audit reports of PwC on the financial statements of each of AMB and its Operating Partnership as of and for each of the two fiscal years ended December 31, 2010 and 2009 did not contain any adverse opinion or disclaimer of opinion, and they were not qualified or modified as to uncertainty, audit scope, or accounting principles. With respect to the dismissal of PwC: (i) there were no disagreements on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to PwC’s satisfaction, would have caused PwC to make reference thereto in its report and (ii) there were no reportable events of the type described in Item 304(a)(1)(v) of Regulation S-K of the Exchange Act. With respect to approving KPMG in June 2011, we did not, nor did anyone acting on our behalf, consult with KPMG with respect to (i) the application of accounting principles to a specified transaction, either completed or proposed, (ii) the type of audit opinion that might be rendered on our financial statements, or (iii) any other matter that was either the subject of a disagreement, as that term is defined in Item 304(a)(1)(iv) of Regulation S-K of the Exchange Act, or a reportable event of the type described in Item 304(a)(1)(v) of Regulation S-K.

In the course of the provision of services on our behalf, we recognize the importance of our independent registered public accounting firm’s ability to maintain objectivity and independence in its audit of our financial statements and the importance of minimizing any relationships that could appear to impair that objectivity. To that end, the audit committee has adopted policies and procedures governing the pre-approval of audit and non-audit work performed by our independent registered public accounting firm. The independent registered public accounting firm is authorized to perform specified pre-approved services up to certain annual amounts and up to specified amounts for specific services. Such limits vary by the type of service provided. Individual engagements anticipated to exceed pre-established thresholds must be separately approved. All of the fees reflected below for 2011 were either specifically pre-approved by the audit committee or pre-approved pursuant to the audit committee’s Audit and Non-Audit Services Pre-Approval Policy. These policies and procedures also detail certain services which the independent registered public accounting firm is prohibited from providing to us.

The following table represents fees for professional audit services rendered for the audit of our consolidated financial statements for the years ended December 31, 2011 and 2010 for the audit of the company’s consolidated financial statements for 2011 and fees billed for other services rendered in each year. Fees presented for 2011 were billed by KPMG and fees presented for 2010 were billed by PwC.

Types of Fees	2011	2010
Audit fees(1)	$3,900,394	$2,772,440
Audit-related fees(2)	28,500	—
Tax fees(3)	727,915	1,345,560
All other fees(4)	—	2,000

Totals(5)	$4,656,809	$4,120,000

(1) Audit fees consists of fees for professional services for the audit of our consolidated financial statements included in our Annual Report on Form 10-K and the review of our consolidated financial statements included in our Quarterly Reports on Form 10-Q, including all services required to comply with the standards of the Public Company Accounting Oversight Board (United States), and fees associated with performing the integrated audit of internal controls over financial reporting (Sarbanes-Oxley Section 404 work). Additionally, amounts include fees for services associated with comfort letters, statutory audits, and reviews of documents filed with the SEC.

(2) Audit-related fees consist of fees for assurance and related services associated with the audit of our employee benefit plan.

(3) Tax fees are primarily fees for tax compliance, tax return preparation, and pre-approved tax advice.

(4) No other fees were billed for 2011. Other fees for 2010 related to technical research tools.

(5) Prior to its dismissal on June 6, 2011, PwC billed $130,000 for services provided with the review of our consolidated financial statements in our Quarterly Report on Form 10-Q for the first quarter of 2011. This amount is not included in the total for 2011.

RATIFICATION OF THE APPOINTMENT	PROPOSAL 6

OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

KPMG has been appointed by the audit committee of the board as our independent registered public accounting firm for the year 2012. KPMG was engaged as our independent registered public accounting firm after the merger in June 2012, as they had been engaged by our merger partner, who was deemed to be the accounting acquirer in the merger. We are requesting our stockholders to ratify the appointment of KPMG as our independent registered public accounting firm for the year 2012. In the event stockholders do not approve the appointment, the appointment will be reconsidered by the audit committee.

KPMG representatives are expected to attend the 2012 annual meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate stockholder questions.

You may vote for, vote against, or abstain from voting on ratifying the appointment of the independent registered public accounting firm. Assuming a quorum is present, the affirmative vote of a majority of the shares of common stock voted on the proposal at the meeting, in person, or by proxy, will be required to ratify the audit committee’s appointment of the independent registered public accounting firm. Abstentions and broker-non votes, if any, will have no effect on the outcome of the proposal.

The board of directors unanimously recommends that the stockholders vote FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm.

ADDITIONAL INFORMATION

—	Annual Report

Our 2011 annual report to stockholders, which includes a copy of our Annual Report on Form 10-K for the year ended December 31, 2011 (which includes our consolidated financial statements), is mailed to stockholders along with this proxy statement, if a request is made to receive printed proxy materials or if you are a Participant in our 401(k) Plan. Otherwise, the Notice of Internet Availability provides information on how you may access our 2011 annual report and Notice of Proxy through the Internet. We will provide copies of the annual report to requesting stockholders, free of charge, by contacting Investor Relations, Prologis, Inc., Pier 1, Bay 1, San Francisco, CA, telephone (415) 394-9000.

—	Attendance at the 2012 Annual Meeting

Stockholders must bring proof of current ownership of our common stock to be admitted to and to attend the 2012 annual meeting.

—	Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our trustees, certain officers, and certain beneficial owners of our common shares to file reports of holdings and transactions in our common shares with the SEC and the NYSE. Except as provided in the next sentence, based on our records and other information available to us, we believe that, in 2011, all of the above persons and entities met all applicable SEC filing requirements. In 2011, Mr. Fotiades, Mr. Steuert, and Ms. Palazzolo each failed to file a report on Form 4 on a timely basis on two occasions and Mr. Lyons failed to file a report on Form 4 on a timely basis on one occasion.

—	Other Matters

We do not anticipate any other business to be brought before the 2012 annual meeting of stockholders. In addition to the scheduled items, however, the meeting may consider properly presented stockholder proposals and matters relating to the conduct of the meeting. As to any other business, the proxies, in their discretion, are authorized to vote on other matters which may properly come before the meeting and any adjournments or postponements of the meeting.

March 23, 2012

San Francisco, California

APPENDIX A

PROLOGIS, INC.

2012 LONG-TERM INCENTIVE PLAN

SECTION 1

GENERAL

1.1    Purpose.  Prologis, Inc., a Maryland corporation (“Prologis”), has established the Plan to:

(a)	attract and retain employees and other persons providing services to Prologis and the Related Companies;

(b)	attract and retain as Outside Directors the highly competent individuals upon whose judgment, initiative, leadership and continued efforts the success of Prologis depends;

(c)	motivate Participants, by means of appropriate incentives, to achieve long-range goals;

(d)	provide incentive compensation opportunities that are competitive with those of other corporations and real estate investment trusts; and

(e)	further identify Participants’ interests with those of Prologis’s other stockholders through compensation that is based on the value of Prologis’s common stock;

and thereby to promote the long-term financial interest of Prologis and the Related Companies, including the growth in value of Prologis’s equity and enhancement of long-term stockholder return.

1.2    Defined Terms.  The meaning of capitalized terms used in the Plan are set forth in Section 8.

1.3    Participation.  For purposes of the Plan, a “Participant” is any person to whom an Award is granted under the Plan. Subject to the terms and conditions of the Plan, the Committee shall determine and designate, from time to time, from among the Eligible Individuals those persons who will be granted one or more Awards under the Plan and, subject to the terms and conditions of the Plan, a Participant may be granted any Award permitted under the provisions of the Plan and more than one Award may be granted to a Participant. Except as otherwise agreed by Prologis and the Participant, or except as otherwise provided in the Plan, an Award under the Plan shall not affect any previous Award under the Plan or an award under any other plan maintained by Prologis or the Related Companies.

SECTION 2

OPTIONS AND STOCK APPRECIATION RIGHTS

2.1    Definitions.

(a)	The grant of an “Option” under the Plan entitles the Participant to purchase shares of Stock at an Exercise Price established by the Committee at the time the Option is granted. Options granted under this Section 2 may be either Incentive Stock Options or Non-Qualified Stock Options, as determined in the discretion of the Committee; provided, however, that Incentive Stock Options may only be granted to employees of Prologis or a Subsidiary. An Option will be deemed to be a Non-Qualified Stock Option unless it is specifically designated by the Committee as an Incentive Stock Option.

(b)	A grant of a “Stock Appreciation Right” or “SAR” entitles the Participant to receive, in cash or shares of Stock (as determined in accordance with the terms of the Plan) value equal to the excess of: (i) the Fair Market Value of a specified number of shares of Stock at the time of exercise; over (ii) an Exercise Price established by the Committee at the time of grant.

2.2    Eligibility.  The Committee shall designate the Participants to whom Options or SARs are to be granted under this Section 2 and shall determine the number of shares of Stock subject to each such Option or SAR and the other terms and conditions thereof, not inconsistent with the Plan. Without limiting the generality of the foregoing, the Committee may not grant dividend equivalents (current or deferred) with respect to any Option or SAR granted under the Plan.

2.3     Limits on Incentive Stock Options.  If the Committee grants Incentive Stock Options, then to the extent that the aggregate fair market value of shares of Stock with respect to which Incentive Stock Options are exercisable for the first time by any individual during any calendar year (under all plans of Prologis and all Subsidiaries of Prologis) exceeds $100,000, such Options shall be treated as Non-Qualified Stock Options to the extent required by section 422 of the Code. Any Option that is intended to constitute an Incentive Stock Option shall satisfy any other requirements of section 422 of the Code and, to the extent such Option does not satisfy such requirements, the Option shall be treated as a Non-Qualified Stock Option.

2.4     Exercise Price.  The “Exercise Price” of an Option or SAR shall be established by the Committee at the time the Option or SAR is granted; provided, however, that in no event shall such price be less than 100% of the Fair Market Value of a share of Stock on such date (or, if greater, the par value of a share of Stock on such date).

2.5     Exercise/Vesting.  Except as otherwise expressly provided in the Plan, an Option or SAR granted under the Plan shall be exercisable in accordance with the following:

(a)	The terms and conditions relating to exercise and vesting of an Option or SAR shall be established by the Committee to the extent not inconsistent with the Plan, and may include, without limitation, conditions relating to completion of a specified period of service, achievement of performance standards prior to exercise or the achievement of Stock ownership guidelines by the Participant.

(b)	No Option or SAR may be exercised by a Participant prior to the date on which it is exercisable (or vested) or after the Expiration Date applicable thereto.

2.6     Payment of Exercise Price.  The payment of the Exercise Price of an Option granted under this Section 2 shall be subject to the following:

(a)	Subject to the following provisions of this subsection 2.6, the full Exercise Price of each share of Stock purchased upon the exercise of any Option shall be paid at the time of such exercise (except that, in the case of an exercise through the use of cash equivalents, payment may be made as soon as practicable after the exercise) and, as soon as practicable thereafter, a certificate representing the shares of Stock so purchased shall be delivered to the person entitled thereto or shares of Stock so purchased or such shares of Stock shall otherwise be registered in the name of the Participant on the records of Prologis’s transfer agent and credited to the Participant’s account.

(b)	Subject to applicable law, the Exercise Price shall be payable in cash or cash equivalents, by tendering, by actual delivery or by attestation, shares of Stock valued at Fair Market Value as of the day of exercise or by a combination thereof; provided, however, that shares of Stock may not be used to pay any portion of the Exercise Price unless the holder thereof has good title, free and clear of all liens and encumbrances.

2.7     Post-Exercise Limitations.  The Committee, in its discretion, may impose such restrictions on shares of Stock acquired pursuant to the exercise of an Option as it determines to be desirable, including, without limitation, restrictions relating to disposition of the shares and forfeiture restrictions based on service, performance, Stock ownership by the Participant, conformity with Prologis’s recoupment or clawback policies and such other factors as the Committee determines to be appropriate.

2.8    No Repricing.  Except for either adjustments pursuant to subsection 4.2 (relating to the adjustment of shares), or reductions of the Exercise Price approved by Prologis’s stockholders, the Exercise Price for any outstanding Option or SAR may not be decreased after the date of grant nor may an outstanding Option or SAR granted under the Plan be surrendered to Prologis as consideration for the grant of a replacement Option or SAR with a lower exercise price or a Full Value Award. Except as approved by Prologis’s stockholders, in no event shall any Option or SAR granted under the Plan be surrendered to Prologis in consideration for a cash payment if, at the time of such surrender, the Exercise Price of the Option or SAR is greater than the then current Fair Market Value of a share of Stock. In addition, no repricing of an Option or SAR shall be permitted without the approval of Prologis’s stockholders if such approval is required under the rules of any stock exchange on which Stock is listed.

2.9    Tandem Grants of Options and SARs.  An Option may but need not be in tandem with an SAR, and an SAR may but need not be in tandem with an Option (in either case, regardless of whether the original award was granted under this Plan or another plan or arrangement). If an Option is in tandem with an SAR, the exercise price of both the Option and SAR shall be the same, and the exercise of the corresponding tandem SAR or Option shall cancel the corresponding tandem SAR or Option with respect to such share. If an SAR is in tandem with an Option but is granted after the grant of the Option, or if an Option is in tandem with an SAR but is granted after the grant of the SAR, the later granted tandem Award shall have the same exercise price as the earlier granted Award, but in no event less than the Fair Market Value of a share of Stock at the time of such grant.

2.10     Expiration Date.  The “Expiration Date” with respect to an Option or SAR means the date established as the Expiration Date by the Committee at the time of the grant (as the same may be modified in accordance with the terms of the Plan); provided, however, that the Expiration Date with respect to any Option or SAR shall not be later than the earliest to occur of the ten-year anniversary of the date on which the Option or SAR is granted or the following dates, unless the following dates are determined otherwise by the Committee,

(a)	if the Participant’s Termination Date occurs by reason of death, Disability or Retirement, the one-year anniversary of such Termination Date;

(b)	if the Participant’s Termination Date occurs for reasons other than Retirement, death, Disability or Cause, the three-month anniversary of such Termination Date; or

(c)	if the Participant’s Termination Date occurs for reasons of Cause, the day preceding the Termination Date

In no event shall the Expiration Date of an Option or SAR be later than the ten-year anniversary of the date on which the Option or SAR is granted (or such shorter period required by law or the rules of any stock exchange on which the Stock is listed).

SECTION 3

FULL VALUE AWARDS AND CASH INCENTIVE AWARDS

3.1    Definitions.

(a)	A “Full Value Award” is a grant of one or more shares of Stock or a right to receive one or more shares of Stock in the future (including restricted stock, restricted stock units, deferred stock units, performance stock and performance stock units and awards with respect to partnership interests which are convertible into, exchangeable for or redeemable in shares of Stock). Such grants may be subject to one or more of the following, as determined by the Committee:

(i)	The grant may be in consideration of a Participant’s previously performed services or surrender of other compensation that may be due.

(ii)	The grant may be contingent on the achievement of performance or other objectives (including completion of service) during a specified period.

(iii)	The grant may be subject to a risk of forfeiture or other restrictions that will lapse upon the achievement of one or more goals relating to completion of service by the Participant or achievement of performance or other objectives.

The grant of Full Value Awards may also be subject to such other conditions, restrictions and contingencies, as determined by the Committee, including provisions relating to dividend or dividend equivalent rights and deferred payment or settlement. Notwithstanding the foregoing, no dividends or dividend equivalent rights will be paid or settled on performance-based awards that have not been earned based on the performance criteria established.

(b)	A Cash Incentive Award is the grant of a right to receive a payment of cash (or in the discretion of the Committee, shares of Stock having value equivalent to the cash otherwise payable) that is contingent on achievement of performance objectives over a specified period established by the Committee. The grant of Cash Incentive Awards may also be subject to such other conditions, restrictions and contingencies, as determined by the Committee, including provisions relating to deferred payment.

3.2     Special Vesting Rules.  Except for (a) awards granted in lieu of other compensation and (b) grants that are a form of payment of earned performance awards or other incentive compensation, if (I) an employee’s right to become vested in a Full Value Award is conditioned on the completion of a specified period of service with Prologis or the Related Companies, without achievement of performance targets or other performance objectives (whether or not related to performance measures) being required as a condition of vesting, then the required period of service for full vesting shall be not less than three years and (II) if an employee’s right to become vested in a Full Value Award is conditioned upon the achievement of performance targets or other performance objectives (whether or not related to performance measures) being required as a condition of vesting, then the required vesting period shall be at least one year, subject, to the extent provided by the Committee, to pro rated vesting over the course of such three or one year period, as applicable, and to acceleration of vesting in the event of the Participant’s death, Disability, involuntary termination, Retirement or in connection with a Change in Control.

3.3     Performance-Based Compensation.  The Committee may designate a Full Value Award or Cash Incentive Award granted to any Participant as “Performance-Based Compensation” within the meaning of section 162(m) of the Code and regulations thereunder. To the extent required by section 162(m) of the Code, any Full Value Award or Cash Incentive Award so designated shall be conditioned on the achievement of one or more performance targets as determined by the Committee and the following additional requirements shall apply:

(a)	The performance targets established for the performance period established by the Committee shall be objective (as that term is described in regulations under section 162(m) of the Code), and shall be established in writing by the Committee not later than 90 days after the beginning of the performance period (but in no event after 25% of the performance period has elapsed), and while the outcome as to the performance targets is substantially uncertain. The performance targets established by the Committee may be with respect to corporate performance, operating group or sub-group performance, individual company performance, other group or individual performance, or division performance, and shall be based on one or more of the Performance Criteria.

(b)	A Participant otherwise entitled to receive a Full Value Award or Cash Incentive Award for any performance period shall not receive a settlement or payment of the Award until the Committee has determined that the applicable performance target(s) have been attained. To the extent that the Committee exercises discretion in making the determination required by this subsection 3.3(b), such exercise of discretion may not result in an increase in the amount of the payment.

(c)	If a Participant’s employment terminates because of death or Disability, or if a Change in Control occurs prior to the Participant’s Termination Date, the Participant’s Cash Incentive Award may, to the extent provided by the Committee, become vested without regard to whether the Cash Incentive Award would be Performance-Based Compensation.

(d)	A Full Value Award designated as Performance-Based Compensation shall not vest prior to the first anniversary of the date on which it is granted (subject to acceleration of vesting, to the extent provided by the Committee, in the event of the Participant’s death, Disability or Change in Control).

Nothing in this Section 3 shall preclude the Committee from granting Full Value Awards or Cash Incentive Awards under the Plan or the Committee, Prologis or any Related Company from granting any Cash Incentive Awards outside of the Plan that are not intended to be Performance-Based Compensation; provided, however, that, at the time of grant of Full Value Awards or Cash Incentive Awards by the Committee, the Committee shall designate whether such Awards are intended to constitute Performance-Based Compensation. To the extent that the provisions of this Section 3 reflect the requirements applicable to Performance-Based Compensation, such provisions shall not apply to the portion of the Award, if any, that is not intended to constitute Performance-Based Compensation.

SECTION 4

SHARES RESERVED AND LIMITATIONS

4.1     Shares and Other Amounts Subject to the Plan.  The shares of Stock for which Awards may be granted under the Plan shall be subject to the following:

(a)	The shares of Stock with respect to which Awards may be made under the Plan shall be shares currently authorized but unissued or currently held or subsequently acquired by Prologis as treasury shares, including shares purchased in the open market or in private transactions.

(b)

Subject to the provisions of subsection 4.2, the number of shares of Stock which may be issued with respect to Awards under the Plan shall be equal to 12,000,000 plus the aggregate number of shares of Stock available for issuance (and not subject to outstanding awards) under the Prior Plans as of the Approval Date. Except as otherwise provided herein, any shares of Stock subject to an Award under the Plan or any award which is outstanding under a Prior Plan as of the Approval Date which for any reason is forfeited, expires or is terminated without issuance of shares of Stock (including shares that are attributable to Awards that are settled in cash) or is tendered or withheld as to any shares in payment of the Exercise Price of the grant or the taxes payable with respect to the exercise or vesting of the Award, then such unpurchased, forfeited, tendered or withheld Shares shall thereafter be available for further grants under the Plan.

(c)	Substitute Awards shall not reduce the number of shares of Stock that may be issued under the Plan or that may be covered by Awards granted to any one Participant during any period pursuant to subsections 4.1(g) and 4.1(h).

(d)	Except as expressly provided by the terms of this Plan, the issue by Prologis of stock of any class, or securities convertible into shares of stock of any class, for cash or property or for labor or services, either upon direct sale, upon the exercise of rights or warrants to subscribe therefor or upon conversion of stock or obligations of Prologis convertible into such stock or other securities, shall not affect, and no adjustment by reason thereof, shall be made with respect to Awards then outstanding hereunder.

(e)	To the extent provided by the Committee, any Award may be settled in cash rather than in Stock.

(f)	Subject to the terms and conditions of the Plan, the maximum number of shares of Stock that may be delivered to Participants and their Beneficiaries with respect to Incentive Stock Options under the Plan shall be 5,750,000; provided, however, that to the extent that shares not delivered must be counted against this limit as a condition of satisfying the rules applicable to Incentive Stock Options, such rules shall apply to the limit on Incentive Stock Options granted under the Plan.

(g)	The maximum number of shares of Stock that may be covered by Awards granted to any one Participant during any one calendar-year period pursuant to Section 2 (relating to Options and SARs) shall be 1,500,000 shares. For purposes of this subsection 4.1(g), if an Option is in tandem with an SAR, such that the exercise of the Option or SAR with respect to a share of Stock cancels the tandem SAR or Option right, respectively, with respect to such share, the tandem Option and SAR rights with respect to each share of Stock shall be counted as covering only one share of Stock for purposes of applying the limitations of this subsection 4.1(g).

(h)	For Full Value Awards that are intended to be Performance-Based Compensation, no more than 1,500,000 shares of Stock may be delivered pursuant to such Awards granted to any one Participant during any one calendar-year period (regardless of whether settlement of the Award is to occur prior to, at the time of, or after the time of vesting); provided that Awards described in this 4.1(h) shall be subject to the following:

(i)	If the Awards are denominated in Stock but an equivalent amount of cash is delivered in lieu of delivery of shares of Stock, the foregoing limit shall be applied based on the methodology used by the Committee to convert the number of shares of Stock into cash.

(ii)	If delivery of Stock or cash is deferred until after the Stock has been earned, any adjustment in the amount delivered to reflect actual or deemed investment experience after the date the Stock is earned shall be disregarded.

(i)	For Cash Incentive Awards that are intended to be Performance-Based Compensation, the maximum amount payable to any Participant with respect to any twelve month performance period shall equal $20,000,000 (pro rated for performance periods that are greater or lesser than twelve months); provided that Awards described in this subsection 4.1(i), shall be subject to the following:

(i)	If the Awards are denominated in cash but an equivalent amount of Stock is delivered in lieu of delivery of cash, the foregoing limit shall be applied to the cash based on the methodology used by the Committee to convert the cash into Stock.

(ii)	If delivery of Stock or cash is deferred until after cash has been earned, any adjustment in the amount delivered to reflect actual or deemed investment experience after the date the cash is earned shall be disregarded.

4.2     Adjustments to Shares of Stock.  In the event of a stock dividend, stock split, reverse stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, exchange of shares, sale of assets or subsidiaries, combination, or other corporate transaction that affects the Stock such that the

Committee determines, in its sole discretion, that an adjustment is warranted in order to preserve the benefits or prevent the enlargement of benefits of Awards under the Plan, the Committee shall, in the manner it determines equitable in its sole discretion, (a) adjust the number and kind of shares which may be delivered under the Plan (including adjustments to the number and kind of shares that may be granted to an individual during any specified time as described in subsection 4.1); (b) adjust the number and kind of shares subject to outstanding Awards; (c) adjust the Exercise Price of outstanding Options and SARs; and (d) make any other adjustments that the Committee determines to be equitable (which may include, without limitation, (i) replacement of Awards with other awards which the Committee determines have comparable value and which are based on stock of a company resulting from the transaction, and (ii) cancellation of the Award in return for cash payment of the current value of the Award, determined as though the Award is fully vested at the time of payment, provided that in the case of an Option or SAR, the amount of such payment may be the excess of value of the shares of Stock subject to the Option or SAR at the time of the transaction over the exercise price).

4.3     Change in Control.  In the event that (a) a Participant is employed on the date of a Change in Control and the Participant’s employment or service, as applicable, is terminated by Prologis or the successor to Prologis (or a Related Company which is his or her employer) for reasons other than Cause within 24 months following the Change in Control, or (b) the Plan is terminated by Prologis or its successor following a Change in Control without provision for the continuation of outstanding Awards hereunder, all Options, SARs and related Awards which have not otherwise expired shall become immediately exercisable and all other Awards shall become fully vested. For purposes of this subsection 4.3, a Participant’s employment or service shall be deemed to be terminated by Prologis or the successor to Prologis (or a Related Company) if the Participant terminates employment or service after (i) a substantial adverse alteration in the nature of the Participant’s status or responsibilities from those in effect immediately prior to the Change in Control, or (ii) a material reduction in the Participant’s annual base salary and target bonus, if any, or, in the case of a Participant who is an Outside Director, the Participant’s annual compensation, as in effect immediately prior to the Change in Control. If, upon a Change in Control, awards in other shares or securities are substituted for outstanding Awards pursuant to subsection 4.2, and immediately following the Change in Control the Participant becomes employed by (if the Participant was an employee immediately prior to the Change in Control) or a board member of (if the Participant was an Outside Director immediately prior to the Change in Control) the entity into which Prologis merged, or the purchaser of substantially all of the assets of Prologis, or a successor to such entity or purchaser, the Participant shall not be treated as having terminated employment or service for purposes of this subsection 4.3 until such time as the Participant terminates employment or service with the merged entity or purchaser (or successor), as applicable.

SECTION 5

COMMITTEE

5.1     Administration.  The authority to control and manage the operation and administration of the Plan shall be vested in the committee described in subsection 5.2 (the “Committee”) in accordance with this Section 5. If the Committee does not exist, or for any other reason determined by the Board, the Board may take any action under the Plan that would otherwise be the responsibility of the Committee.

5.2     Selection of Committee.  So long as Prologis is subject to Section 16 of the Exchange Act, the Committee shall be selected by the Board and shall consist of not fewer than two members of the Board or such greater number as may be required for compliance with Rule 16b-3 issued under the Exchange Act and shall be comprised of persons who are independent for purposes of applicable stock exchange listing requirements. Any Award granted under the Plan which is intended to constitute Performance-Based Compensation (including Options and SARs) shall be granted by a Committee consisting solely of two or more “outside directors” within the meaning of section 162(m) of the Code and applicable regulations. Notwithstanding any other provision of the Plan to the contrary, with respect to any Awards to Outside Directors, the Committee shall be the Board.

5.3     Powers of Committee.  The authority to manage and control the operation and administration of the Plan shall be vested in the Committee, subject to the following:

(a)

Subject to the provisions of the Plan, the Committee will have the authority and discretion to (i) select Eligible Individuals who will receive Awards under the Plan, (ii) determine the time or times of receipt of Awards, (iii) determine the types of Awards and the number of shares of Stock covered by the Awards, (iv) establish the terms, conditions, performance targets, restrictions, and other provisions of Awards,

(v) modify the terms of, cancel or suspend Awards, (vi) reissue or repurchase Awards, and (vii) accelerate the exercisability or vesting of any Award. In making such Award determinations, the Committee may take into account the nature of services rendered by the respective employee, the individual’s present and potential contribution to Prologis’s or a Related Company’s success and such other factors as the Committee deems relevant.

(b)	Subject to the provisions of the Plan, the Committee will have the authority and discretion to determine the extent to which Awards under the Plan will be structured to conform to the requirements applicable to Performance-Based Compensation, and to take such action, establish such procedures, and impose such restrictions at the time such Awards are granted as the Committee determines to be necessary or appropriate to conform to such requirements.

(c)	Subject to the provisions of the Plan, the Committee will have the authority and discretion to conclusively interpret the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, to determine the terms and provisions of any agreements made pursuant to the Plan and to make all other determinations that may be necessary or advisable for the administration of the Plan.

(d)	Any interpretation of the Plan by the Committee and any decision made by it under the Plan is final and binding on all persons.

(e)	Except as otherwise expressly provided in the Plan, where the Committee is authorized to make a determination with respect to any Award, such determination shall be made at the time the Award is made, except that the Committee may reserve the authority to have such determination made by the Committee in the future (but only if such reservation is made at the time the Award is granted, is expressly stated in the Agreement reflecting the Award and is permitted by applicable law).

Without limiting the generality of the foregoing, it is the intention of Prologis that, to the extent that any provisions of this Plan or any Awards granted hereunder are subject to section 409A of the Code, the Plan and the Awards comply with the requirements of section 409A of the Code and that the Plan and Awards be administered in accordance with such requirements and the Committee shall have the authority to amend any outstanding Awards to conform to the requirements of section 409A.

5.4     Delegation by Committee.  Except to the extent prohibited by applicable law or the rules of any stock exchange on which the Stock is listed, the Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it. Any such allocation or delegation may be revoked by the Committee at any time.

5.5     Information to be Furnished to Committee.  Prologis and the Related Companies shall furnish the Committee such data and information as may be required for it to discharge its duties. The records of Prologis and the Related Companies as to an employee’s or Participant’s employment or provision of services, termination of employment or cessation of the provision of services, leave of absence, reemployment and compensation shall be conclusive on all persons unless determined to be incorrect. Participants and other persons entitled to benefits under the Plan must furnish the Committee such evidence, data or information as the Committee consider desirable to carry out the terms of the Plan.

5.6     Liability and Indemnification of Committee.  No member or authorized delegate of the Committee shall be liable to any person for any action taken or omitted in connection with the administration of the Plan unless attributable to his own fraud or willful misconduct; nor shall Prologis or any Related Company be liable to any person for any such action unless attributable to fraud or willful misconduct on the part of a director or employee of Prologis or Related Company. The Committee, the individual members thereof, and persons acting as the authorized delegates of the Committee under the Plan, shall be indemnified by Prologis against any and all liabilities, losses, costs and expenses (including legal fees and expenses) of whatsoever kind and nature which may be imposed on, incurred by or asserted against the Committee or its members or authorized delegates by reason of the performance of a Committee function if the Committee or its members or authorized delegates did not act dishonestly or in willful violation of the law or regulation under which such liability, loss, cost or expense arises. This indemnification shall not duplicate but may supplement any coverage available under any applicable insurance.

SECTION 6

MISCELLANEOUS

6.1    Effective Date, Approval Date and Effect on Prior Plans.  The Plan will be effective as of the date it is adopted by the Board (the “Effective Date”); provided, however, that no Awards shall be granted under the Plan prior to the Approval Date. The Plan shall be unlimited in duration and, in the event of Plan termination, shall remain in effect as long as any Awards granted under it are outstanding and not fully vested or paid, as applicable; provided, however, that no new Awards shall be made under the Plan on or after the tenth anniversary of the Effective Date. Upon the Approval Date, no further awards will be made under the Prior Plans. Any awards made under the Prior Plans prior to the Approval Date shall continue to be subject to the terms and conditions of the applicable Prior Plan. If the Approval Date does not occur, awards may continue to be made under the Prior Plans subject to the terms and conditions thereof.

6.2     Limit on Distribution.  Distribution of Stock or other amounts under the Plan shall be subject to the following:

(a)	Notwithstanding any other provision of the Plan, Prologis shall have no liability to deliver any Stock under the Plan or make any other distribution of benefits under the Plan unless such delivery or distribution would comply with all applicable laws and the applicable requirements of any securities exchange or similar entity.

(b)	In the case of a Participant who is subject to Section 16(a) and 16(b) of the Exchange Act, the Committee may, at any time, add such conditions and limitations to any Award to such Participant, or any feature of any such Award, as the Committee, in its sole discretion, deems necessary or desirable to comply with Section 16(a) or 16(b) and the rules and regulations thereunder or to obtain any exemption therefrom.

(c)	To the extent that the Plan provides for issuance of certificates to reflect the transfer of Stock, the transfer of such Stock may be effected on a non- certificated basis, to the extent not prohibited by applicable law or the rules of any stock exchange on which the Stock is listed.

6.3     Liability for Cash Payments.  Subject to the provisions of this Section 6, each Related Company shall be liable for payment of cash due under the Plan with respect to any Participant to the extent that such payment is attributable to the services rendered for that Related Company by the Participant. Any disputes relating to liability of a Related Company for cash payments shall be resolved by the Committee.

6.4     Withholding.  All Awards and other payments under the Plan are subject to withholding of all applicable taxes, which withholding obligations may be satisfied, with the consent of the Committee, through the surrender of Stock which the Participant already owns or to which a Participant is otherwise entitled under the Plan; provided, however, previously-owned Stock that has been held by the Participant or Stock to which the Participant is entitled under the Plan may only be used to satisfy the minimum tax withholding required by applicable law (or other rates that will not have a negative accounting impact).

6.5     Transferability.  Awards under the Plan are not transferable except as designated by the Participant by will or by the laws of descent and distribution or, unless otherwise provided by the Committee, pursuant to a qualified domestic relations order (within the meaning of the Code and applicable rules thereunder). To the extent that the Participant who receives an Award under the Plan has the right to exercise such Award, the Award may be exercised during the lifetime of the Participant only by the Participant. Notwithstanding the foregoing provisions of this subsection 6.5, unless otherwise provided by the Committee, Awards may be transferred to or for the benefit of the Participant’s family (including, without limitation, to a trust or partnership for the benefit of a Participant’s family), subject to such procedures as the Committee may establish. In no event shall an Incentive Stock Option be transferable to the extent that such transferability would violate the requirements applicable to such option under section 422 of the Code.

6.6     Notices.  Any notice or document required to be filed with the Committee under the Plan will be properly filed if delivered or mailed by registered mail, postage prepaid, to the Committee, in care of Prologis or the Related Company, as applicable, at its principal executive offices. The Committee may, by advance written notice to affected persons, revise such notice procedure from time to time. Any notice required under the Plan (other than a notice of election) may be waived by the person entitled to notice.

6.7     Form and Time of Elections.  Unless otherwise specified herein, each election required or permitted to be made by any Participant or other person entitled to benefits under the Plan, and any permitted modification or revocation thereof, shall be in writing filed with the applicable Committee at such times, in such form, and subject to such restrictions and limitations, not inconsistent with the terms of the Plan, as the Committee shall require.

6.8     Agreement With Prologis or Related Company.  At the time of an Award to a Participant under the Plan, the Committee may require a Participant to enter into an agreement with Prologis or the Related Company, as applicable (the “Agreement”), in a form specified by the Committee, agreeing to the terms and conditions of the Plan and to such additional terms and conditions, not inconsistent with the Plan, as the Committee may, in its sole discretion, prescribe.

6.9    Limitation of Implied Rights.

(a)	Neither a Participant nor any other person shall, by reason of the Plan, acquire any right in or title to any assets, funds or property of Prologis or any Related Company whatsoever, including, without limitation, any specific funds, assets, or other property which Prologis or any Related Company, in its sole discretion, may set aside in anticipation of a liability under the Plan. A Participant shall have only a contractual right to the amounts, if any, payable under the Plan, unsecured by any assets of Prologis and any Related Company. Nothing contained in the Plan shall constitute a guarantee by Prologis or any Related Company that the assets of such companies shall be sufficient to pay any benefits to any person.

(b)	The Plan does not constitute a contract of employment or continued service, and selection as a Participant will not give any employee the right to be retained in the employ or service of Prologis or any Related Company, nor any right or claim to any benefit under the Plan, unless such right or claim has specifically accrued under the terms of the Plan. Except as otherwise provided in the Plan, no Award under the Plan shall confer upon the holder thereof any right as a stockholder of Prologis prior to the date on which he fulfills all service requirements and other conditions for receipt of such rights and shares of Stock are registered in his name.

6.10     Evidence.  Evidence required of anyone under the Plan may be by certificate, affidavit, document or other information which the person acting on it considers pertinent and reliable, and signed, made or presented by the proper party or parties.

6.11     Action by Prologis or Related Company.  Any action required or permitted to be taken by Prologis or any Related Company shall be by resolution of its board of directors or governing body or by action of one or more members of the board or governing body (including a committee of the board or governing body) who are duly authorized to act for the board or, in the case of any Related Company which is a partnership, by action of its general partner or a person or persons authorized by the general partner, or (except to the extent prohibited by applicable law or the rules of any stock exchange on which the Stock is listed) by a duly authorized officer of Prologis.

6.12     Gender and Number.  Where the context admits, words in any gender shall include any other gender, words in the singular shall include the plural and the plural shall include the singular.

6.13     Applicable Law.  The provisions of the Plan shall be construed in accordance with the laws of the State of Maryland, without giving effect to choice of law principles.

6.14     Foreign Employees.  Notwithstanding any other provision of the Plan to the contrary, the Committee may grant Awards to eligible persons who are foreign nationals on such terms and conditions different from those specified in the Plan as may, in the judgment of the Committee, be necessary or desirable to foster and promote achievement of the purposes of the Plan. In furtherance of such purposes, the Committee may make such modifications, amendments, procedures and subplans as may be necessary or advisable to comply with provisions of laws in other countries or jurisdictions in which Prologis or a Related Company operates or has employees. The foregoing provisions of this subsection 6.14 shall not be applied to increase the share limitations of Section 4 or to otherwise change any provision of the Plan that would otherwise require the approval of Prologis’s stockholders.

SECTION 7

AMENDMENT AND TERMINATION

The Board may, at any time, amend or terminate the Plan, and the Board or the Committee may amend any Award Agreement, provided that no amendment or termination may, in the absence of written consent to the change by the affected Participant (or, if the Participant is not then living, the affected Beneficiary), adversely affect the rights of any Participant or Beneficiary under any Award granted under the Plan prior to the date such amendment is adopted by the Board (or the Committee, if applicable); and further provided that adjustments pursuant to subsection 4.2 shall not be subject to the foregoing limitations of this Section 7; and further provided that the provisions of subsection 2.8 (relating to Option and SAR repricing) cannot be amended unless the amendment is approved by Prologis’s stockholders; and provided further that, no other amendment shall be made to the Plan without the approval of Prologis’s stockholders if such approval is required by law or the rules of any stock exchange on which the Stock is listed. It is the intention of Prologis that, to the extent that any provisions of this Plan or any Awards granted hereunder are subject to section 409A of the Code, the Plan and the Awards comply with the requirements of section 409A of the Code and that the Board shall have the authority to amend the Plan as it deems necessary to conform to section 409A. Notwithstanding the foregoing, Prologis does not guarantee that Awards under the Plan will comply with section 409A and the Committee is under no obligation to make any changes to any Award to cause such compliance.

SECTION 8

DEFINED TERMS

(a)	“Agreement” has the meaning set forth in subsection 6.8.

(b)	“Approval Date” means the date on which the Plan is approved by Prologis’s stockholders.

(c)	“Award” means any award described in Section 2 or 3 of the Plan.

(d)	“Beneficiary” means the person or persons the Participant designates to receive the balance of his or her benefits under the Plan in the event the Participant’s Termination Date occurs on account of death. Any designation of a Beneficiary shall be in writing, signed by the Participant and filed with the Committee prior to the Participant’s death. A Beneficiary designation shall be effective when filed with the Committee in accordance with the preceding sentence. If more than one Beneficiary has been designated, the balance of the Participant’s benefits under the Plan shall be distributed to each such Beneficiary per capita. In the absence of a Beneficiary designation or if no Beneficiary survives the Participant, the Beneficiary shall be the Participant’s estate.

(e)	“Board” means the Board of Directors of Prologis.

(f)	“Cash Incentive Award” has the meaning set forth in subsection 3.1(b).

(g)	“Cause” shall mean (i) the willful and continued failure by the Participant to substantially perform his duties with Prologis or any Related Company after written notification by Prologis or the Related Company, (ii) the willful engaging by the Participant in conduct which is demonstrably injurious to Prologis or any Related Company, monetarily or otherwise, or (iii) the engaging by the Participant in egregious misconduct involving serious moral turpitude, determined in the reasonable judgment of the Committee. For purposes hereof, no act, or failure to act, on the Participant’s part shall be deemed “willful” unless done, or omitted to be done, by the Participant not in good faith and without reasonable belief that such action was in the best interest of Prologis or Related Company.

(h)	“Change in Control” means the first to occur of any of the following:

(i)

the consummation of a transaction, approved by the stockholders of Prologis, to merge Prologis with or into or consolidate Prologis with another entity or sell or otherwise dispose of all or substantially all of its assets or the stockholders of Prologis adopt a plan of liquidation, provided, however, that a Change in Control shall not be deemed to have occurred by reason of a transaction, or a substantially concurrent or otherwise related series of transactions, upon the completion of which 50% or more of the beneficial ownership of the voting power of Prologis, the surviving corporation or corporation directly or indirectly controlling Prologis or the surviving corporation, as the case may be, is held by the same persons (although not necessarily in the same proportion) as held the beneficial ownership of the voting power of Prologis immediately prior to the transaction or the substantially concurrent or otherwise related series of transactions, except that upon the completion thereof, employees or employee benefit plans of Prologis may be a new holder of such beneficial ownership; or

(ii)	the “beneficial ownership” (as defined in Rule 13d-3 under the Exchange Act) of securities representing 50% or more of the combined voting power of Prologis is acquired, other than from Prologis, by any “person” as defined in Sections 13(d) and 14(d) of the Exchange Act (other than any trustee or other fiduciary holding securities under an employee benefit or other similar equity plan of Prologis); or

(iii)	at any time during any period of two consecutive years, individuals who at the beginning of such period were members of the Board cease for any reason to constitute at least a majority thereof (unless the election, or the nomination for election by Prologis’s stockholders, of each new director was approved by a vote of at least two-thirds of the directors still in office at the time of such election or nomination who were directors at the beginning of such period).

(i)	“Code” means the Internal Revenue Code of 1986, as amended.

(j)	“Committee” has the meaning set forth in subsection 5.1

(k)	“Disability” means, except as otherwise provided by the Committee, the Participant’s inability, by reason of a medically determinable physical or mental impairment, to engage in the material and substantial duties of his regular occupation, which condition is expected to be permanent; provided, however, that in the case of an Outside Director, “Disability” means an injury or illness which, as determined by the Committee, renders the Participant unable to serve as a director of Prologis.

(l)	“Effective Date” has the meaning set forth in subsection 6.1.

(m)	“Eligible Individual” means any officer, director or other employee of Prologis or a Related Company, consultants, independent contractors or agents of Prologis or a Related Company, and persons who are expected to become officers, employees, directors, consultants, independent contractors or agents of Prologis or a Related Company (but effective no earlier than the date on which such Person begins to provide services to Prologis or a Related Company), including, in each case, directors who are not employees of Prologis or a Related Company.

(n)	“Exchange Act” means the Securities Exchange Act of 1934, as amended.

(o)	“Exercise Price” has the meaning set forth in subsection 2.4.

(p)	“Expiration Date” has the meaning set forth in subsection 2.10.

(q)	“Fair Market Value” of a share of Stock means, as of any date, the value determined in accordance with the following rules:

(i)	If the Stock is at the time listed or admitted to trading on any stock exchange, then the Fair Market Value shall be the closing price per share of Stock on such date on the principal exchange on which the Stock is then listed or admitted to trading or, if no such sale is reported on that date, on the last preceding date on which a sale was so reported.

(ii)	If the stock is not at the time listed or admitted to trading on a stock exchange, the Fair Market Value shall be the closing average of the closing bid and asked price of a share of Stock on the date in question in the over-the-counter market, as such price is reported in a publication of general circulation selected by the Committee and regularly reporting the market price of Stock in such market.

(iii)	If the Stock is not listed or admitted to trading on any stock exchange or traded in the over-the-counter market, the Fair Market Value shall be as determined by the Committee in good faith.

For purposes of determining the Fair Market Value of Stock that is sold pursuant to a cashless exercise program, Fair Market Value shall be the price at which such Stock is sold.

(r)	“Full Value Award” has the meaning set forth in subsection 3.1(a).

(s)	“Incentive Stock Option” means an Option that is intended to satisfy the requirements applicable to an “incentive stock option” described in section 422 of the Code.

(t)	“Non-Qualified Stock Option” means an Option that is not intended to be an Incentive Stock Option.

(u)	“Option” has the meaning set forth in subsection 2.1(a).

(v)	“Outside Director” means a director of Prologis who is not an officer or employee of Prologis or the Related Companies.

(w)	“Participant” shall have the meaning set forth in subsection 1.3.

(x)	“Performance-Based Compensation” shall have the meaning set forth in subsection 3.3.

(y)	“Performance Criteria” means performance targets based on one or more of the following criteria (i) earnings including operating income, net operating income, same store net operating income, earnings before or after taxes, earnings before or after interest, depreciation, amortization, or extraordinary or special items or book value per share (which may exclude nonrecurring items) or net earnings; (ii) pre-tax income or after-tax income; (iii) earnings per share (basic or diluted); (iv) operating profit; (v) revenue, revenue growth or rate of revenue growth; (vi) return on assets (gross or net), return on investment (including cash flow return on investment), return on capital (including return on total capital or return on invested capital), or return on equity; (vii) returns on sales or revenues; (viii) operating expenses; (ix) stock price appreciation; (x) cash flow (before or after dividends), free cash flow, cash flow return on investment (discounted or otherwise), net cash provided by operations, cash flow in excess of cost of capital or cash flow per share (before or after dividends); (xi) implementation or completion of critical projects or processes; (xii) economic value created; (xiii) cumulative earnings per share growth; (xiv) operating margin or profit margin; (xv) stock price or total stockholder return; (xvi) cost targets, reductions and savings, productivity and efficiencies; (xvii) strategic business criteria, consisting of one or more objectives based on meeting specified market penetration, geographic business expansion, customer satisfaction, employee satisfaction, human resources management, supervision of litigation and other legal matters, information technology, and goals relating to contributions, dispositions, acquisitions, development and development related activity, capital markets activity and credit ratings, joint ventures and other private capital activity including generating incentive and other fees and raising equity commitments, and other transactions, and budget comparisons; (xviii) personal professional objectives, including any of the foregoing performance targets, the implementation of policies and plans, the negotiation of transactions, the development of long-term business goals, formation and reorganization of joint ventures and other private capital activity including generating incentive and other fees and raising equity commitments, research or development collaborations, and the completion of other corporate transactions; (xix) funds from operations (FFO) or funds available for distribution (FAD); (xx) economic value added (or an equivalent metric); (xxi) stock price performance; (xxii) improvement in or attainment of expense levels or working capital levels; (xxiii) operating portfolio metrics including leasing and tenant retention, or (xxiv) any combination of, or a specified increase in, any of the foregoing. Where applicable, the performance targets may be expressed in terms of attaining a specified level of the particular criteria or the attainment of a percentage increase or decrease in the particular criteria, and may be applied to one or more of Prologis, a Related Company, or a division or strategic business unit of Prologis, or may be applied to the performance of Prologis relative to a market index, a group of other companies or a combination thereof, all as determined by the Committee. The performance targets may include a threshold level of performance below which no payment will be made (or no vesting will occur), levels of performance at which specified payments will be made (or specified vesting will occur), and a maximum level of performance above which no additional payment will be made (or at which full vesting will occur). Each of the foregoing performance targets shall be determined in accordance with generally accepted accounting principles, if applicable, and shall be subject to certification by the Committee; provided that the Committee shall have the authority to exclude, impact of charges for restructurings, discontinued operations, extraordinary items and other unusual or non-recurring events, the cumulative effects of tax or accounting principles and identified in financial statements, notes to financial statements, management’s discussion and analysis or other SEC filings and items that many not be infrequent or unusual but which may have inconsistent effects on performance and which are in accordance with Regulation G issued under the Sarbanes-Oxley Act of 2002.

(z)	“Prior Plans” means the ProLogis 2006 Long-Term Incentive Plan, the ProLogis 1997 Long-Term Incentive Plan, the ProLogis 2000 Share Option Plan for Outside Trustees, The Amended and Restated 2002 Stock Option and Incentive Plan of AMB Property Corporation and AMB Property, L.P., and The Third Amended and Restated 1997 Stock Option and Incentive Plan of AMB Property Corporation and AMB Property, L.P.

(aa)	“Prologis” has the meaning set forth in subsection 1.1.

(bb)	“Related Company” means any corporation, partnership, joint venture or other entity during any period in which a controlling interest in such entity is owned, directly or indirectly, by Prologis (or by any entity that is a successor to Prologis), and any other business venture designated by the Committee in which Prologis (or any entity that is a successor to Prologis) has, directly or indirectly, a significant interest (whether through the ownership of securities or otherwise), as determined in the discretion of the Committee.

(cc)	“Retirement” means, unless otherwise provided by the Committee, with respect to any Participant, the occurrence of a Participant’s Termination Date after both of the following conditions are met: (i) the Participant has attained at least age 62 and (ii) the sum of his age and service with the Company and the Related Companies (including any predecessors thereto) equals or exceeds 75.

(dd)	“SAR” or “Stock Appreciation Right” has the meaning set forth in subsection 2.1(b).

(ee)	“Subsidiary” means a corporation that is a subsidiary of Prologis within the meaning of section 424(f) of the Code.

(ff)	“Substitute Award” means an Award granted or shares of Stock issued by Prologis in assumption of, or in substitution or exchange for, an award previously granted, or the right or obligation to make a future award, in all cases by a company acquired by Prologis or any Related Company or with which Prologis or any Related Company combines. In no event shall the issuance of Substitute Awards change the terms of such previously granted awards such that the change, if applied to a current Award, would be prohibited under Section 2.8.

(gg)	“Stock “ means Prologis, Inc. common stock, $.01 par value.

(hh)	“Termination Date” means the date on which a Participant both ceases to be an employee of Prologis and the Related Companies and ceases to perform material services for Prologis and the Related Companies (whether as a director or otherwise), regardless of the reason for the cessation; provided that a “Termination Date” shall not be considered to have occurred during the period in which the reason for the cessation of services is a leave of absence approved by Prologis or the Related Company which was the recipient of the Participant’s services; and provided, further that, with respect to an Outside Director, “Termination Date” means date on which the Outside Director’s service as an Outside Director terminates for any reason.

PROLOGIS, INC. PIER 1, BAY 1 SAN FRANCISCO, CA 94111

YOUR VOTE IS IMPORTANT!

VOTE BY INTERNET-www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the meeting date. Have your Proxy Voting Instruction Form in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by Prologis, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the meeting date. Have your Proxy Voting Instruction Form in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your Proxy Voting Instruction Form and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

Do not return your Proxy Voting Instruction Form if you are authorizing your proxy by telephone or Internet.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M43415-P22937	KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

PROLOGIS, INC.
The Board of Directors recommends you vote FOR all the listed nominees: 1. Election of Directors
Nominees:		For	Against	Abstain

1a.  Hamid R. Moghadam

1b.  Walter C. Rakowich

1c.  George L. Fotiades

1d.  Christine N. Garvey

1e.  Lydia H. Kennard

1f.  J. Michael Losh

1g.  Irving F. Lyons III

1h.  Jeffrey L. Skelton

1i.  D. Michael Steuert

1j.  Carl B. Webb

1k.  William D. Zollars

		☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐

The Board of Directors recommends you vote FOR the following proposal:

2.   Advisory Vote to Approve the Company’s Executive Compensation for 2011

The Board of Directors recommends you vote 1 year on the following proposal:

3.   Advisory Vote on the Frequency of Future Advisory Votes on the Company’s Executive Compensation

The Board of Directors recommends you vote FOR the following proposals:

4.   Approve and Adopt the Prologis, Inc. 2012 Long-Term Incentive Plan

5.   Approve and Adopt an Amendment to our Articles of Incorporation to Increase the Number of Authorized Shares of Common Stock by 500,000,000 shares

6.   Ratification of the Appointment of KPMG LLP as our Independent Registered Public Accounting Firm for the year 2012

							1 Year ☐	For ☐ 2 Years ☐ For ☐ ☐ ☐	Against ☐ 3 Years ☐ Against ☐ ☐ ☐	Abstain ☐ Abstain ☐ Abstain ☐ ☐ ☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement, Proxy Card and Annual Report are available at www.proxyvote.com

M43416-P22937

PROLOGIS, INC.

Annual Meeting of Stockholders

May 3, 2012 2:00 P.M.

This proxy is solicited by the Board of Directors

The undersigned hereby appoints each of Hamid R. Moghadam, Walter C. Rakowich, William E. Sullivan and Edward S. Nekritz as proxies for the undersigned with full power of substitution in each of them, to represent the undersigned at the Annual Meeting of Stockholders to be held on May 3, 2012, and at any and all adjournments or postponements thereof with all powers possessed by the undersigned if personally present at the meeting, and to cast at such meeting all votes that the undersigned is entitled to cast at such meeting in accordance with the instructions indicated on the reverse side of this card.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND MAY BE REVOKED PRIOR TO ITS EXERCISE. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS INDICATED AND THE SHARES ARE HELD DIRECTLY IN YOUR NAME, IT WILL BE VOTED (1) FOR EACH OF THE NOMINEES FOR DIRECTOR LISTED IN THE PROXY STATEMENT, (2) FOR THE APPROVAL, BY ADVISORY VOTE, OF THE COMPANY’S EXECUTIVE COMPENSATION FOR 2011, (3) TO RECOMMEND, BY ADVISORY VOTE, THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION TO BE HELD EVERY 1 YEAR, (4) FOR THE APPROVAL AND ADOPTION OF THE PROLOGIS, INC. 2012 LONG-TERM INCENTIVE PLAN, (5) FOR THE APPROVAL AND ADOPTION OF AN AMENDMENT TO OUR ARTICLES OF INCORPORATION TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK THAT WE HAVE THE AUTHORITY TO ISSUE BY 500,000,000 SHARES, (6) FOR THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR 2012, AND (7) IN THE DISCRETION OF THE PROXY HOLDER ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

IF YOU HOLD SHARES IN YOUR 401(K) ACCOUNT AND DO NOT PROVIDE SPECIFIC VOTING INSTRUCTIONS, THE TRUSTEE WILL VOTE ALL UNINSTRUCTED SHARES HELD IN OUR 401(K) PLAN IN THE SAME PROPORTION AS HOW INSTRUCTED SHARES HELD IN THE 401(K) PLAN ARE VOTED. THE UNDERSIGNED ACKNOWLEDGES RECEIPT OF THE NOTICE OF ANNUAL MEETING, THE PROXY STATEMENT AND THIS PROXY. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON ANY OTHER BUSINESS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

Continued and to be signed on reverse side